    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        WATSON WYATT & COMPANY HOLDINGS
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                    8742                                  APPLIED FOR
      (State or Other Jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of Incorporation or Organization)            Classification Code Number)                  Identification Number)

                            ------------------------

                      6707 DEMOCRACY BOULEVARD, SUITE 800
                            BETHESDA, MARYLAND 20817
                                 (301) 581-4600
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                 JOHN J. HALEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        WATSON WYATT & COMPANY HOLDINGS
                      6707 DEMOCRACY BOULEVARD, SUITE 800
                            BETHESDA, MARYLAND 20817
                                 (301) 581-4600
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                         ------------------------------

                                   COPIES TO:

     JONATHAN M. WAINWRIGHT, ESQ.           WALTER W. BARDENWERPER, ESQ.           ROBERT F. WALL, ESQ.
       DIANA R. DE BRITO, ESQ.               JAMES S. MINOGUE, III, ESQ.        R. CABELL MORRIS, JR., ESQ.
    CADWALADER, WICKERSHAM & TAFT               DIANE C. SAPIR, ESQ.                 WINSTON & STRAWN
           100 MAIDEN LANE                 WATSON WYATT & COMPANY HOLDINGS          35 W. WACKER DRIVE
       NEW YORK, NEW YORK 10038          6707 DEMOCRACY BOULEVARD, SUITE 800      CHICAGO, ILLINOIS 60601
            (212) 504-6000                    BETHESDA, MARYLAND 20817                (312) 558-5600
                                                   (301) 581-4600

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered in this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED             PROPOSED
                                                                     MAXIMUM              MAXIMUM
         TITLE OF EACH CLASS OF              AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED            REGISTERED(1)            UNIT               PRICE(2)         REGISTRATION FEE
Class A common stock, $0.01 par value
  per share.............................                                                $50,000,000            $13,200

(1) Includes shares of common stock subject to an option granted to the underwriters solely to cover over-allotments, if any. See "Underwriting."

(2) Estimated under Rule 457(o) solely for the purpose of calculating the registration fee.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT THEREAFTER SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), DETERMINES.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                   SUBJECT TO COMPLETION -- JANUARY 19, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
     , 2000

                                     [LOGO]

                        WATSON WYATT & COMPANY HOLDINGS

                            SHARES OF CLASS A COMMON STOCK
     ----------------------------------------------------------------------

WATSON WYATT & COMPANY HOLDINGS:

    - We are one of the world's leading human capital consulting firms.

    - We provide consulting services in the areas of employee benefits, human resources technologies and human capital management.

    - Our eHR-TM- approach leverages our human capital expertise with web-based technologies to transform the way our clients deliver human resources programs to their employees.

    - Watson Wyatt & Company Holdings
      6707 Democracy Boulevard, Suite 800 Bethesda, Maryland 20817
      (301) 581-4600

PROPOSED SYMBOL & MARKET:

    - We have applied to list our common stock on the NYSE under the symbol
      "     ."

THE OFFERING:

    - We are offering shares of our class A common stock.

    - Selling stockholders are offering an additional     shares of our class A
      common stock. We will not receive any of the proceeds from the sale of these shares.

    - The underwriters have an option to purchase an additional     shares of
      our class A common stock to cover over-allotments.

    - The class A common stock is identical in all respects to our class B common stock, except our class B common stock is subject to transfer restrictions.

    - This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price will
      be between $        and $        per share.

    - We plan to use the proceeds from this offering for working capital and general corporate purposes.

    - Closing:          , 2000.

----------------------------------------------------------------------------------------------------
                                                                 PER SHARE              TOTAL
----------------------------------------------------------------------------------------------------
Public offering price:                                               $                    $
Underwriting fees:
Proceeds to Watson Wyatt & Company Holdings:
Proceeds to selling stockholders:
----------------------------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

                                BANC OF AMERICA SECURITIES LLC

                                                                  DLJDIRECT INC.

                               TABLE OF CONTENTS

                                       Page
Prospectus Summary...................    1
Risk Factors.........................    6
Where You Can Find More Information..   13
Corporate Information................   14
Use of Proceeds......................   15
Dividend Policy......................   15
Capitalization.......................   16
Dilution.............................   18
Selected Consolidated Financial
  Data...............................   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   22
Business.............................   31
Management...........................   45
Long Term Incentive Plan.............   52
Common Stock Purchase Arrangements
  Before the Public Offering.........   52

                                       Page
Certain Relationships................   52
Corporate Reorganization.............   53
Security Ownership of Management and
  Others.............................   54
Selling Stockholders.................   54
Description of Capital Stock,
  Certificate of Incorporation and
  Bylaws.............................   55
Shares Eligible for Future Sale......   60
Underwriting.........................   61
Legal Matters........................   63
Experts..............................   63
Index to Consolidated Financial
  Statements.........................  F-1
Appendix A...........................  A-1

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. You should read this prospectus with the additional information described under the heading "Where You Can Find More Information."

                               USE OF TERMINOLOGY

    Immediately before the closing of this offering, we will effect a corporate reorganization in order to create a holding company structure. As part of this transaction, our current operating company, Watson Wyatt & Company, will merge with an indirect wholly-owned subsidiary to become a wholly-owned subsidiary of Watson Wyatt & Company Holdings. We more fully describe the merger and related transactions in this prospectus under "Corporate Reorganization." Unless the context indicates otherwise, the information in this prospectus assumes that the corporate reorganization transactions have been completed. References in this prospectus to "Watson Wyatt," "we," "our" and "us" refer to Watson Wyatt & Company and its subsidiaries, before the merger, and to Watson Wyatt & Company Holdings and its subsidiaries after the merger. References to "WW Holdings" refer to Watson Wyatt & Company Holdings. We refer to our employees as associates.

    Watson Wyatt & Company has only one class of common stock issued and outstanding. As a result of the merger, existing stockholders of Watson Wyatt & Company will receive an equal number of shares of class B-1 and B-2 common stock of Watson Wyatt & Company Holdings for their shares of common stock of Watson Wyatt & Company. Shares of class A common stock are being sold under this prospectus and are identical in all respects to our class B common stock, except that class B common stock is subject to transfer restrictions. See "Description of Capital Stock, Certificate of Incorporation and Bylaws."

    Watson Wyatt & Company markets its services through a global alliance, more fully described in this prospectus under "Corporate Information--Watson Wyatt Worldwide Alliance," with Watson Wyatt Partners (formerly R. Watson & Sons), a private partnership organized in the United Kingdom. The Watson Wyatt Worldwide global alliance maintains 86 offices in 31 countries and employs over 5,500 employees. We operate 60 offices in 18 countries in North America, Latin America and Asia-Pacific. Watson Wyatt Partners operates 12 offices in the United Kingdom, Ireland, Africa and the Caribbean. The alliance operates 14 offices in 9 continental European countries principally through a jointly owned holding company, Watson Wyatt (Holdings) Europe Limited, which is 25% owned by us and 75% owned by Watson Wyatt Partners.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend," "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. This prospectus also contains third-party estimates regarding the size and growth of markets.

    You should not place undue reliance on these forward-looking statements. The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

                               PROSPECTUS SUMMARY

    THIS SUMMARY IS QUALIFIED BY MORE DETAILED INFORMATION APPEARING IN OTHER SECTIONS OF THIS PROSPECTUS. THE OTHER INFORMATION IS IMPORTANT, SO PLEASE READ THIS ENTIRE PROSPECTUS CAREFULLY.

                                  OUR COMPANY

    Founded in 1946, Watson Wyatt & Company is one of the world's leading human capital consulting firms. We help our clients enhance their business performance by improving their ability to attract, retain and motivate qualified employees. We design, develop and implement human resources solutions through our closely related practice areas, the Benefits Consulting Group, HR Technologies Group and the Human Capital Group. We are leveraging our position as recognized experts in employee benefits and human capital consulting to offer our clients web-based technologies that transform the way they implement and deliver HR programs and improve communications with their employees. Our eHR-TM- approach provides clients with HR solutions that combine Internet applications with other emerging technologies.

    We provide human capital consulting services to many Global 2000 corporations as well as emerging growth companies, public institutions and non-profit organizations. During the past two years, we have provided services to over 70% of the Fortune 100. Our clients include Apple Computer, Cisco Systems, General Electric Company, General Motors, IBM and Lockheed Martin Corporation. Many of our client relationships have existed continuously over several decades. We generated approximately $570 million in revenues during the twelve months ended September 30, 1999.

    The growing demand for employee benefits and human capital consulting services is directly related to the size, complexity and rapid changes associated with human resources programs. Employee salary and benefits costs represent one of the most significant components of worldwide corporate spending. In recent years, several industry trends have emerged that have increased the demand for our services, including:

    - growing strategic importance of human capital;

    - a technology revolution in HR programs as the Internet, intranets and other e-business tools enable companies to manage their HR function more efficiently and effectively;

    - changing workforce demographics, such as a shortages of talented employees and an unprecedented aging of the workforce;

    - growing importance of employer-sponsored benefits programs due to limited baby boomer retirement savings, uncertainty of government-sponsored programs, and rising healthcare costs;

    - record levels of global mergers and acquisitions that require the integration of diverse corporate cultures and HR programs quickly and effectively;

    - continuing globalization of economies, which requires corporations to retain human capital consultants with global resources and local expertise; and

    - complex and changing government regulation of employee benefits programs.

                           OUR COMPETITIVE STRENGTHS

    We believe that our extensive history, global presence, dedication to long-term client relationships and recognized reputation for quality and innovation provide us with significant competitive advantages. We implement our strategy through over 3,800 associates in 60 offices located in 18 countries. Unlike other consulting firms that have large benefits administration operations or unrelated consulting lines, we focus exclusively on providing human capital consulting services. We believe that our competitive strengths include:

    - our established reputation for providing high quality services;

    - our long-standing relationships with blue-chip clients;

    - innovative technology-based solutions, including our proprietary eHR-TM-solutions;

    - global reach and scale of the Watson Wyatt Worldwide alliance, through 86 offices in 31 countries;

    - industry leading research supported by dedicated research and information centers; and

    - our highly educated and accredited consulting staff, including over 400 accredited actuaries, as well as professionals with M.B.A.s, Ph.D.s and law degrees.

                              OUR GROWTH STRATEGY

    Our strategy is to expand our competitive position by providing comprehensive, value-added human capital consulting services that help our clients solve their human resources challenges. We plan to pursue growth by:

    - expanding our relationships with existing clients by leveraging ongoing, recurring engagements to identify and serve additional client needs;

    - creating innovative eHR-TM- solutions that provide employees and managers with access to their HR programs 24 hours a day, 7 days a week;

    - leveraging our global resources and local expertise to serve our clients' growing needs for integrated human resources services throughout the world;

    - developing new client relationships by capitalizing on our recognized brand name, reputation for quality service, leading research and innovative eHR-TM- solutions;

    - pursuing strategic acquisitions that will expand our human capital consulting capabilities or provide us with additional geographic execution capabilities; and

    - promoting our entrepreneurial culture by continuing to recruit innovative individuals.

                                  THE OFFERING


Class A common stock offered:

  By Watson Wyatt & Company Holdings.........  shares

  By the selling stockholders................  shares
    Total....................................  shares

Common stock to be outstanding after the offering:(a)

  Class A....................................  shares

  Class B-1..................................  shares

  Class B-2..................................  shares
    Total....................................  shares(b)

Use of proceeds..............................  We estimate the net proceeds to us from this
                                               offering to be approximately $         .

                                               We expect to use these net proceeds for
                                               working capital and other general corporate
                                               purposes, which may include the retirement of
                                               existing indebtedness, if any, and possible
                                               strategic acquisitions.

                                               We will not receive any proceeds from the
                                               sale of the class A common stock by the
                                               selling stockholders.

Proposed NYSE symbol.........................

    UNLESS WE SPECIFICALLY STATE OTHERWISE, THE INFORMATION IN THIS PROSPECTUS
(1) ASSUMES THAT OUR CLASS A COMMON STOCK WILL BE SOLD AT $   PER SHARE, WHICH
IS THE MIDPOINT OF THE RANGE SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS,
(2) GIVES EFFECT TO OUR CORPORATE REORGANIZATION, AND (3) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

------------------------

(a) Our class A common stock, class B-1 common stock and class B-2 common stock are identical except for the transfer restrictions applicable to the class B-1 common stock and class B-2 common stock. For a more detailed description of our capitalization, please refer to "Capitalization" and "Description of Capital Stock, Certificate of Incorporation and Bylaws."

(b) The number of shares of common stock to be outstanding after the offering
    excludes (1) options to purchase           shares of class A common stock to
    be granted concurrent with the consummation of this offering at an exercise
    price equal to the public offering price and (2)           shares of class A
    common stock reserved for issuance upon exercise of options that may be granted in the future under our stock plan. See "Long Term Incentive Plan."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table summarizes the consolidated financial data for our business. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes beginning on page F-1 of this prospectus.

                                                                             THREE MONTHS ENDED
                                                 YEAR ENDED JUNE 30,            SEPTEMBER 30,
                                           -------------------------------   -------------------
                                             1997       1998        1999       1998       1999
STATEMENT OF INCOME DATA (A):
  Continuing operations:
  Fees...................................  $486,502   $ 512,660   $556,860   $133,985   $146,323
  Operating expenses:
    Salaries and benefits................   252,302     268,611    298,925     76,398     79,803
    SIBP (b).............................        --          --     22,600      2,100      6,000
    Non-recurring compensation charge
      related to formula book value
      change (c).........................        --      69,906         --         --         --
    Other operating expenses.............   212,582     217,109    211,535     41,363     48,263
                                           --------   ---------   --------   --------   --------
  Income (loss) before income taxes and
    minority interest....................  $ 21,618   $ (42,966)  $ 23,800   $ 14,124   $ 12,257
                                           ========   =========   ========   ========   ========
  Income (loss) from continuing
    operations...........................  $ 12,381   $ (56,212)  $ 12,135   $  7,294   $  6,356
  Discontinued operations (d)............   (11,483)    (69,906)     8,678         --         --
                                           --------   ---------   --------   --------   --------
  Net income (loss)......................  $    898   $(126,118)  $ 20,813   $  7,294   $  6,356
                                           ========   =========   ========   ========   ========
  Earnings (loss) per share, continuing
    operations, basic and fully
    diluted..............................  $   0.71   $   (3.27)  $   0.80   $   0.47   $   0.41
  Earnings (loss) per share, basic and
    fully diluted........................  $   0.05   $   (7.34)  $   1.37   $   0.47   $   0.41
  Weighted average shares outstanding....    17,438      17,170     15,215     15,377     15,331

                                                               AS OF SEPTEMBER 30, 1999
                                                              ---------------------------
                                                                             PRO FORMA
                                                                ACTUAL     AS ADJUSTED(E)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................   $ 13,835       $
  Net working capital.......................................      5,672
  Total assets..............................................    304,386
  Redeemable common stock...................................    100,282
  Total stockholders' equity (deficit)......................    (67,906)

------------------------

(a) We believe that our income as an employee-owned company is not indicative of the operating performance we will report as a publicly traded company due to the significant impact of the following two non-recurring compensation related expenses: (1) supplemental discretionary bonuses accrued under the Stock Incentive Bonus Plan ("SIBP"), described in more detail in footnote
    (b) below and (2) a one-time charge in fiscal year 1998 related to a change in the way we calculated our formula book value, the price at which we sold and repurchased our restricted common stock in transactions with our employees prior to this offering, described in more detail in footnote
    (c) below.

    We believe that our results of operations in fiscal years 1998 and 1999 and the three month periods ended September 30, 1998 and 1999 are more comparable to, and a better indication of, our performance as a publicly traded company if they are analyzed excluding the SIBP and the non-recurring compensation charge described above. The continuing operations loss before taxes and minority interest of $43.0 million for fiscal year 1998 would have improved by $69.9 million, and the continuing operations income before taxes and minority interest of $23.8 million for fiscal year 1999 would have improved by $22.6 million without these items. Income before taxes and minority interest from continuing operations for the three years ended
    June 30, 1997, 1998 and 1999 would have been $21.6 million, $26.9 million and $46.4 million, respectively. Income before taxes and minority interest from continuing operations for the three month periods ended September 30, 1998 and 1999 would have been $16.2 million and $18.3 million, respectively, if bonuses were accrued under the compensation structure management will adopt as a publicly traded company.

(b) Beginning in fiscal year 1999, we provided supplemental bonus compensation to our employee shareholders pursuant to the SIBP in an amount representing all income in excess of a targeted amount. Following this offering, we will terminate the SIBP and replace it with equity based incentives more customary to publicly traded companies.

(c) As an employee-owned company without a public trading market, we sold and repurchased shares of common stock in transactions with our employee shareholders at a formula book value calculated in accordance with our bylaws. In fiscal year 1998, we recorded a one-time non-cash compensation charge against continuing operations of $69.9 million to reflect a change in the method of calculating the formula book value. This change eliminated from the calculation of formula book value the $69.9 million charge taken for discontinued operations in fiscal year 1998 to reflect the discontinuation of our Benefits Administration Outsourcing Business. The discontinuation is more fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(d) As discussed in footnotes (a) and (c) above, in fiscal year 1998 we discontinued our Benefits Administration Outsourcing Business and recorded a $69.9 million charge to earnings in the discontinued operations line. The discontinuation is more fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Fiscal years 1997 and 1998 also include the operating losses of the Benefits Administration Outsourcing Business prior to its discontinuation in 1998, which are reflected in the discontinued operations line. In fiscal year 1999, the discontinued operations credit reflects the reduction of the expected loss on disposal of the Benefits Administration Outsourcing Business.

(e) The "Pro Forma As Adjusted" column reflects the exchange of shares under our proposed corporate reorganization, including the reclassification of the current redeemable common stock to permanent stockholders' equity and
    reflects the sale of           shares of class A common stock offered by us,
    the automatic conversion of all shares of class B common stock sold by selling stockholders in the offering into shares of class A common stock, and the application of the estimated net proceeds to us from this offering.

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR CLASS A COMMON STOCK, YOU SHOULD UNDERSTAND THE RISKS INVOLVED. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR CLASS A COMMON STOCK. IF ANY OF THE RISKS DISCUSSED IN THIS PROSPECTUS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED. AS A RESULT, THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    WE MUST CONTINUE TO RECRUIT AND RETAIN QUALIFIED CONSULTANTS TO SUCCEED IN OUR KNOWLEDGE-INTENSIVE BUSINESS

    Our continued success and future growth depend heavily upon our ability to attract and retain enough highly skilled and motivated consultants. We must meet these human capital requirements if we are to deliver our sophisticated and technical services to our clients. We compete against many companies with greater financial resources both within our industry and in other industries to attract these qualified individuals.

    This competition for personnel may adversely affect our profitability. We can give no assurance that we will be able to generate sufficient revenue to offset any additional personnel costs. We also cannot guarantee that we will be successful in hiring enough consultants to continue our growth.

    Historically, our compensation programs have been principally cash-based. We plan to change our compensation programs upon completing this offering by introducing incentive stock options and discontinuing the payment of supplemental bonuses under our current stock incentive bonus plan ("SIBP"). This change could adversely affect our ability to retain our consultants if our total compensation program is not perceived by our consultants as competitive with those of other firms.

    WE DEPEND ON OUR ASSOCIATES; THE LOSS OF KEY CONSULTANTS AND MANAGERS COULD ADVERSELY AFFECT OUR BUSINESS

    Our success largely depends upon the business generation capabilities and project execution skills of our consultants. In particular, our consultants' personal relationships with our clients are a critical element of obtaining and maintaining client engagements. Losing our key consultants for any reason could adversely affect our ability to secure and complete engagements, which would adversely affect our results of operations.

    In addition, if any of our key consultants were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. Clients or other companies seeking to develop in-house services similar to ours also could hire our key consultants. Such hiring would not only result in our loss of key consultants but also could result in the loss of a client relationship or a new business opportunity. While we require associates who have reached a certain level within our organization to execute confidentiality and non-competition agreements, we can give no assurance that we can universally and cost-effectively enforce these agreements.

    COMPETITION COULD RESULT IN LOSS OF OUR MARKET SHARE THAT COULD REDUCE OUR PROFITABILITY

    The markets for our principal services are highly competitive. Our competitors currently include other human resources consulting and actuarial firms, as well as the human resources consulting divisions of some public accounting and consulting firms. Several of our competitors have greater financial, technical, and marketing resources than we have, which could enhance their ability to respond more quickly to technological changes, finance acquisitions and fund internal growth. Also, the consulting practices of the large international accounting firms, or other competitors who have a larger presence than we do in particular markets, gain marketing advantages from their greater name recognition.

    Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address client needs. New competitors or alliances among competitors could emerge and gain significant market share. In addition, some of our competitors may have or may develop a lower cost structure or superior services that gain greater market acceptance than the services that we offer or develop.

    The ability to tailor services to clients' particular needs traditionally has been a key selection criterion among buyers of consulting services in our core businesses. However, these buyers' selection criteria may change and price could become a more significant factor, thereby adversely affecting our operating results.

    DEMAND FOR OUR SERVICES MAY DECREASE, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS

    We can give no assurance that the demand for our services will continue to grow or that we will compete successfully with our existing competitors, new competitors or our clients' internal capabilities. Some of our clients may decide to develop or use their internal resources to satisfy their needs for some or all of the services that we provide. Our clients' demand for our services also may change based on their own needs and financial conditions. When economic downturns affect particular clients or industry groups, they frequently reduce their budgets for outside consultants, which could reduce the demand for our services and increase price competition.

    In addition, the demand for many of our core benefits services is affected by government regulation and taxation of employee benefits plans. This regulation and taxation drive our clients' needs for compliance-related services. Significant changes in tax or social welfare policy or regulations could lead some employers to discontinue their employee benefit plans, thereby reducing the demand for our services. A simplification of regulations or tax policy also could reduce the need for our services.

    OUR CLIENTS GENERALLY MAY TERMINATE OUR SERVICES AT ANY TIME, WHICH COULD DECREASE ASSOCIATE UTILIZATION

    Our clients generally may terminate our engagements at any time. If a client reduces the scope of or terminates the use of our services with little or no notice, our associate utilization may decline. In such cases, we must rapidly redeploy our associates to other engagements in order to minimize the potential negative impact on our financial performance. In addition, because much of our work is project based rather than recurring in nature, our associates' utilization depends on our ability to continually secure additional engagements.

    MANY OF OUR ENGAGEMENTS ARE NOT BASED ON WRITTEN AGREEMENTS, WHICH COULD RESULT IN DISPUTES WITH OUR CLIENTS

    Many of our engagements are not based on formal written agreements. In such cases, there is a greater risk of misunderstandings with our clients concerning the scope and terms of our engagement and our liability for unsatisfactory performance. Disputes could damage our client relationships and result in unanticipated costs and loss of revenue that could adversely affect our results of operations.

    WE ARE SUBJECT TO MALPRACTICE CLAIMS ARISING FROM OUR WORK, WHICH COULD ADVERSELY AFFECT OUR REPUTATION AND BUSINESS

    Clients and third parties who are dissatisfied with our services or who claim to suffer damages caused by our services may bring lawsuits against us. The nature of our work, especially our actuarial services, involves assumptions and estimates concerning future events, the actual outcome of which we cannot know with certainty in advance. In addition, we could make computational, software programming, or data management errors.

    Clients may seek to hold us responsible for the financial consequences of these errors or variances. Given that we frequently work with large pension funds, relatively small percentage errors or variances could create significant dollar variances and claims for unfunded liabilities. In most cases, our exposure to liability on a particular engagement is substantially greater than the profit opportunity that the engagement generates for us. Although we maintain professional liability insurance against our malpractice liability exposure, we self-insure the first $1 million of exposure per occurrence. Moreover, our insurance policy limits might not be adequate to cover all of our potential liabilities. Defending lawsuits could require substantial amounts of management attention, which could affect their focus on operations and could adversely affect our financial performance. In addition to defense costs and liability exposure, malpractice claims may produce negative publicity that could hurt our reputation and business. See "Business--Legal Proceedings."

    OUR QUARTERLY REVENUES MAY FLUCTUATE WHILE OUR EXPENSES ARE RELATIVELY FIXED

    Quarterly variations in our revenues and operating results occur as a result of a number of factors, such as:

    - the significance of client engagements commenced and completed during a quarter;

    - the seasonality of some specific types of services;

    - the number of business days in a quarter, employee hiring and utilization rates, the clients' ability to terminate engagements without penalty;

    - the size and scope of assignments;

    - the level of vacation and holidays taken by our associates; and

    - general economic conditions.

    Because a significant portion of our expenses are relatively fixed, a variation in the number of client assignments or the timing of the initiation or the completion of client assignments can cause significant variations in quarterly operating results and could result in losses. Increases in the number of professional personnel that are not followed by corresponding increases in revenues could materially and adversely affect our operating results.

    WE DEPEND ON AN ALLIANCE PARTNER FOR OUR BRAND IN THE EUROPEAN MARKET AND COULD LOSE OUR POSITION IN EUROPE IF OUR ALLIANCE WERE TO TERMINATE

    Since 1995 we have marketed our services globally as Watson Wyatt Worldwide through our alliance with Watson Wyatt Partners. Under the alliance:

    - we operate in North America, Latin America and Asia-Pacific;

    - Watson Wyatt Partners operates in the United Kingdom, Ireland, Africa and the Caribbean; and

    - Watson Wyatt (Holdings) Europe, of which we own a 25% minority interest, operates in continental Europe.

    If the alliance were to terminate, we could lose our position in Europe, which could interrupt our global development and impair our ability to deliver services seamlessly to clients throughout the world. In addition, a termination could also precipitate a name change, which could result in confusion in our markets. The alliance agreements generally restrict each party's ability to enter into each other's geographic markets. The alliance agreements also set out the rights that we or Watson Wyatt Partners would have to buy each other out of our respective interests in each other's firm and in the European company (and thus potentially terminate the alliance) in the event either of us becomes affiliated with a competitor.

    OUR INTERNATIONAL OPERATIONS PRESENT SPECIAL RISKS THAT COULD NEGATIVELY AFFECT OUR BUSINESS

    We conduct a portion of our business from offices outside the United States which subjects us to foreign financial and business risks, including:

    - currency exchange rate fluctuations;

    - unexpected increases in duties or taxes;

    - new regulatory requirements and/or changes in policies and local laws that affect the demand for our services or directly affect our foreign operations;

    - unexpected monetary exchange controls;

    - the impact of recession in foreign economies; and

    - civil disturbance or other catastrophic events that reduce business activity in other parts of the world.

    Any of these factors could have an adverse effect on our results from operations.

    In addition, the management of geographically dispersed operations requires substantial management resources, resulting in significant ongoing expense. We have not fully integrated all of our global operations from an administrative and reporting standpoint. We are developing and implementing additional systems and management reporting to help us manage our global operations, but we cannot predict when these systems will be fully operational or how successful they will be.

    POTENTIAL FUTURE ACQUISITIONS AND EXPANSIONS COULD BE DIFFICULT TO INTEGRATE AND COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

    One of our strategies for growth is the acquisition of complementary businesses. Currently, we do not have any material acquisitions pending, and we might not be able to find and consummate acquisitions on terms and conditions acceptable to us. In addition, any expansion into a new geographic market or line of business poses risks.

    The acquisitions we undertake may involve the following risks:

    - diversion of management's attention;

    - potential failure to retain key personnel;

    - assumption of unanticipated legal liabilities and other problems; and

    - additional costs and potential quality control problems arising from the difficulties involved in the integration of operations and cultures.

    Furthermore, growth through acquisitions could adversely affect the results of our operations if:

    - the expenses incurred in integrating an acquisition are greater than expected;

    - anticipated synergies or economies are not realized; or

    - unforeseen problems arise in the acquired businesses.

    OUR BUSINESS FACES RAPID TECHNOLOGICAL CHANGE AND OUR FAILURE TO QUICKLY RESPOND TO THIS CHANGE COULD ADVERSELY AFFECT OUR BUSINESS

    Increasingly, to remain competitive in our practice areas, we must identify and offer the most current technologies and methodologies. This is particularly true of our HR Technologies Group in which our success largely depends upon our ability to quickly absorb and apply technological advances. In some cases, significant technology choices and investments are required. If we do not respond correctly, quickly, or in a cost-effective manner, our business and operating results might be harmed.

    The effort to gain technological expertise and develop new technology-based solutions in our business requires us to incur significant expenses. If we cannot offer new technologies as quickly or effectively as our competitors, we could lose market share. We also could lose market share if our competitors develop more cost-effective technology-based solutions than we offer or develop.

    OUR HR TECHNOLOGIES GROUP HAS PROJECT-RELATED RISKS THAT COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

    Our HR Technologies Group develops and implements computer software and system solutions for clients. In securing or carrying out these engagements, we may encounter inadequate project scope definitions, unforeseen technological and systems integration problems, unanticipated costs, failures to meet contractual performance objectives, and other business risks. If we are not successful in defining, pricing and executing these assignments as planned, we may incur financial losses.

    LIMITED PROTECTION OF OUR PROPRIETARY EXPERTISE, METHODOLOGIES AND SOFTWARE COULD HARM OUR BUSINESS

    To protect our proprietary interests in the software applications developed and used in our consulting practices, we rely upon a combination of trade secret, trademark, and copyright laws, and use employee nondisclosure policies and third-party confidentiality agreements. We cannot guarantee that these protections are adequate to deter misappropriation of our confidential information. Moreover, we may be unable to detect the unauthorized use of our intellectual property and take the necessary steps to enforce our rights. If employees or third parties misappropriate our proprietary information, our business could be harmed. Redressing infringements also may consume significant management time and financial resources.

    OUR ASSOCIATES WILL OWN A MAJORITY OF OUR STOCK AND THEIR INTERESTS MAY DIFFER FROM THOSE OF OTHER STOCKHOLDERS

    Immediately upon completion of this offering, our associates will continue to own a majority of our outstanding capital stock. As a result, our associates will be able to elect the board of directors and generally determine the outcome of any proposed corporate transaction or other matter submitted to stockholders for their vote. Our associates' interests in these matters might differ from those of our non-associate stockholders.

    CHANGE IN ASSOCIATE OWNERSHIP COULD ADVERSELY AFFECT OUR FIRM CULTURE

    We currently are predominantly owned by our associates. As owners, our associates have traditionally been able to influence the direction of the firm, which promotes an entrepreneurial spirit and motivates individual performance. Although the stock owned by our associates will have transfer restrictions, such restrictions will expire within two years following this offering. As these transfer restrictions expire and our associates' stock becomes transferable, associate ownership may decline. A decline in associate ownership and an increase in non-associate influence could impact morale which could, in turn, adversely affect our business operations.

    WE HAVE VARIOUS MECHANISMS IN PLACE THAT MAY PREVENT A CHANGE IN CONTROL THAT A STOCKHOLDER MIGHT FAVOR

    Our certificate of incorporation and bylaws contain provisions that might discourage, delay or prevent a change in control that a stockholder might favor. Our certificate of incorporation and bylaws:

    - authorize the issuance of preferred stock without fixed characteristics that could be issued by our board of directors to increase the number of outstanding shares and deter a takeover attempt;

    - classify our board of directors with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors;

    - require super-majority voting to amend the staggered board and certain other provisions of our certificate of incorporation;

    - provide that only the president or our board may call a special meeting of stockholders;

    - prohibit stockholder action by written consent, which requires all actions to be taken at a meeting of the stockholders; and

    - provide that vacancies on our board of directors, including new directorships, may be filled only by the directors then in office.

    WE COULD ISSUE ADDITIONAL SHARES WHICH COULD HAVE A DILUTIVE EFFECT ON STOCKHOLDERS

    At the time of the offering we will have           authorized shares of
class A common stock. Immediately following the completion of this offering, we
expect to have approximately           authorized but unissued shares of
class A common stock. Additional class A common shares will be issued upon conversion of outstanding shares of class B common stock and pursuant to employee stock option plans, and may be issued in connection with acquisitions or other transactions, or offered for sale in future offerings. The issuance of additional shares of class A common stock could be dilutive and might adversely affect the value of shares purchased in this offering.

    YEAR 2000 ISSUES COULD ADVERSELY AFFECT OUR BUSINESS

    We have provided our clients with software that we have developed and software-related services. We also use software and information technology extensively to deliver our consulting services to our clients and operate our business. We have substantially completed a program designed to identify, correct, and test Year 2000 problems relating to this software, but we cannot guarantee that our Year 2000 program will have identified all potential software problems or that we will have successfully corrected all software problems. In addition, some software (such as software used for open enrollment in benefit plans) normally is modified on an annual or periodic basis. In some cases, we have deferred performing Year 2000 remediation to coincide with the software's its next scheduled modification. We also have provided software to clients subject to warranties regarding Year 2000 performance. If we fail to identify or correct Year 2000 problems in our software, we may incur costs to repair or replace affected systems. We also may incur liability or unanticipated costs as a result of errors caused by our software that could have a material adverse effect on the results of our operations. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Year 2000 Issue."

    WE WILL HAVE BROAD DISCRETION REGARDING THE NET OFFERING PROCEEDS

    We have not designated the anticipated net proceeds of this offering for specific uses. We will have broad discretion regarding the use of the net proceeds of this offering, and we may apply the proceeds differently than investors in our stock might anticipate. Although we have no plans or agreements regarding any material acquisitions on the date of this prospectus, we might use a portion of the net proceeds to fund acquisitions.

    ADDITIONAL SHARES BECOMING AVAILABLE FOR SALE COULD ADVERSELY AFFECT THE PRICE OF OUR STOCK

    Transfer restrictions on the class B common stock expire 12 and 24 months following this offering. As the transfer restrictions on the class B common stock expire, subject in the case of affiliates, to the restrictions of Rule 144 under the Securities Act, those shares automatically will convert into shares of class A common stock that will be eligible for sale in the public market. Such shares are owned largely by our current associates, and these persons might want to sell their shares in the public market immediately after the transfer restrictions expire. Substantial sales after the transfer restrictions expire could adversely affect the market value of the class A common stock and the value of your shares.

    WE CANNOT GUARANTEE A LIQUID TRADING MARKET FOR OUR STOCK; OUR STOCK WILL BE SUBJECT TO MARKET FLUCTUATIONS

    Before this offering, there has been no public market for our common stock and we cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market for our class A common stock. The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of the market price of the class A common stock that will prevail in the trading market.

    In recent years the securities markets have experienced substantial volatility, and individual stock prices may fluctuate due to factors that are often unrelated or disproportionate to a company's operating performance. In addition, the market price of our class A common stock may be highly volatile and therefore subject to wide fluctuations in response to such factors as:

    - actual or anticipated changes in our future financial performance;

    - changes in financial estimates by securities analysts; and

    - announcements by our competitors of new services or significant contracts or acquisitions.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the U.S. Securities and Exchange Commission ("SEC") a registration statement on Form S-3 under the Securities Act relating to the shares of class A common stock being offered by this prospectus. This prospectus is part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For further information about us and the class A common stock offered, see the registration statement and its exhibits. We have also filed a registration statement on Form S-4 with the SEC relating to the proposed merger of Watson Wyatt & Company with its indirect wholly-owned subsidiary which will result in Watson Wyatt & Company becoming a wholly-owned subsidiary of Watson Wyatt & Company Holdings.

    The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information. We are incorporating by reference the following documents that we have filed with the SEC:

    - our annual report on form 10-K for the fiscal year ended June 30, 1999;

    - our quarterly report on form 10-Q for the quarter ended September 30, 1999; and

    - our current reports on form 8-K filed with the SEC on             , 2000.

    We also are incorporating by reference into the prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed. You may obtain a copy of any or all of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                        Watson Wyatt & Company Holdings
                      6707 Democracy Boulevard, Suite 800
                            Bethesda, Maryland 20817
                              Attention: Secretary
                           Telephone: (301) 581-4600

    You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. We are offering to sell, and seeking offers to buy, the class A common stock only in jurisdictions where such offers are permitted. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

    Watson Wyatt & Company currently files reports and other information with the SEC, but its common stock, which has been subject to various restrictions, has not been publicly traded. After the offering, Watson Wyatt & Company Holdings will continue to file annual, quarterly and special reports, proxy statements and other information with the SEC. Watson Wyatt & Company's SEC filings are available at the SEC's web site at http://www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and at the SEC's regional offices in New York at 7 World Trade Center, 13(th) Floor, New York, New York 10048, and in Chicago at Suite 400, Northwestern Atrium Center, 14(th) Floor, 500 W. Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

                             CORPORATE INFORMATION

GENERAL INFORMATION

    Watson Wyatt & Company Holdings was incorporated in Delaware on January 7, 2000. Immediately before the closing of this offering, we will effect a corporate reorganization in order to create a holding company structure. As part of this transaction, our current operating company, Watson Wyatt & Company, will merge with an indirect wholly-owned subsidiary to become a wholly-owned subsidiary of Watson Wyatt & Company Holdings. We more fully describe the merger and related transactions in this prospectus under "Corporate Reorganization."

    Watson Wyatt & Company was incorporated in Delaware on February 17, 1958. Including predecessors, we have been in business since 1946. We conducted our business as The Wyatt Company until changing our corporate name to Watson Wyatt & Company in connection with the establishment of the Watson Wyatt Worldwide alliance.

    Our principal executive offices are located at 6707 Democracy Boulevard, Suite 800, Bethesda, Maryland, 20817 and out telephone number is
(301) 581-4600. We invite you to visit our web site at http://www.watsonwyatt.com. The information contained on our web site is not incorporated in this prospectus.

WATSON WYATT WORLDWIDE ALLIANCE

    Recognizing our clients' need for a global organization to service their needs, we established operations throughout Europe in the late 1970s by acquiring local firms and opening new offices. Responding to the rapidly increasing globalization of the world economy, we made a strategic decision in 1995 to significantly strengthen our European capabilities and extend our global reach by entering into an alliance with R. Watson & Sons (now Watson Wyatt Partners), a leading United Kingdom-based actuarial, benefits and human resources consulting partnership that was founded in 1878. Since 1995, we have marketed our services globally under the Watson Wyatt Worldwide brand, sharing resources, technologies, processes and business referrals.

    The Watson Wyatt Worldwide global alliance maintains 86 offices in 31 countries and employs over 5,500 employees. Watson Wyatt & Company operates 60 offices in 18 countries in North America, Latin America and Asia-Pacific. Watson Wyatt Partners operates 12 offices in the United Kingdom, Ireland, Africa and the Caribbean. The alliance operates 14 offices in 9 continental European countries principally through a jointly owned holding company, Watson Wyatt (Holdings) Europe Limited, which is 25% owned by us and 75% owned by Watson Wyatt Partners.

    To establish the Watson Wyatt Worldwide global alliance, we transferred our United Kingdom operations to Watson Wyatt Partners in return for a 10% interest in a defined distribution pool of the partnership. In addition, Watson Wyatt Partners purchased 300,000 shares (or approximately 2%) of our common stock. The alliance agreement contains certain buy/sell provisions that provide a mechanism to maintain Watson Wyatt Partners' ownership of us at a level of between 300,000 shares and 500,000 shares. We also consolidated our individual European operations into one holding company, Watson Wyatt (Holdings) Europe. Under the alliance agreements, we generally will not operate in the United Kingdom, Ireland, Africa or the Caribbean and Watson Wyatt Partners generally will not operate in North America, Latin America or Asia-Pacific.

                                USE OF PROCEEDS

    The net proceeds from the sale of the           shares of class A common
stock offered by us will be approximately $    million, based on an assumed
initial public offering price of $    per share and after deducting the
underwriting discounts and commissions and offering expenses. We will not receive any proceeds from the sale of common stock by the selling stockholders.

    The primary purposes of this offering are to obtain additional capital, create a public market for our common stock and facilitate future access to public markets. We expect to use the net proceeds from this offering for working capital and other general corporate purposes, which may include the retirement of outstanding indebtedness, if any, at the time of the completion of this offering and possible strategic acquisitions of complementary businesses, products or technologies.

    We will have broad discretion regarding the use of the net proceeds of this offering. Pending such use, the proceeds of this offering will be invested in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    We currently intend to retain our future earnings to finance the operation and expansion of our business and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors.

                                 CAPITALIZATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table presents our consolidated cash position and total capitalization as of September 30, 1999 on (1) an actual basis; (2) a pro forma basis giving effect to the exchange of shares under our proposed corporate reorganization and subsequent reclassification of the redeemable common stock to stockholders' equity; and (3) a pro forma as adjusted basis to reflect the sale
of           shares of class A common stock being offered in this offering by us at an assumed initial public offering price of $ per share, the automatic conversion of all class B common stock sold by the selling shareholders in the offering to class A common stock, and the application of the estimated net proceeds to us from the offering as described in "Use of Proceeds."

                                                                    AS OF SEPTEMBER 30, 1999
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                                ACTUAL      PRO FORMA   AS ADJUSTED
                                                              (UNAUDITED)
Cash and cash equivalents...................................    $ 13,835    $             $
                                                                ========    ========      =======
Notes payable and book overdrafts...........................      31,562                       --
                                                                ========    ========      =======
Redeemable common stock ($1 par value per share, 25,000,000
  shares authorized; 15,012,350 shares issued and
  outstanding) (a)..........................................     100,282          --           --
                                                                ========    ========      =======
Stockholders' equity:
  Adjustment for redemption value less than amounts paid in
    by stockholders (a).....................................      10,641          --           --
  Preferred stock (no par value per share, 1,000,000 shares
    authorized; no shares issued)...........................          --          --           --
  Class A common stock ($0.01 par value per share,
    shares authorized;      shares issued and outstanding)
    (b)(c)..................................................                      --           --
  Class B-1 common stock ($0.01 par value per share;
    shares authorized;          shares issued and
    outstanding, pro forma;      shares issued and
    outstanding, pro forma as adjusted) (d).................          --
  Class B-2 common stock ($0.01 par value per share;
    shares authorized;          shares issued and
    outstanding, pro forma;      shares issued and
    outstanding, pro forma as adjusted) (d).................          --
  Additional paid in capital (e)............................          --
  Retained deficit..........................................     (76,496)
  Cumulative translation adjustment (other comprehensive
    loss)...................................................      (2,051)
                                                                --------    --------      -------
Total stockholders' (deficit) equity........................    $(67,906)   $             $
                                                                ========    ========      =======
Total capitalization........................................    $ 32,376    $             $
                                                                ========    ========      =======

------------------------

(a) All shares of common stock at September 30, 1999 are classified as redeemable common stock outside of stockholders' equity due to the bylaw provision that required stock to be repurchased by us upon an associate's termination or retirement. The difference between the redeemable value, as determined in accordance with Watson Wyatt & Company's bylaws, and the amounts paid in or deemed paid in for the stock is identified as the "Adjustment for redemption value less than amounts paid in by stockholders" and is included in the stockholders' equity section of the historical balance sheet.

    Under the terms of the corporate reorganization, all       outstanding
    redeemable common shares will be converted into           newly issued
    shares of class B-1 and class B-2 common stock, without redemption features. This is reflected in the "Pro Forma" column. In the "Pro Forma" column, the total historical cost of the shares is now fully reflected in stockholders' equity.

(b) The "Pro Forma As Adjusted" column reflects the issuance by us of shares of class A common stock and the automatic conversion of shares of class B-1 and class B-2 common stock to class A common stock upon their sale by the selling stockholders in this offering.

(c) The "Pro Forma As Adjusted" number of shares of common stock to be
    outstanding excludes (1) options to purchase       shares of class A common
    stock to be granted concurrent with the consummation of this offering at an
    exercise price equal to the public offering price and (2)       shares of
    class A common stock reserved for issuance upon exercise of options that may be granted in the future under our stock plan. See "Long Term Incentive Plan."

(d) In the "Pro Forma" column, the conversion of shares pursuant to the corporate reorganization referred to in (a) above is reflected. In the "Pro Forma As Adjusted" column, reflects the automatic conversion of
    shares of class B-1 and class B-2 common stock to           shares of
    class A common stock upon their sale by the selling stockholders.

(e) The "Pro Forma" column reflects the difference between cash paid in or
    deemed paid in for the new outstanding       shares of the class B-1 common
    stock and       shares of class B-2 common stock and their $0.01 per share par value. The "Pro Forma As Adjusted" column adds to this amount the issuance of shares of class A common stock in this offering, less the $0.01 per share par value of each class.

                                    DILUTION

    As of September 30, 1999, after giving effect to our corporate reorganization, our pro forma net tangible book value was approximately
$         million, or approximately $         per share. Net tangible book value
per share is determined by dividing our net tangible book value (total net tangible assets less total liabilities) by the number of shares of common stock outstanding. After giving effect to the sale of class A common stock in this
offering at an assumed initial public offering price of $         per share and
after deducting the underwriting discounts and commissions and offering expenses, our pro forma net tangible book value as of September 30, 1999 would
have been $       million, or $         per share. This represents an immediate
increase in net tangible book value of $         per share to our stockholders
and an immediate dilution in net tangible book value of $         per share to
new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............             $
                                                                         -------
  Net tangible book value per share as of September 30,
    1999....................................................  $
  Increase in net tangible book value per share attributable to the cash payments made by purchasers of shares being
    offered.................................................
                                                              -------
Net tangible book value per share after this offering.......
                                                                         -------
Dilution per share to new stockholders......................             $
                                                                         =======

    The following table summarizes, on a pro forma basis as of September 30, 1999, the number of shares of class A common stock purchased from us, the total consideration paid to us and the average price per share paid to us by the existing holders of common stock and by the new stockholders purchasing shares of class A common stock offered by us (at an assumed initial public offering
price of $         per share), before deducting the underwriting discounts and commissions and offering expenses payable by us.

                                                 SHARES PURCHASED       TOTAL CONSIDERATION
                                                -------------------   -----------------------   AVERAGE PRICE
                                                 NUMBER    PERCENT     AMOUNT        PERCENT      PER SHARE
Existing stockholders.........................                   %     $                   %       $
New stockholders..............................
                                                 -----      -----      ------         -----
  Total.......................................              100.0%     $              100.0%
                                                 =====      =====      ======         =====

    The foregoing table excludes (1) options to purchase           shares of
class A common stock to be granted concurrent with the consummation of this offering at an exercise price equal to the public offering price and
(2) shares of class A common stock reserved for issuance upon exercise of options that may be granted in the future under our stock option plan. See "Long Term Incentive Plan."

    Sales by the selling stockholders in this offering will reduce the number of
shares held by our existing stockholders to        shares or   % of the total
number of shares outstanding after this offering (        shares or   % if the
underwriters' over-allotment opinion is exercised in full) and will increase the
number of shares held by new investors to         shares or   % of the total
number of shares of common stock outstanding after this offering (        shares
or   % if the underwriters' over-allotment option is exercised in full). See
"Selling Stockholders."

                        WATSON WYATT & COMPANY HOLDINGS
                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The balance sheet data as of June 30, 1998 and 1999 and the statement of operations data for the years ended June 30, 1997, 1998 and 1999 have been derived from the consolidated financial statements for such years, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The balance sheet data as of June 30, 1995, 1996 and 1997 and the statement of operations data for the years ended June 30, 1995 and 1996 are derived from the audited consolidated financial statements for such years that have been restated to reflect our discontinued operations.

    The consolidated financial data as of and for the three months ended September 30, 1998 and 1999 have been derived from our unaudited consolidated financial statements, which management believes include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. Results for the three months ended September 30, 1999 are not necessarily indicative of results that may be achieved for the full year.

                                                                                                                THREE MONTHS
                                                                      YEAR ENDED JUNE 30,                      ENDED SEPT. 30,
                                                     -----------------------------------------------------   -------------------
                                                       1995       1996       1997       1998        1999       1998       1999
STATEMENTS OF OPERATIONS DATA (A):
Continuing operations:
Fees...............................................  $465,788   $475,298   $486,502   $ 512,660   $556,860   $133,985   $146,323
Operating expenses:
  Salaries and benefits............................   250,507    250,103    252,302     268,611    298,925     76,398     79,803
  SIBP (b).........................................                                                 22,600      2,100      6,000
  Non-recurring compensation charge related to
    formula book value change (c)..................        --         --         --      69,906         --         --         --
  Occupancy & communications.......................    71,173     60,566     72,155(d)    62,061    62,915     14,521     14,742
  Professional and subcontracted services..........    43,613     42,450     48,827      49,907     47,863      8,714      9,796
  Other............................................    25,135     23,637     23,871      26,779     29,753      2,846      7,274
                                                     --------   --------   --------   ---------   --------   --------   --------
                                                      390,428    376,756    397,155     477,264    462,056    104,579    117,615
General & administrative expenses..................    41,313     38,656     45,696      51,759     56,578     11,160     13,178
Depreciation & amortization........................    21,103     25,541     22,094      24,994     15,248      3,853      4,907
                                                     --------   --------   --------   ---------   --------   --------   --------
                                                      452,844    440,953    464,945     554,017    533,882    119,592    135,700
                                                     --------   --------   --------   ---------   --------   --------   --------
Income (loss) from operations......................    12,944     34,345     21,557     (41,357)    22,978     14,393     10,623
Other:
  Net interest income..............................     1,343      1,441      1,462         901        944        124      1,036
  Net interest (expense)...........................    (1,507)      (930)    (1,506)     (2,768)    (2,646)      (553)      (390)
  Income (loss) from affiliates....................      (576)      (820)       105         258      2,524        160        988
                                                     --------   --------   --------   ---------   --------   --------   --------
Income (loss) before income taxes and minority
  interest.........................................    12,204     34,036     21,618     (42,966)    23,800     14,124     12,257
Income taxes.......................................     6,369     14,071      9,070      13,134     11,448      6,830      5,919
Minority interest..................................      (127)      (130)      (167)       (112)      (217)        --         18
Cumulative effect of change in accounting for
  postemployment benefits, net of tax benefit of
  $1,000...........................................      (800)        --         --          --         --         --         --
                                                     --------   --------   --------   ---------   --------   --------   --------
Income (loss) from continuing operations...........     4,908     19,835     12,381     (56,212)    12,135      7,294      6,356
Discontinued operations (e)........................    (4,059)   (10,480)   (11,483)    (69,906)     8,678         --         --
                                                     --------   --------   --------   ---------   --------   --------   --------
Net income (loss)..................................  $    849   $  9,355   $    898   $(126,118)  $ 20,813   $  7,294   $  6,356
                                                     ========   ========   ========   =========   ========   ========   ========
Earnings (loss) per share, continuing operations,
  basic and fully diluted..........................  $   0.25   $   1.07   $   0.71   $   (3.27)  $   0.80   $   0.47   $   0.41
Earnings (loss) per share, basic and fully
  diluted..........................................  $   0.05   $   0.51   $   0.05   $   (7.34)  $   1.37   $   0.47   $   0.41
Weighted average shares outstanding................    19,248     18,516     17,438      17,170     15,215     15,377     15,331

                                                                             AS OF JUNE 30,                          AS OF
                                                          ----------------------------------------------------   SEPTEMBER 30,
                                                            1995       1996       1997       1998       1999         1999
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $ 11,860   $ 21,694   $ 26,257   $ 13,405   $ 35,985     $ 13,835
Net working capital.....................................    49,826     18,788     21,307     23,748     11,692        5,672
Total assets............................................   286,622    320,819    331,778    268,310    313,960      304,386
Notes payable and book overdrafts.......................        --         --        408     11,666        248       31,562
Redeemable common stock.................................    86,275     90,214     96,091     96,296    107,631      100,282
Total stockholders' (deficit) (f).......................    (6,562)    (5,832)   (12,205)   (84,510)   (74,351)     (67,906)
Shares outstanding......................................    19,130     18,262     18,130     15,917     16,112       15,012

------------------------------

(a) We believe that our income as an employee-owned company is not indicative of the operating performance we will report as a publicly traded company due to the significant impact of the following two non-recurring compensation related expenses: (1) supplemental discretionary bonuses accrued under the Stock Incentive Bonus Plan ("SIBP"), described in more detail in footnote
    (b) below and (2) a one-time charge in fiscal year 1998 related to a change in the way we calculated our formula book value, the price at which we sold and repurchased our restricted common stock in transactions with our employees prior to this offering, described in more detail in footnote
    (c) below.

    We believe that our results of operations in fiscal years 1998 and 1999 and the three month periods ended September 30, 1998 and 1999 are more comparable to, and a better indication of, our performance as a publicly traded company if they are analyzed excluding the SIBP and the non-recurring compensation charge described above. The continuing operations loss before taxes and minority interest of $43.0 million for fiscal year 1998 would have improved by $69.9 million, and the continuing operations income before taxes and minority interest of $23.8 million for fiscal year 1999 would have improved by $22.6 million without these items. Income before taxes and minority interest from continuing operations for the three years ended
    June 30, 1997, 1998 and 1999 would have been $21.6 million, $26.9 million and $46.4 million, respectively. Income before taxes and minority interest from continuing operations for the three month periods ended September 30, 1998 and 1999 would have been $16.2 million and $18.3 million, respectively, if bonuses were accrued under the compensation structure management will adopt as a publicly traded company.

(b) Beginning in fiscal year 1999, we provided supplemental bonus compensation to our employee shareholders pursuant to the SIBP in an amount representing all income in excess of a targeted amount. Following this offering, we will terminate the SIBP and replace it with equity based incentives more customary to publicly traded companies.

(c) As an employee-owned company without a public trading market, we sold and repurchased shares of common stock in transactions with our employee shareholders at a formula book value calculated in accordance with our bylaws. In fiscal year 1998, we recorded a one-time non-cash compensation charge against continuing operations of $69.9 million to reflect a change in the method of calculating the formula book value. This change eliminated from the calculation of formula book value the $69.9 million charge taken for discontinued operations in fiscal year 1998 to reflect the discontinuation of our Benefits Administration Outsourcing Business. The discontinuation is more fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(d) Results of operations for fiscal year 1997 were reduced by a $12.1 million sublease loss due to the relocation of the corporate and certain operating offices.

(e) As discussed in footnotes (a) and (c) above, in fiscal year 1998 we discontinued our Benefits Administration Outsourcing Business and recorded a $69.9 million charge to earnings in the discontinued operations line. The discontinuation is more fully described under "Management's

    Discussion and Analysis of Financial Condition and Results of Operations." Fiscal years 1995 through 1998 also include the operating losses of the Benefits Administration Outsourcing Business prior to its discontinuation in 1998, which are reflected in the discontinued operations line. In fiscal year 1999, the discontinued operations credit reflects the reduction of the expected loss on disposal of the Benefits Administration Outsourcing Business.

(f) The increase in deficit from June 30, 1997 to June 30, 1998 includes the discontinued operations charge of $69.9 million mentioned in note (e) above.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING SECTION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES BEGINNING ON PAGE F-1 OF THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM MANAGEMENT'S EXPECTATIONS. FACTORS THAT COULD CAUSE DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS."

OVERVIEW

    Watson Wyatt & Company is a global provider of human capital consulting services. We operate on a geographic basis from 60 offices in 18 countries throughout North America, Asia-Pacific and Latin America. We provide services in three principal practice areas: employee benefits, human resources technologies and human capital consulting.

    Although we operate globally as an alliance with our affiliates, our revenues and operating expenses reflect solely the results of operations of Watson Wyatt & Company Holdings. Our share of the results of our affiliates, recorded using the equity method of accounting, is reflected in the "Income/loss from affiliates" line. Our principal affiliates are Watson Wyatt Partners, in which we hold a 10% interest in a defined distribution pool, and Watson Wyatt Holdings (Europe) Limited, a holding company through which we conduct continental European operations. We own 25% of Watson Wyatt Holdings (Europe) Limited and Watson Wyatt Partners owns the remaining 75%.

    We derive substantially all of our revenue from fees for consulting services, which generally are billed at standard hourly rates or on a fixed-fee basis. Clients are typically invoiced on a monthly basis with revenue recognized as services are provided. For the most recent three fiscal years, fees from U.S. consulting operations have comprised approximately 80% of consolidated revenues. No single client accounted for more than 3% of our consolidated revenues.

    Our most significant expenses are salaries and benefits costs (including bonuses), which typically comprise over 60% of total costs of providing services. In addition to payroll and related benefits and taxes, salaries and benefits also include incentive bonus expense, which is linked to our operating performance. Other significant costs of providing services include office rent and related costs, communications and professional and subcontracted services.

    Beginning in fiscal year 1999, we provided supplemental bonus compensation to our employee shareholders pursuant to the Stock Incentive Bonus Plan ("SIBP") in an amount representing all income in excess of a targeted amount. Following this offering, we will terminate the SIBP and replace it with equity-based incentives more customary to publicly traded companies. Our results of operations for fiscal year 1999 and the three months ended September 30, 1999 include expenses for supplemental bonuses accrued under the SIBP of $22.6 million and $6.0 million, respectively.

    In addition, as an employee-owned company without a public trading market, we sold and repurchased shares of common stock in transactions with our employee shareholders at a formula book value calculated in accordance with our bylaws. In fiscal year 1998, we recorded a one-time non-cash compensation charge against continuing operations of $69.9 million to reflect a change in the method of calculating the formula book value. This change eliminated from the calculation of formula book value the $69.9 million charge taken for discontinued operations in fiscal year 1998 to reflect the discontinuation of our Benefits Administration Outsourcing Business. The discontinuation is more fully described under the section "Fiscal Year Ended June 30, 1998 Compared to Fiscal Year ended June 30, 1997--Discontinued Operations."

    We believe that our income as an employee-owned company is not indicative of the operating performance we will report as a publicly traded company. We believe that our results of operations in fiscal years 1998 and 1999 and the three month periods ended September 30, 1998 and 1999 are more comparable to, and a better indication of, our performance as a publicly traded company if they are analyzed excluding the SIBP and the non-recurring compensation charge described above. The continuing operations loss before taxes and minority interest of $43.0 million for fiscal year 1998 would have improved by $69.9 million, and the continuing operations income before taxes and minority interest of $23.8 million for fiscal year 1999 would have improved by $22.6 million without these items. Income before taxes and minority interest from continuing operations for the three years ended June 30, 1997, 1998 and 1999 would have been $21.6 million, $26.9 million and $46.4 million, respectively. Income before taxes and minority interest from continuing operations for the three month periods ended September 30, 1998 and 1999 would have been $16.2 million and $18.3 million, respectively, if bonuses were accrued under the compensation structure management will adopt as a publicly traded enterprise.

    THREE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1998.

    REVENUES. Fees for the three months ended September 30, 1999 totaled $146.3 million, compared to $134.0 million for the three months ended
September 30, 1998, an increase of $12.3 million, or 9%. Revenue growth is attributable to improved performance in our U.S. East and U.S. Central Regions, primarily from increased billable hours in the Benefits Consulting Group.

    COMPENSATION AND BENEFITS. Salaries and employee benefit expenses for the three months ended September 30, 1999 were $79.8 million, an increase of $3.4 million, or 4%, from $76.4 million in the three months ended September 30, 1998. The increase is attributable to a $5.3 million rise in compensation to associates, related to a 4% increase in headcount, partially offset by a $1.9 million reduction in pension expense from higher expected plan asset returns. The accrued SIBP for the three months ended September 30, 1999 was $6.0 million compared with $2.1 million for the three months ended
September 30, 1998. Both accruals were calculated in accordance with our current, pre-offering, practice of distributing all income in excess of a targeted amount. Under the equity-based compensation structure we plan to implement as a publicly traded company, the results of operations for the three months ended September 30, 1999 and 1998 would not have included the accrual for an SIBP of $6.0 million or $2.1 million, respectively.

    OCCUPANCY AND COMMUNICATIONS. Occupancy and communications expenses during the three months ended September 30, 1999 totaled $14.7 million, an increase of $0.2 million, or 1%, from $14.5 million in the three months ended September 30, 1998.

    PROFESSIONAL AND SUBCONTRACTED SERVICES. Professional and subcontracted services increased by $1.1 million, or 13%, from the three months ended September 30, 1998, reflecting increased recruiting and independent contractor costs.

    OTHER. Other costs of providing services were $7.3 million for the three months ended September 30, 1999, an increase of $4.4 million from the three months ended September 30, 1998. The difference is mainly attributable to the inclusion in the three months ended September 30, 1998 of a $3.7 million pre-tax gain from the sale of our defined contribution daily record keeping software. The remainder of the difference can be attributed to increased general office and travel expenses.

    GENERAL AND ADMINISTRATIVE. General and administrative ("G&A") expenses for the three months ended September 30, 1999 were $13.2 million, a $2.0 million, or 18%, increase from the three months ended September 30, 1998. This increase is primarily the result of a $1.1 million increase in professional services
($0.7 million of which is due to timing differences associated with the accrual of fees for legal and auditing services), a $0.6 million increase in salaries and benefits of the G&A functions and a $0.3 million increase in technological support for the consulting practices.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense of $4.9 million for the three months ended September 30, 1999 represents an increase of $1.1 million from the three months ended September 30, 1998. This increase is due to a higher depreciable capital base and higher intangibles related to an acquisition made late in the first quarter of fiscal year 1999.

    INTEREST INCOME. Interest income increased $0.9 million from the three months ended September 30, 1998. This increase can be attributed to the receipt of interest of $0.5 million related to a federal tax refund as well as to interest income of $0.4 million earned during the quarter on a higher average investment balance.

    INCOME FROM AFFILIATES. Income from affiliates was $1.0 million for the three months ended September 30, 1999 compared with $0.2 million for the three months ended September 30, 1998. The increase reflects significantly improved business operations in both continental Europe and the United Kingdom.

    PROVISION (BENEFIT) FOR INCOME TAXES. Income taxes for the three months ended September 30, 1999 were $5.9 million compared to $6.8 million for the three months ended September 30, 1998 due to lower income before income taxes and minority interest. Our effective tax rate of 48% at September 30, 1999 remained unchanged from the prior year. Our tax rate is affected by differing foreign tax rates in various tax jurisdictions. We have not recorded a tax benefit on certain foreign net operating loss carryovers and foreign deferred expenses unless it is more likely than not that a benefit will be realized.

    NET INCOME. Net income for the three months ended September 30, 1999 was $6.4 million compared with $7.3 million for the three months ended
September 30, 1998. These results reflect the above mentioned items related to the SIBP and the gain on sale of software.

    FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998

    REVENUES. Fee revenue from continuing operations reached $556.9 million in fiscal year 1999, an increase of $44.2 million from $512.7 million in fiscal year 1998. This represents a 9% growth in revenue. This increase occurred primarily in our U.S. East, U.S. Central and Asia-Pacific consulting regions. In North America, our retirement and group and health care practices and HR Technologies Group experienced strong revenue growth and our Human Capital Group revenues declined modestly amid a reorganization of the practice. Revenues for fiscal year 1999 also reflect the sale late in fiscal year 1998 of our North American risk and insurance consulting practice and our exit from the defined contribution record keeping business, as well as the acquisition in the first quarter of fiscal year 1999 of selected units of KPMG's benefits consulting business.

    COMPENSATION AND BENEFITS. For fiscal year 1999, salaries and employee benefits expenses were $298.9 million, an increase of $30.3 million, or 11%, from fiscal year 1998. This increase is due primarily to a 6% increase in headcount, and annual increases in compensation and benefits. In fiscal year 1999, we accrued, for the first time, a supplemental bonus under our SIBP of $22.6 million, which amounts were paid in January 2000.

    OCCUPANCY AND COMMUNICATIONS. Occupancy and communications expense increased $0.9 million or 1% in fiscal year 1999. This low percentage increase reflects our adoption of an office space standard as well as our success in negotiating advantageous leases of office space.

    PROFESSIONAL AND SUBCONTRACTED SERVICES. Professional and subcontracted services were $47.9 million for fiscal year 1999, a decrease of $2.0 million, or 4%, from fiscal year 1998 due to reduced corporate expenses.

    OTHER. Other costs of providing services increased $3.0 million in fiscal year 1999, which is mainly attributable to increased travel.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for fiscal year 1999 were $56.6 million, an increase of $4.8 million, or 9%, from fiscal year 1998 due to the increased cost of providing technology support to core consulting areas and Year 2000 readiness costs.

    DEPRECIATION AND AMORTIZATION.  Depreciation and amortization decreased
$9.7 million in fiscal year 1999 to $15.2 million. This decrease is due to higher amortization of internally developed software in fiscal year 1998 of $11.6 million, primarily due to a reevaluation and subsequent reduction of the useful lives of the related products. Without this item in fiscal year 1998, depreciation and amortization expense increased $1.9 million in fiscal year 1999 related to purchases of capital assets.

    INCOME FROM AFFILIATES. Income from affiliates was $2.5 million in fiscal year 1999 compared to $0.3 million in fiscal year 1998. The increase reflects heightened synergies and focus within our affiliated European operations as well as improved business operations in the United Kingdom.

    PROVISION (BENEFIT) FOR INCOME TAXES. Income before income taxes, minority interest and discontinued operations was $23.8 million in fiscal year 1999, which, considering taxes of $11.4 million, reflects an effective tax rate of 48% compared to 49% in fiscal year 1998, without the effect of the fiscal year 1998 non-recurring compensation charge.

    DISCONTINUED OPERATIONS. In fiscal year 1999, we further resolved our future obligations related to the discontinuation of our Benefits Administration Outsourcing Business and reduced the expected loss on disposal by $8.7 million, net of taxes. We believe we have adequate provisions for any remaining costs related to the discontinuation.

    NET INCOME (LOSS). We generated net income in fiscal year 1999 of $20.8 million compared to a net loss in fiscal year 1998 of $126.1 million. Continuing operations income before income taxes and minority interest in fiscal year 1999 of $23.8 million compares to the loss of $43.0 million in fiscal year 1998, which includes the $69.9 million non-recurring compensation charge related to the change in formula book value for stock repurchases. The fiscal year 1999 results reflect growth in our common stock value of 10% and higher bonuses at the discretion of our board of directors, reflecting significantly improved operating performance.

    FISCAL YEAR ENDED JUNE 30, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997

    REVENUES. Fee revenue from continuing operations reached $512.7 million in fiscal year 1998, an increase of $26.2 million, or 5%, from $486.5 million in fiscal year 1997. This increase occurred primarily in our U.S. East, U.S. Central and U.S. West regions, offsetting a decline in the Asia-Pacific region, and is due to the realization of billing rate increases. In North America, the retirement practice, Human Capital Group, and HR Technologies Group experienced strong revenue growth.

    COMPENSATION AND BENEFITS. For fiscal year 1998, salaries and employee benefits expenses were $268.6 million excluding the $69.9 million non-cash non-recurring compensation charge described below, an increase of $16.3 million or 6% from fiscal year 1997. This is due primarily to a 2% increase in headcount and annual salary increases.

    OCCUPANCY AND COMMUNICATIONS. Occupancy and communications expenses decreased $10.1 million in fiscal year 1998. We relocated our corporate office to a lower-cost suburban location in 1997, recognizing sublease losses of $12.1 million. Excluding these lease losses, occupancy and communications increased $2.0 million or 3%, with the largest growth occurring in telecommunications expenses.

    PROFESSIONAL AND SUBCONTRACTED SERVICES. Professional and subcontracted services were $49.9 million for fiscal year 1998, an increase of $1.1 million, or 2%, from fiscal year 1997.

    OTHER. Other costs of providing services increased $2.9 million in fiscal year 1998 due to increased travel and local office promotion expenses.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for fiscal year 1998 were $51.8 million, an increase of $6.1 million or 13% from fiscal year 1997 due to increased spending on business strategy initiatives and higher corporate advertising and promotional expenses.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $2.9 million in fiscal year 1998 to $25.0 million. This increase is primarily due to our decision to accelerate the amortization of internally developed software in fiscal year 1998 by $6.8 million based upon a reevaluation and subsequent reduction of the useful lives of the related products. Without this acceleration, depreciation and amortization expense declined 18% due to the decreased base of capital assets.

    PROVISION (BENEFIT) FOR INCOME TAXES. Loss before income taxes, minority interest and discontinued operations was $43.0 million in fiscal year 1998. This loss reflects the $69.9 million non-cash non-recurring special compensation charge described below, which is permanently non-deductible. The effective tax rate was 49%, after considering the nondeductible nature of the special compensation charge, compared to 42% in fiscal year 1997. The increase in the effective tax rate is due to changes in income in various tax jurisdictions with differing tax rates, particularly foreign jurisdictions, and lower tax credits.

    DISCONTINUED OPERATIONS. In the early 1990's we entered the employee benefits administration outsourcing business and we took on certain long-term contracts in this area. In 1996, recognizing the significant capital requirements needed for expansion in this area, we formed a joint venture ("Wellspring") with State Street Bank and Trust Company. In 1996 and 1997, Wellspring continued to require significant cash outlays and suffered development and implementation delays. The combination of Wellspring's financial performance, which failed to meet our expectations, as well as a strategy evaluation that concluded that benefits administration outsourcing did not leverage our consulting strengths, led the board of directors to approve a plan of discontinuation of the Benefits Administration Outsourcing Business in fiscal year 1998, the financial effect of which is further described below.

    NET INCOME (LOSS). Although we incurred a net loss in fiscal year 1998 of $126.1 million compared to net income in fiscal year 1997 of $0.9 million, these results include aggregate charges totaling $139.8 million on an after-tax basis for the special compensation charge and the discontinued operations charge. Fiscal year 1997 results include $11.5 million in after-tax charges for the results of operations of the Benefits Administration Outsourcing Business, prior to its discontinuation in fiscal year 1998.

    The charges totalling $139.8 million in fiscal year 1998 were both associated with our discontinued operations in fiscal year 1998. The discontinuation of our Benefits Administration Outsourcing Business resulted in a $69.9 million loss net of taxes due to the withdrawal from this line of business and is reported as a discontinued operation. Included in this amount is the $6.8 million loss from operations prior to discontinuance and $63.1 million for the loss upon exit. The loss upon exit includes the write-off of our investment in Wellspring Resources, net capitalized software development costs for the Retained Clients (as defined in Note 16 of Notes to the Consolidated Financial Statements) and a provision for the completion of any obligations to clients, vendors or our former joint venture partner.

    In connection with the discontinuation, we changed our bylaws to modify the formula book value repurchase price of our stock to exclude the effect of the discontinued operations from the formula book value calculation. The applicable accounting rules required us to take a $69.9 million non-cash, non-recurring compensation charge for this. This charge was reported as a special compensation expense as a component of continuing operations. The charge was measured by the difference between what the formula book value per share was at June 30, 1998 and what it would have been at that date without the modification. The non-cash charge had no effect on our liquidity or capital resources but significantly reduced our income from continuing operations.

LIQUIDITY AND CAPITAL RESOURCES.

    Cash and cash equivalents at September 30, 1999 totaled $13.8 million, compared to $36.0 million at June 30, 1999 and $13.4 million at June 30, 1998. The decrease in cash from June 30, 1999 to September 30, 1999 is mainly attributable to the timing of the payment of corporate taxes and the purchases of capital assets during the first quarter of fiscal year 2000. The increase in cash from June 30, 1998 to June 30, 1999 was the result of our stock sale during fiscal year 1999 (we held no such sale in fiscal year 1998) and from reduced operating and close down costs associated with the discontinuation of the Benefits Administration Outsourcing Business. We had no borrowings outstanding under our line of credit as of September 30, 1999 or June 30, 1999, and $9.0 million outstanding at June 30, 1998.

    CASH USED FOR / PROVIDED BY OPERATING ACTIVITIES. For the three months ended September 30, 1999, we had operating cash outflows of $40.6 million, compared to $19.0 million for the three months ended September 30, 1998. The increase in cash outflows resulted mainly from the payment of higher accrued bonuses and corporate taxes in fiscal year 2000 than were paid in fiscal year 1999. Further, the allowance for doubtful accounts increased $2.8 million from June 30, 1999 to September 30, 1999. This increase is typical of our historical patterns, where the receivables and allowance are substantially reduced at year end from an increased emphasis on collections. Both the receivable balances and the related allowance increase in the first quarter of the following year. The number of months revenues represented by accounts receivable outstanding was 1.7 at September 30, 1999 compared to 1.6 at September 30, 1998.

    Net cash provided by operating activities was $54.5 million for fiscal year 1999, an increase of $33.3 million over cash provided in fiscal year 1998. The increase was due primarily to the $43.2 million increase in accounts payable and accrued liabilities from fiscal year 1999 operating expenses that will be paid in fiscal year 2000. This increase was augmented by the $13.0 million decrease in the cash needed in the closedown of discontinued operations. The increase in receivables from clients of $14.4 million decreased cash that would have been provided by operations. The deferred income tax asset increased $7.3 million in fiscal year 1999 in conjunction with the increase in accounts payable and accrued liabilities, compared with a $2.0 million increase in fiscal year 1998.

    CASH USED IN INVESTING ACTIVITIES. Cash used in investing activities was $5.0 million for the three months ended September 30, 1999, versus $7.3 million for the same prior period in fiscal year 1999. The decrease in cash usage was due to lower contingency payments associated with fiscal year 1999 acquisitions, net of lower distributions from our affiliates. For fiscal year 1999, uses of cash for investing activities decreased $8.7 million from fiscal year 1998, principally due to reduced cash needs of the discontinued operations.

    CASH FROM FINANCING ACTIVITIES. Cash flows provided by financing activities were $23.5 million for the three months ended September 30, 1999, versus
$26.7 million in the preceding fiscal year. The decrease reflects a lower level of borrowings and book overdrafts and higher repurchases of redeemable common stock. For full fiscal year 1999, we paid down our outstanding debt and net stock activity had virtually no impact on cash used by financing activities in fiscal year 1999.

    We have a $120.0 million senior secured revolving credit facility that matures on June 29, 2003. Of the $95.0 million of the credit facility that is allocated for operating needs, $92.8 million was available as of September 30, 1999 and $2.2 million of availability has been allocated to support outstanding letters of credit.

    We rely primarily on funds from operations and short-term borrowings for liquidity. We believe that we have access to ample financial resources to finance anticipated growth, meet commitments to affiliates, as well as support ongoing operations. Anticipated commitments of funds are estimated at $24.0 million for the remainder of fiscal year 2000, mainly for computer hardware purchases and for office relocations and renovations. We expect operating cash flows to provide for these cash needs.

    Our foreign operations do not materially impact liquidity or capital resources. At June 30, 1999, $14.4 million of the total cash balance of $36.0 million was held outside of North America, which we have the ability to readily access, if necessary. There are no significant repatriation restrictions other than local or U.S. taxes associated with repatriation. The foreign operations in total are substantially self-sufficient for their working capital needs. Due to the nature of our operations (billing and collecting for services within each country in the country's local currency), we historically have had moderate foreign currency transaction risk. We have not implemented a formal hedging policy or program. Any foreign currency risk would be primarily associated with our investments in our non-U.S. subsidiaries. This risk is mitigated by our intention to leave the investments in place rather than repatriating them.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited quarterly financial data for the periods indicated. We obtained this information from unaudited quarterly consolidated financial statements which, in our opinion, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial results for the periods. Results of operations for any previous quarters do not necessarily indicate results that may be achieved in any future period.

                                                                        QUARTERS ENDED
                              ---------------------------------------------------------------------------------------------------
                              SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                1997        1997       1998       1998       1998        1998       1999       1999       1999
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Fees........................  $125,553    $127,717   $124,558   $134,832   $133,985    $140,358   $135,573   $146,944   $146,323
Cost of providing services:
  Salaries and benefits.....    64,207      65,460     70,293     68,651     76,398      72,470     70,977     79,080     79,803
  SIBP......................        --          --         --         --      2,100       5,500      6,900      8,100      6,000
  Non-recurring compensation
    charge related to
    formula book value
    change..................        --          --         --     69,906         --          --         --         --         --
  Occupancy and
    communications..........    15,219      15,588     15,422     15,832     14,521      15,433     16,412     16,549     14,742
  Professional and
    subcontracted
    services................    11,177      14,896     11,626     12,208      8,714      13,338     11,573     14,238      9,796
  Other.....................     7,000       7,624      6,666      5,489      2,846       8,740      9,303      8,864      7,274
                              --------    --------   --------   --------   --------    --------   --------   --------   --------
                                97,603     103,568    104,007    172,086    104,579     115,481    115,165    126,831    117,615
General & administrative
  expenses..................    10,378      13,330     12,849     15,202     11,160      16,692     14,194     14,532     13,178
Depreciation &
  amortization..............     4,687       4,534      5,576     10,197      3,853       3,971      3,996      3,428      4,907
                              --------    --------   --------   --------   --------    --------   --------   --------   --------
                               112,668     121,432    122,432    197,485    119,592     136,144    133,355    144,791    135,700
                              --------    --------   --------   --------   --------    --------   --------   --------   --------
Income (loss) from
  operations................    12,885       6,285      2,126    (62,653)    14,393       4,214      2,218      2,153     10,623
Other:
  Interest income...........       249         237        119        296        124         404        127        289      1,036
  Interest expense..........      (409)     (1,017)    (1,168)      (174)      (553)     (1,168)      (473)      (452)      (390)
Income (loss) from
  affiliates................       (99)         95       (215)       477        160         865        583        916        988
                              --------    --------   --------   --------   --------    --------   --------   --------   --------
Income (loss) before income
  taxes and minority
  interest..................    12,626       5,600        862    (62,054)    14,124       4,315      2,455      2,906     12,257
Income taxes................     5,811       2,672        470      4,181      6,830       2,087      1,530      1,001      5,919
                              --------    --------   --------   --------   --------    --------   --------   --------   --------
Income (loss) before
  minority interest.........     6,815       2,928        392    (66,235)     7,294       2,228        925      1,905      6,338
Minority interest...........       (44)        (97)        86        (57)        --         (85)        54       (186)        18
                              --------    --------   --------   --------   --------    --------   --------   --------   --------
Income (loss) from
  continuing operations.....     6,771       2,831        478    (66,292)     7,294       2,143        979      1,719      6,356
Discontinued operations,
  net.......................    (1,630)     (3,808)   (73,316)     8,848         --       8,678         --         --         --
                              --------    --------   --------   --------   --------    --------   --------   --------   --------
Net income (loss)...........  $  5,141    $   (977)  $(72,838)  $(57,444)  $  7,294    $ 10,821   $    979   $  1,719   $  6,356
                              ========    ========   ========   ========   ========    ========   ========   ========   ========
Earnings (loss) per share,
  continuing operations,
  basic and fully diluted...  $   0.38    $   0.16   $   0.03   $  (4.10)  $   0.47    $   0.15   $   0.07   $   0.11   $   0.41
Earnings (loss) per share,
  basic and fully diluted...  $   0.29    $  (0.06)  $  (4.30)  $  (3.55)  $   0.47    $   0.74   $   0.07   $   0.11   $   0.41

YEAR 2000 ISSUE

    We have substantially completed a program to address the Year 2000 issue as it affects our business and we believe that the Year 2000 issue is not likely to have a material adverse effect on our business, results of operations, or financial condition. Nevertheless, since the effects of the Year 2000 issue are likely to be unpredictable, we do not expect that our Year 2000 compliance program will eliminate all risk to us associated with the Year 2000 issue.

    We believe that the most significant risk facing us in connection with the Year 2000 issue relates to software provided by us for use by, or on behalf of, our clients. This software has been provided principally by the HR Technologies Group (including benefit administration software and call center services) and the retirement practice (principally spreadsheet-based benefit calculators). The risks presented include the possibility of errors or contractual liability caused by non-compliant software that is not identified or corrected and the costs of replacing or repairing client systems. Testing and remediation have been completed on approximately 80% of such systems. Virtually all of the systems not yet repaired are used to support open enrollment in benefits plans and any required Year 2000 remediation will be performed as a part of modifications to such systems before they are next used.

    Our cost to address Year 2000 compliance issues exceeded $4.0 million for fiscal year 1999. Our principal expenditures were for repair and testing of internal and client software, costs associated with our Year 2000 compliance program and costs of outside consultants. We expect that our costs for Year 2000 compliance will be lower in fiscal year 2000. Funds for costs associated with our Year 2000 compliance efforts will come from operating cash flows for all areas of our operations and will be expensed as incurred.

                                    BUSINESS

INTRODUCTION

    Founded in 1946, Watson Wyatt & Company is one of the world's leading human capital consulting firms. We help our clients enhance their business performance by improving their ability to attract, retain and motivate qualified employees. As leading economies worldwide become more services oriented, human capital has become increasingly important to companies and organizations. The heightened competition for skilled employees, unprecedented changes in workforce demographics and rising employee-related costs have increased the importance of effective human capital management. We help our clients address these issues by combining our expertise in human capital management with web-based technologies in order to improve the design and implementation of various human resources, or HR, programs, including compensation, retirement and healthcare plans.

    The Internet is dramatically accelerating the transition of human capital management to a more strategic role within organizations. Through the use of web-based technologies, we help our clients transform the way they implement and deliver HR programs and improve communications with their employees. We help our clients develop electronic networks that provide employees and managers with greater access to their HR programs, allowing them to obtain HR-related information and perform HR-related functions 24 hours a day, 7 days a week. We refer to this electronic-based approach as eHR.-TM-

    The rapid expansion of our eHR-TM- services is a natural outgrowth of our longstanding leadership in employee benefits and human capital consulting. We design, develop and implement HR solutions through the following three closely interrelated practice areas:

    BENEFITS CONSULTING GROUP

    - Retirement plans, including pension and 401(k) plans

    - Healthcare, disability and other group benefits plans

    - Actuarial services

    - Investment consulting services to pension plans

    HR TECHNOLOGIES GROUP

    - eHR-TM- solutions

    - Integrated HR delivery channels

    - Employee self-service applications

    - HR call center solutions

    - Benefit administration systems and retirement planning tools

    HUMAN CAPITAL GROUP

    - Strategies to align workforces with business objectives

    - Strategies for attracting, retaining and motivating employees

    - Organizational effectiveness services

    - Compensation plans, including executive compensation and stock option programs

    Our clients include many Global 2000 corporations as well as emerging growth companies, public institutions and non-profit organizations. During the past two years, we have provided services to over 70% of the Fortune 100. Our clients include Apple Computer, Cisco Systems, General Electric Company, General Motors, IBM and Lockheed Martin Corporation. Many of our client relationships have existed continuously over several decades.

    We believe that our extensive history, global presence, dedication to long-term client relationships and recognized reputation for quality and innovation provide us with significant competitive advantages. Our strategy is distinguished by our exclusive focus on delivering value-added consulting services that help our clients anticipate, identify and capitalize on emerging opportunities in human capital management. We implement this strategy through over 3,800 associates in 60 offices located in 18 countries. We generated approximately $570 million in revenues during the twelve months ended September 30, 1999.

    Watson Wyatt & Company markets its services through a global alliance, more fully described in this prospectus under "Corporate Information--Watson Wyatt Worldwide Alliance," with Watson Wyatt Partners (formerly R. Watson & Sons), a private partnership organized in the United Kingdom. The Watson Wyatt Worldwide global alliance maintains 86 offices in 31 countries and employs over 5,500 employees. Watson Wyatt & Company operates 60 offices in 18 countries in North America, Latin America and Asia-Pacific. Watson Wyatt Partners operates 12 offices in the United Kingdom, Ireland, Africa and the Caribbean. The alliance operates 14 offices in 9 continental European countries principally through a jointly owned holding company, Watson Wyatt (Holdings) Europe Limited, which is 25% owned by us and 75% owned by Watson Wyatt Partners.

HUMAN RESOURCES CONSULTING INDUSTRY

    OVERVIEW

    The growing demand for employee benefits and human capital consulting services is directly related to the size, complexity and rapid changes associated with human resources programs. Employee salary and benefits costs represent one of the most significant components of worldwide corporate spending. In the U.S. alone, companies spend over $5 trillion annually on the direct costs of human capital such as compensation and benefits. In 1998, U.S. employers contributed over $120 billion to pension and profit sharing plans, and the assets of U.S. retirement plans exceeded $8 trillion.

    Employers, regardless of geography or industry, are facing unprecedented challenges involving the management of their people. Changing technology, critical skill shortages, and an aging population in many developed countries have increased competition for talented employees. At the same time, employees' expectations relating to compensation, benefits and other HR services are growing. Employers must address these challenges effectively in order to remain competitive.

    Our industry is comprised of major HR consulting firms, such as Watson Wyatt Worldwide, William M. Mercer, Towers Perrin and Hewitt Associates. In addition to these firms, the industry includes smaller benefits and compensation firms and the HR consulting divisions of diversified professional service firms, such as the Big 5 accounting firms, Andersen Consulting, EDS, and Booz-Allen & Hamilton. The global HR consulting industry is highly fragmented. There are approximately 950 firms providing HR-related consulting services, with the four major HR consulting firms accounting for approximately 40% of total industry revenue.

    INDUSTRY TRENDS

    We believe that we are in a position to capitalize on a number of favorable trends that will contribute to the growth of the HR consulting industry, including:

    GROWING STRATEGIC IMPORTANCE OF HUMAN CAPITAL

    In today's knowledge-based economy, businesses are increasingly recognizing that the effective management of human capital contributes to increased shareholder value. As a result, companies are increasingly looking to HR consulting firms to help them align their human capital programs with their business strategies.

    TECHNOLOGY REVOLUTION IN HR PROGRAMS

    The Internet, corporate intranets and other e-business tools enable companies to deliver HR information and services to employees more efficiently and effectively than ever before. Many companies are moving to what we call an eHR-TM- model that uses technology to produce more flexible and employee-friendly solutions such as online benefits enrollment. Companies increasingly are looking to firms with expertise in human capital and information technology to transform their HR processes.

    CHANGING WORKFORCE DEMOGRAPHICS

    As human capital becomes more important to business success, companies in many developed countries today are faced with a critical shortage of talented employees and an unprecedented aging of the workforce. These trends, along with the changing mobility and needs of workers, are prompting companies to engage experienced human capital consulting firms to redesign employee compensation and benefits plans and to fundamentally rethink their workforce strategies so that they can effectively attract and retain employees.

    GROWING IMPORTANCE OF EMPLOYER-SPONSORED BENEFITS PROGRAMS

    Assets in retirement plans are growing rapidly, and the need for effective management of these plans--in terms of structuring benefits, managing liabilities and maximizing the plans' value in attracting and retaining employees--has never been greater. The combined effect of limited retirement savings of baby boom employees, concerns regarding the continuing viability of government-sponsored retirement and healthcare programs, and rising healthcare costs increases the importance of benefits programs to both employers and employees.

    RECORD LEVEL OF MERGERS AND ACQUISITIONS

    Mergers and acquisitions throughout the world are occurring at unprecedented rates, prompting the need to combine corporate cultures and human resources programs quickly and effectively. Mergers and acquisitions are becoming increasingly complex and cross-border. It is frequently noted that when business combinations fail, it is often due to inadequate integration of human resources. As a result, companies are expected to increasingly use human capital consultants to assist them with pre-merger planning and post-merger integration.

    CONTINUING GLOBALIZATION OF ECONOMIES

    As business becomes more global, corporations are seeking human capital consultants with global resources and local expertise on benefits and human resources issues. These companies are looking to HR consulting firms to help them develop and implement global benefits and HR policies and establish consistency in worldwide reporting and quality control.

    COMPLEX AND CHANGING REGULATORY ENVIRONMENT

    Employee benefits programs in most industrialized countries are subject to complex government regulations. These regulations change as governments address social and economic policy issues and as private employers implement changes in plan designs. Employers throughout the world are increasingly seeking human capital consultants to assist them with plan design, compliance and regulatory advice.

COMPETITIVE STRENGTHS

    Unlike other consulting firms that have large benefits administration operations or unrelated consulting practice lines, we focus exclusively on providing human capital consulting services. We believe that our competitive strengths include:

    REPUTATION FOR QUALITY

    We are recognized as one of the world's highest quality consulting firms. For example, in a recent independent study conducted by THE WALL STREET JOURNAL of its subscribers, we placed first in the consulting industry in terms of delivering value to clients and first among our human resources consulting peers for overall quality of reputation.

    LONG-STANDING RELATIONSHIPS WITH BLUE-CHIP CLIENTS

    We have built long-term relationships with many of the world's most prestigious corporations. In many cases these relationships have existed continuously for several decades. During the past two years, we have provided consulting services to over 70% of the Fortune 100, and we provide the actuarial consulting services for the three largest corporate defined benefits pension plans in the United States.

    INNOVATIVE TECHNOLOGY-BASED SOLUTIONS

    We helped pioneer the use of the Internet to improve employers' delivery of, and employees' access to, HR information. Using our eHR-TM- approach, we design systems for clients that enable them to offer cost-effective employee service delivery solutions such as web-based self-service and call centers. Over the past decade, we have invested extensively in proprietary technology to develop solutions to our clients' human resources needs.

    GLOBAL REACH AND SCALE

    We believe that our global presence through the Watson Wyatt Worldwide alliance is among the most extensive in the human capital consulting business, spanning 86 offices in 31 countries. We have a strong presence in major markets across the United States, and the Watson Wyatt Worldwide alliance provides us with significant depth in Europe. In Asia, we have leading positions in several markets including Hong Kong and Japan. We were the first international human capital consulting firm to open a wholly-owned operation in China, and we are building scale in other markets in order to meet the growing demands of our local and multinational clients.

    INDUSTRY-LEADING RESEARCH

    Our pioneering research is a core part of our brand identity, account penetration strategy and consulting process. Our research on changing demographics in major economies is helping companies prepare for the impact of these changes on costs, productivity and the ability to attract and retain talented workers. We operate research and information centers in Bethesda and Toronto that are staffed with more than 80 economists, analysts and attorneys who conduct research and inform clients on legislative and regulatory developments. We also produce proprietary studies and groundbreaking white papers on topics such as executive pay, healthcare quality and costs, integrated disability management, employee communications and workplace attitudes.

    HIGHLY EDUCATED AND ACCREDITED CONSULTING STAFF

    Watson Wyatt consultants are trusted advisors and experts in their fields. Our consultants include over 400 accredited actuaries, as well as professionals with M.B.A.s, Ph.D.s and law degrees. Our consultants frequently testify before government and regulatory agencies, are regularly quoted in the business press and have authored leading HR-related books. Recent books by our consultants include THE REAL DEAL: THE HISTORY AND FUTURE OF SOCIAL SECURITY, HEALTH OF
NATIONS: AN INTERNATIONAL PERSPECTIVE ON U.S. HEALTH CARE REFORM, THE COMPLETE GUIDE TO MERGERS & ACQUISITIONS, HEALTHCARE.COM: RX FOR REFORM, CEO PAY AND SHAREHOLDER VALUE, and FUNDAMENTALS OF PRIVATE PENSIONS.

GROWTH STRATEGY

    In an environment that is characterized by changing workforce demographics, rapid advances in technology and growing recognition of the importance of human capital, our strategy is to expand our competitive position by providing comprehensive, value-added human capital consulting services that help our clients solve their human capital challenges. We plan to pursue growth by:

    EXPANDING OUR RELATIONSHIPS WITH EXISTING CLIENTS

    We believe there is significant opportunity to increase our share of our clients' consulting expenditures by leveraging our recurring engagements. We utilize dedicated account managers to identify and refer additional consulting opportunities, and we believe that our ability to provide integrated services will enable us to secure additional business from our existing client base.

    CREATING INNOVATIVE EHR-TM- SOLUTIONS

    Our clients are increasingly demanding integrated, flexible approaches to provide HR benefits information and access to their employees 24 hours per day, 7 days per week. With our expertise in human capital consulting and information technology, including web-based applications, we are well positioned to develop innovative and integrated solutions to meet these client needs.

    LEVERAGING OUR GLOBAL CAPABILITIES

    Multinational corporations increasingly require a total services capability, regardless of where they operate. By drawing upon our global resources and local execution capabilities, we are well positioned to serve our clients' growing needs for integrated human resources services throughout the world.

    DEVELOPING NEW CLIENT RELATIONSHIPS

    Our recognized brand name and global reputation for quality service, leading research and innovation enable us to promote our consulting services effectively to new clients. We also believe that there are significant opportunities to develop new relationships by proposing innovative, high-value projects, such as our eHR-TM- solutions, to corporations and other major employers.

    PURSUING STRATEGIC ACQUISITIONS

    We will continue to explore strategic opportunities to expand our human capital consulting capabilities or to expand geographically. Our recent acquisition of selected units of KPMG's benefits consulting business provided us with additional senior consultants in New York, Boston, Dallas and Cleveland, as well as additional Fortune 500 clients.

    PROMOTING OUR ENTREPRENEURIAL CULTURE

    We seek associates who strive to be innovators and to add value to their clients' businesses through effective human capital programs and technologies. Our training and compensation programs are aimed toward developing in our consultants the specialized skills to advance our clients' interests.

CONSULTING SERVICES

    We focus our consulting services into three practice groups: Benefits Consulting, HR Technologies and Human Capital.

    BENEFITS CONSULTING GROUP

    Our Benefits Consulting Group is our largest and most established practice, with a franchise dating to 1946. This group consists of over 1,600 consultants and works with clients to create cost-effective benefits programs that help attract, retain and motivate a talented workforce. We strive to provide tailored benefits programs for our clients, and we base our recommendations on extensive research. Our Benefits Consulting Group, which consists of Retirement Consulting, Investment Consulting, and Group & Health Care Consulting, accounted for approximately 66% of our North American consulting revenue in fiscal year 1999.

    RETIREMENT CONSULTING

    We are one of the world's most respected advisers on retirement plans, and we provide actuarial and consulting services for large defined benefit ("DB") and defined contribution ("DC") retirement plans. Our consultants work with clients to provide realistic assessments of the impact that the change in workforce demographics will have on their retirement plans, corporate cash flow requirements, and retiree benefits adequacy and security.

    In North America, and increasingly throughout much of the developed world, retirement security is provided through funded pension plans, most of which are either DB or DC plans. A typical DB plan is characterized by employer contributions and a specified future benefit to the employee. These plans typically involve large asset pools, complex calculations to determine employer costs and funding requirements and sophisticated analysis to match liabilities and assets over long periods of time. These plans are commonly referred to as pension plans. A typical DC retirement plan is characterized by employee contributions, possible employer matching contributions and an unspecified future benefit paid to the employee which will ultimately be based on investment returns. In the United States, the most common example of a DC plan is a 401(k) plan.

    Our target market for DB plans consists of plans with more than 1,000 participants. Our consultants provide actuarial services to many of the world's largest retirement plans, including the three largest corporate-sponsored DB plans in the United States. Our DB services include:

    - STRATEGIC PLAN DESIGN                     - FINANCIAL REPORTING

    - ACTUARIAL SERVICES                        - VALUATION AND DIAGNOSTIC SOFTWARE AND SYSTEMS

    - FUNDING RECOMMENDATIONS                   - ASSISTANCE WITH MERGING, DIVESTING AND ACQUIRING
                                                  PLANS

    - MULTINATIONAL ASSET POOLING CONSULTING

    We also represent major corporations in designing and implementing DC plans, especially 401(k) plans in the United States. We assist clients with the selection of asset managers and administrators and in communicating with their employees concerning enrollment, plan provisions and investment alternatives.

    In both the DB and DC areas, we emphasize research-based consulting to design innovative retirement programs that align our clients' workforces with their business strategies. We believe that we have been at the forefront of innovation in the retirement consulting industry. We have introduced innovations such as:

    - PENSION EQUITY PLAN---an alternative retirement plan that combines the lump sum portability of DC and cash balance plans desired by younger workers with a benefits formula based on the final few years of earnings, providing benefits security typical to a traditional DB plan that older and long-service employees seek;

    - FLEX PENSION PLUS-TM---a tax-effective Canadian supplemental retirement plan for attracting and retaining key employees;

    - PREPARE!-TM---a web-based tool that enables employees to model different savings and retirement income scenarios;

    - WATSON WYATT 401(K) VALUE INDEX-TM---a tool that looks beyond cost to identify the total value that employers and their employees derive from their 401(k) plans;

    - PHASED RETIREMENT PROGRAMS--a combination of programs that help clients attract and retain older workers by enabling them to balance work/life needs through a gradual transition to retirement;

    - CLIENTSITE-TM---a relationship management tool that allows web-based communication between our clients and associates that can be updated globally and instantaneously; and

    - ELECTRONIC ACTUARY/ELECTRA-TM---a tool that performs immediate "what if" scenarios so that different plan designs can be modeled and priced interactively with clients.

    To support our retirement consulting services, we invest heavily in state-of-the-art technology, software, and systems to ensure seamless consistency and efficiency of service delivery in all our offices worldwide, which we believe provide us with a source of considerable competitive advantage. We also maintain extensive proprietary databases, COMPARISON-TM- and BenTRACK,-TM- that enable our clients to track and benchmark benefits plan provisions in the United States and throughout the world, respectively.

    INVESTMENT CONSULTING

    Together with our retirement consulting services, we offer investment consulting services that help private and public sector clients throughout the world maximize the return on their retirement plan assets, develop governance policies and strategies, and design investment structures to successfully manage financial liabilities within the context of their overall business objectives. Our services include:

    - asset/liability modeling and asset allocation studies;

    - governance and investment policy development;

    - investment structure analysis;

    - investment manager selection and evaluation; and

    - performance evaluation and monitoring.

    GROUP AND HEALTH CARE CONSULTING

    Health care premiums paid by US. employers are rising annually at approximately 10%. In this environment, we help our clients with the design, financing, administration and communication of medical, disability and other group benefits plans. Clients seek our services to assist them in an environment that is characterized by escalating costs, employee dissatisfaction with health care programs and multiple vendor relationships. Our primary objective is to establish a link between each element of an employers' benefits programs and its desired cost, employee satisfaction and productivity goals. Our services include:

    - plan design;

    - actuarial services;

    - vendor management services;

    - on- and off-shore funding analysis;

    - benefits pricing;

    - assistance with plan changes relating to mergers, acquisitions and divestitures; and

    - integrated disability management.

    Our approach to group benefits consulting is research-based and makes use of sophisticated consulting tools such as:

    - PREVIEW-TM---a medical benefits modeling system which accurately and quickly models medical claims under alternative plan designs, covered populations and managed care delivery systems;

    - HEALTH PLAN VALUE LIBRARY-TM---software tools and a database of information on the cost, quality and accessibility of health plans that are used to screen and evaluate health plans; and

    - AUTO-RFP-TM---a powerful software application that organizes and eases the administrative process of gathering and evaluating RFP responses from health care vendors.

    HR TECHNOLOGIES GROUP

    Our HR Technologies Group helps clients select and implement technologies that enhance the delivery of benefits and related information to employees. Our HR Technologies Group consists of approximately 350 consultants and represented approximately 14% of our North American consulting revenue in fiscal year 1999.

    As human resources programs become more complex and important for recruiting and retaining employees, organizations are seeking flexible, adaptable and cost-effective solutions for providing benefits information access to their employees. To address these challenges, we are uniquely positioned to provide our clients with eHR-TM- solutions, which are a network of integrated HR-related data, tools and transactions. We help organizations that have adopted Internet applications for external business strategies to employ similar advanced technologies for internal applications such as HR. Our services include assisting clients to implement employee self-service solutions, retirement plan administration systems, benefits enrollment, training programs, time and attendance systems and applicant tracking systems.

    Using our proprietary consulting methodology of "Discover, Invent and Deliver," our consultants work with clients to evaluate existing HR infrastructure and business strategy, identify the best sources of people, process and technology, and design and implement tailored solutions. These solutions frequently involve the development of web-based employee self-service applications, the implementation of interactive call centers and the integration of existing legacy systems. We also offer hosting services for companies who prefer to access applications from our servers rather than host on their own intranets. In addition, we deliver state-of-the-art solutions in health and welfare enrollment, pension administration, compensation planning and retirement planning.

    HUMAN CAPITAL GROUP

    Our Human Capital Group, which consists of over 300 consultants, helps clients achieve competitive advantage by aligning their workforce with their business strategy. This includes helping clients develop and implement strategies for attracting, retaining and motivating their employees to maximize the return on their investment in human capital. Our Human Capital Group represented approximately 9% of our North American consulting revenue in fiscal year 1999. Our Human Capital Group focuses in three principal areas:

    STRATEGIC REWARDS

    We help align an organization's rewards--including compensation, stock programs, incentives, recognition programs and flexible work arrangements--with its business strategies, cultural values, work design and human resources strategy. We work together with our Benefits Consulting Group to develop optimal total compensation solutions for our clients.

    ORGANIZATION EFFECTIVENESS

    We help clients build high-performance organizations by working with them to clarify and implement business strategy, recognizing the impact of employee attitudes and commitment, as well as effective team and leadership development, on business success. We provide a wide array of organization diagnostic services--employee and customer surveys, human capital audits and cultural assessments--as well as leadership development services that include assessment, coaching, workshops and team building. We also provide process management services to help organizations achieve their desired vision, strategy and culture.

    EXECUTIVE COMPENSATION

    We counsel executives and boards of directors on executive pay programs, including cash compensation, stock options and stock purchase plans, and on ways to align pay-for-performance plans throughout the organization in order to increase shareholder value.

    We believe that we are recognized as innovators in the area of human capital consulting and have introduced such innovations such as the WATSON WYATT HUMAN CAPITAL INDEX,-TM- a proprietary tool for demonstrating the relationship between the effectiveness of an organization's human capital practices and the creation of superior shareholder returns. In support of our human capital consulting we also maintain databases of employee attitudes for client organization comparison. Our WorkUSA-Registered Trademark-/ WorkCanada-TM- database is regarded as the most up-to-date survey in existence on the attitudes of North American workers. Through our People Management Resources division, we also provide an online best practices database of more than 300 in-depth case studies covering key people practices, such as culture development, staffing and selection, leadership development, and employee communication.

OTHER CONSULTING SERVICES

    While we focus our consulting services in the three areas described above, one of our primary strengths is our ability to draw upon consultants from our different practices to deliver integrated services to meet the needs of our clients. Examples include:

    MERGER & ACQUISITION SERVICES

    Recognizing that many business combinations fail because of "people problems," we help clients achieve better transactional success by assisting with faster integration, cost containment, increased customer focus and greater productivity. We assemble multi-disciplinary teams to provide key services that include due diligence of pension and benefits plans, company cultures and human resources strategies; integration of human resources processes and practices; and enterprise-wide project management.

    EMPLOYEE COMMUNICATIONS CONSULTING

    We also have one of the leading communications consulting groups in the human resources consulting industry--a team that has won numerous awards for innovative and effective communications. Our consultants combine strong creative skills with technical excellence on human resources issues and solid research on employee attitudes and communication effectiveness. We conduct communications audits, research and focus groups, and provide communications planning and implementation. In addition, our consultants assist employers in complying with disclosure requirements.

WATSON WYATT DATA SERVICES

    Watson Wyatt Data Services is a leading provider of global compensation, benefits and employment practices information recognized as the industry standard and often studied and cited by many of our clients and competitors. In the United States, we publish and market the most extensive library of reports on human resources issues, and more than 5,000 organizations participate in one or more of our annual surveys. Our databases contain compensation information for more than one million employees in virtually every industry sector and major metropolitan area. Outside of the United States, our worldwide alliance offers more than 70 remuneration, benefits and employment practice references guides, covering more than 50 countries and 6 continents. In addition to our annual survey references, we also offer many reference works intended to assist practitioners in creating or maintaining programs in a variety of subject areas such as variable pay, performance management, and personnel policies.

REPRESENTATIVE CLIENT SOLUTIONS

    Some recent examples of our work with clients are described below:

    EHR-TM- RE-ENGINEERING

    - ENGAGEMENT: Assist a global oil field services company on a five-year, multi-phased approach to transform a traditional personnel department into a comprehensive eHR-TM- business unit.

    - CHALLENGE: Our client's personnel function in North America was hindered by decentralized administration practices, different benefits and payroll systems for each product line and location, manual procedures for processing benefits and services, and limited use of technology in delivering services to employees. As a result, personnel managers and employees expended significant time and effort contacting benefits managers and obtaining benefits data, retirement and loan projections, and performing benefits related transactions.

    - APPROACH: We formulated a strategy to develop web-based, employee self-service systems to deliver HR services, transactions, and communications via desktop computers and kiosks.

    - RESULTS: Our client successfully migrated 98% of its U.S. employees to web-based benefits enrollment. Today, 16,000 U.S. employees have self-service access to real-time data, records, and transactions on their profit sharing plan, pension and 401(k) plans. Through this system employees can access daily account balances, model loans, and estimate retirement income. This system also provides for health & welfare enrollment, administration, and plan documentation. Additional launches are planned to expand the eHR-TM- solution to regions outside North America.

    RETIREMENT PLAN REDESIGN

    - ENGAGEMENT: Help a major natural resources company to design and implement a new pension plan.

    - CHALLENGE: Our client's retirement benefits program, designed in the 1950s for its workforce at that time, encouraged longevity of service and granted generous pensions. However, the program became increasingly unpopular with employees because many had joined the company in mid-career, and many others chose to leave the company before retirement age.

    - APPROACH: We designed a customized Pension Equity Plan ("PEP"), which provides a similar level of benefits as the old plan but provides better rewards to high performers, especially those in mid-career. To protect employees who had planned their retirement based on the existing program, we developed an innovative transition plan.

    - RESULTS: At no additional cost, the PEP has helped the client attract and retain more mid-career, high-performing employees while continuing to meet the expectations of its long-term employees.

    MERGER & ACQUISITION INTEGRATION AND DUE DILIGENCE

    - ENGAGEMENT: Assist a global industrial company to complete cultural, benefits and human capital due diligence on several target companies in Asia-Pacific, including an evaluation of the future financial obligations of the target's benefits plans, staff retention challenges, and ongoing employee communications needs.

    - CHALLENGE: Our client faced several key issues in evaluating potential acquisitions, including staff retention, pension liabilities arising from unfunded pension plans, transformation of the organizational cultures, and the lack of uniform HR processes and systems.

    - APPROACH: We conducted a post-transaction audit and review of the competitiveness of the target companies' compensation and benefits programs. We then identified position requirements, matched employees having the desired backgrounds, defined job classifications and developed salary structures that were consistent with our client's existing system. We also developed comprehensive communication plans and materials and designed cross-cultural training for expatriates.

    - RESULTS: In addition to assuring a positive reception by the target companies' employees, we limited potential liabilities, installed formal HR programs and systems, and maintained compensation and benefits levels during the ongoing review.

    INTEGRATED DISABILITY MANAGEMENT

    - ENGAGEMENT: Assist a major manufacturer to design and implement a more flexible and comprehensive disability management program.

    - CHALLENGE: Our client regularly had difficulty fulfilling customers orders at year end. Our client employed a "just-in-time" inventory system, and required a full staff to fill its orders, but seemed to suffer from chronic shortages of product supply. However, an apparent production issue was determined to be a benefits design issue. The design and reporting system of the company's paid time off and disability programs were encouraging employees to take time off at the end of the year.

    - APPROACH: After benchmarking other firms in our client's industry, we devised a more competitive plan design, established a tracking system for data collection and identified best practices for better connecting all components of the paid time-off program. We also installed a new data collection system with the ability to track workplace absences for faster and more efficient resolution.

    - RESULTS: The first year of implementation resulted in total savings of $800,000. A year later, our client acquired two manufacturing companies. With the best practice processes already in place, the merging of the three programs went smoothly, and as a result, our client reported savings of approximately $11 million in direct and indirect costs.

    RETIREMENT PLAN ADMINISTRATION

    - ENGAGEMENT: Assist a Fortune 500 company whose pension administration outsourcing provider was exiting the business.

    - CHALLENGE: Our client needed to assess the options of entering into another outsourcing agreement or moving the pension administration function to their North American HR service center. After evaluating alternatives, our client selected a blended solution, leveraging their own internal call center resources with our expertise in pension technology.

    - APPROACH: We designed and built a retirement benefits administration system that is an integral part of the client's North American HR service center. The system is located at our site and accessed by the organization's service center representatives. Employees can also access the system for numerous self-service functions, including retirement plan modeling.

    - RESULTS: The new "e-business" delivery model has off-loaded a significant amount of work from benefits administrative staff. The perception of our client's HR department's role in the organization was also enhanced. The new system rollout was highly successful, achieving a customer satisfaction rating of well over 90%.

SALES AND MARKETING

    Our growth strategy starts with ensuring the satisfaction of current clients through our Account Management program. A key element of this program is an approach we call CLIENTFIRST.-TM- Using proprietary processes and tools, we work with clients to define their needs and expectations before an engagement begins and then continually measure our performance according to the agreed upon standards. We have approximately 125 Account Managers who focus on ensuring our clients' satisfaction with current services and on expanding our relationships across service lines, geographic boundaries and divisions within client companies.

    We also pursue new clients using cross-disciplinary teams of consultants as well as dedicated business developers to initiate relationships with carefully selected companies. Our client expansion and new client acquisition efforts are supported by market research, comprehensive sales training programs, and extensive marketing databases.

    Our sales efforts are also supported by a full array of marketing programs designed to raise awareness of the Watson Wyatt Worldwide brand and our reputation within our target markets. These programs promote our thought leadership on key human resources issues and establish us as the leading human capital consulting firm to Global 2000 companies.

CLIENTS

    We work with major corporations--including over 70% of the Fortune 100 in the past two years--leading emerging growth companies, government agencies and not-for-profit institutions in North America, Latin America and Asia-Pacific across a wide variety of industries. Our client base is broad and geographically diverse. In fiscal year 1999, our ten largest clients accounted for approximately 12% of our consolidated revenues and no individual client represented more than 3% of our consolidated revenues. Representative clients include:

Asea Brown Boveri (ABB)             IBM
Apple Computer                      ICI Americas
Broken Hill Proprietary (BHP)       Ingersoll-Rand
Canada Post                         Jardine Matheson Group
Cisco Systems                       Mass Transit Railway Corporation (Hong Kong)
General Electric Company            Lockheed Martin Corporation
General Motors                      San Miguel Corporation

COMPETITION

    The human capital consulting business is highly competitive. Although we believe that there are several barriers to entry, such as the need to assemble specialized intellectual capital to provide expertise on a global scale, and that we have developed significant competitive advantages in providing human resources consulting services, we face intense competition from several difference sources.

    Our current and anticipated competitors include:

    - major human resources consulting firms, such as William M. Mercer and Towers Perrin and the administration/consulting firm Hewitt Associates;

    - smaller benefits and compensation consulting firms, such as Buck Consultants, The Segal Company and Hay Group;

    - the human resources consulting practices of public accounting and consulting firms, such as PricewaterhouseCoopers and Booz, Allen & Hamilton;

    - information technology consulting firms, such as Andersen Consulting and Internet/intranet development firms; and

    - boutique consulting firms comprised primarily of professionals formerly associated with the firms mentioned above.

    The market for our services is subject to change as a result of regulatory, legislative, competitive and technological developments and to increased competition from established and new competitors. We believe that the primary determinants of selecting a human resources consulting firm include reputation, ability to provide measurable increases to shareholder value, global scale, service quality, and the ability to tailor services to a clients' unique needs. We believe that we compete favorably with respect to these factors. See "Risk Factors."

EMPLOYEES

    Watson Wyatt & Company employs approximately 3,800 associates. None of our associates is subject to collective bargaining agreements. We believe relations with associates are good.

FACILITIES

    Our principal executive offices are located at 6707 Democracy Boulevard, Suite 800, Bethesda, Maryland 20817.

    We operate in 60 offices in principal markets throughout the world. Operations are carried out in leased offices under operating leases that normally do not exceed 10 years in length. We do not anticipate difficulty in meeting our space needs at lease expiration or if additional space is required earlier. We also evaluate office relocation on an ongoing basis to meet changing needs in our markets while minimizing our occupancy expense.

LEGAL PROCEEDINGS

    From time to time, we are a party to various lawsuits, arbitrations or mediations that arise in the ordinary course of business. These disputes typically involve claims relating to employment matters or the rendering of professional services. The four matters summarized below involve the most significant pending or potential claims against us. We believe, based on currently available information, that the results of all such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but claims which are possible in our business could be material to our financial results for a particular period, depending, in part, upon the operating results for that period. See "Risk Factors."

    REGINA, SASKATCHEWAN POLICE. The Administrative Board of the Regina Police Superannuation and Benefit Plan filed an action against us and three individual employees in 1994 alleging errors in valuation methods, assumptions and calculations for the Plan during the course of work provided for the Plan since the 1970s. Discovery is concluded and the exchange of expert reports is anticipated during 2000. The Administrative Board seeks approximately
$26 million in damages, plus interest.

    CITY OF MILWAUKEE, WISCONSIN. The City of Milwaukee Employees Retirement Board ("ERB") notified us of a potential claim involving an erroneously calculated cost of living adjustment that was based on a formula provided by the staff of the ERB. In response to the notice of claim, we filed a declaratory judgment action against the City of Milwaukee and the ERB in the U.S. District Court in Chicago. By mutual consent, the parties agreed to dismiss the claim with leave to reinstate, pending settlement discussions among other parties.

    CONNECTICUT CARPENTERS PENSION FUND. The Connecticut Carpenters Pension Fund has filed an action against us claiming errors in valuations from 1991 through 1998 that allegedly resulted in understated liabilities. The plaintiffs are seeking damages of approximately $45 million. The case is in discovery.

    CLAIM AGAINST WATSON WYATT PARTNERS. A law firm representing a client based in Europe has notified Watson Wyatt Partners, our European alliance partner, of a claim involving alleged errors in the design of a global employee stock option plan which may include work performed by present or former subsidiaries of Watson Wyatt & Company.

    We carry substantial professional liability insurance with a self-insured retention of $1 million per occurrence which provides coverage for professional liability claims. We also carry employment practices liability insurance.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names, ages and positions of our directors and executive officers as of the date of this prospectus:

NAME                                     AGE                              POSITION
John J. Haley........................     50      President, Chief Executive Officer and Director
Walter W. Bardenwerper...............     49      Vice President, General Counsel and Secretary
Thomas W. Barratt....................     57      Vice President, Regional Manager (U.S. Central) and
                                                  Director
Jorge V. Bou.........................     57      Vice President, Regional Manager (Latin America)
Paula A. DeLisle.....................     46      Vice President and Director
David B. Friend, M.D.................     43      Vice President, Regional Manager (U.S. East) and
                                                  Director
James A. Gargiulo....................     40      Vice President, Human Resources
Ira T. Kay...........................     49      Vice President, N. America Practice Director-Human
                                                  Capital Group and Director
Brian E. Kennedy.....................     56      Vice President, Regional Manager (Canada) and Director
Eric P. Lofgren......................     49      Vice President, Global Director-Benefits Consulting
                                                  Group and Director
David P. Marini......................     43      Vice President, Global Director-H.R. Technologies Group
Carl D. Mautz........................     52      Vice President, Chief Financial Officer
Gail E. McKee........................     40      Vice President and Director
Kevin L. Meehan......................     55      Vice President and Director
J.P. Orbeta..........................     38      Vice President, Global Director-Human Capital Group
Sylvester J. Schieber................     53      Vice President, Director of Research and Information
John A. Steinbrunner.................     49      Vice President and Director
A. Grahame Stott.....................     45      Vice President, Regional Manager (Asia-Pacific) and
                                                  Director
Charles P. Wood, Jr..................     55      Vice President, Regional Manager (U.S. West) and
                                                  Director
John J. Gabarro......................     60      Director
Robert D. Masding....................     56      Director
R. Michael McCullough................     61      Director

    JOHN J. HALEY has served as President and Chief Executive Officer since January 1, 1999 and as a Director since 1992, and is a member of the Partnership Board of Watson Wyatt Partners. Mr. Haley joined Watson Wyatt in 1977 and prior to becoming President and Chief Executive Officer was the Global Director of the Benefits Consulting Group. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author oF FUNDAMENTALS OF PRIVATE PENSIONS (University of Pennsylvania Press). He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

    WALTER W. BARDENWERPER has served as Vice President and General Counsel since joining Watson Wyatt in 1987 and has served as Secretary since 1992.
Mr. Bardenwerper was a Director of Watson Wyatt from 1992 to 1997. He serves as chairman of the Global Quality Committee of Watson Wyatt Worldwide, and is a director of Professional Consultants Insurance Company. He has a B.A. in Economics from the University of Virginia and a J.D. from the University of Virginia Law School.

    THOMAS W. BARRATT has served as Vice President and Regional Manager (U.S. Central) since 1997 and has served as a Director since 1998. Mr. Barratt rejoined Watson Wyatt in 1994 after serving as the Managing Consultant of the Detroit office of Towers Perrin from 1987 through 1993. He began his career with Watson Wyatt in 1976 and was a consultant with the Company through 1986. He has a B.B.A. from Western Michigan University and was graduated from Northwestern University's National Trust School in 1966.

    JORGE V. BOU has served as Vice President since 1999 and Regional Manager (Latin America) since 1998. Prior to joining Watson Wyatt in 1986, Mr. Bou was a Vice President with the Martin E. Segal Company and was previously with the American International Group. He has been providing consulting services to various clients in Latin America since 1969. Mr. Bou is an Associate of the Society of Actuaries. He has a B.S. in Mathematics from Georgia State University.

    PAULA A. DELISLE has served as Vice President and as a Director since 1997. Ms. DeLisle joined Watson Wyatt in 1982 and is the Managing Consultant of our Hong Kong office. Ms. DeLisle is responsible for Watson Wyatt's China operations, for the Asia-Pacific operations of Watson Wyatt Data Services, and is a frequent speaker at international conferences on human resources issues in the Asia-Pacific region. She is the Vice-Chairman of the American Chamber of Commerce in Hong Kong and is the Hong Kong representative to the Pacific Economic Cooperation Council's Human Resources Development Task Force. She has a B.A. from Saint Mary's College and a Master's degree from Loyola University of Chicago.

    DAVID B. FRIEND, M.D. has served as Vice President and Regional Manager (U.S. East) since 1997 and has served as a Director since 1997. He formerly was the Practice Director of Watson Wyatt's Group and Health Care Practice. Prior to joining Watson Wyatt in 1995, Dr. Friend served on the medical staff at Malden Hospital in Malden, Massachusetts. Prior to attending medical school, Dr. Friend was an Executive Vice President with High Voltage Engineering.
Dr. Friend is the author of HEALTHCARE.COM: RX FOR REFORM (St. Lucie Press), and also serves on the Advisory Board of the Schneider Institute for Health Policy at Brandeis University. He has an A.B. in Economics from Brandeis University, an M.D. from the University of Connecticut and an M.B.A. from The Wharton School of the University of Pennsylvania.

    JAMES A. GARGIULO has served as Vice President, Human Resources since 1999. Mr. Gargiulo has been an Account Manager in the Eastern Region for the past two years. Prior to joining Watson Wyatt in 1997, he was the Regional Director for the Compensation practice at Aon Corporation and has held various human resources positions for Salomon Brothers, The Gap, and Banque Paribas.
Mr. Gargiulo has a B.A. in Business Administration from Bernard Baruch College in New York.

    IRA T. KAY has served as Vice President and North America Practice Director of the Human Capital Group since 1998 and as a Director since 1996. Prior to joining Watson Wyatt in 1993, Mr. Kay was a Managing Director and served on the Partnership Management Committee of The Hay Group and prior to that, he was a Managing Director in the Human Resources Department of Kidder Peabody. Mr. Kay is the author of CEO PAY AND SHAREHOLDER VALUE (St. Lucie Press). Mr. Kay has a B.S. in Industrial and Labor Relations from Cornell University and a Ph.D. in Economics from Wayne State University.

    BRIAN E. KENNEDY has served as Vice President and Regional Manager (Canada) since 1995 and as a Director since 1996. Prior to joining Watson Wyatt in 1995, Mr. Kennedy spent 18 years with the Alexander Consulting Group, most recently as Chairman and Chief Executive Officer of Alexander Clay, their U.K. and European operations.

    ERIC P. LOFGREN has served as Vice President, Global Director--Benefits Consulting Group and as a Director since 1998. Prior to joining Watson Wyatt in 1989, Mr. Lofgren spent seven years with William M. Mercer and seven years at Mutual of New York. Mr. Lofgren is a recognized authority in the areas of retirement plan design, the effects of demographics on benefit systems and asset liability management. He is widely credited with developing the Pension Equity Plan (PEP), one of the three primary families of defined benefit pension design. Mr. Lofgren is a Fellow of the Society of Actuaries, and holds a B.A. in Mathematics from New College in Sarasota, Florida and studied at the Graduate School of Logic at the University of California at Berkeley.

    DAVID P. MARINI has served as Vice President since 1998 and Global Director--HR Technologies Group since 1997. Prior to assuming his current responsibilities, he led several of the firm's technology projects involving reengineering administrative client services. Prior to joining Watson Wyatt in 1994, Mr. Marini spent 13 years at CIGNA Corporation, most recently as the President of the Iowa division of Trilog Inc., a wholly-owned subsidiary, and he was previously a CPA with Coopers & Lybrand. He has a B.S. in business administration from Western New England College.

    CARL D. MAUTZ has served as Vice President and Chief Financial Officer since February 1999 and previously served as Controller. Prior to joining Watson Wyatt in 1997, Mr. Mautz served as the Controller for Tactical Defense Systems, Loral Corporation, which merged into Lockheed Martin Corporation. From 1990 to 1994, Mr. Mautz held operating and corporate finance positions at Unisys Corporation and from 1972 to 1984 was a CPA with KPMG Peat Marwick. Mr. Mautz has a B.S. and an M.A.S. in accounting from the University of Illinois.

    GAIL E. MCKEE has served as Vice President and as a Director since 1997. Prior to joining Watson Wyatt in 1992, Ms. McKee was with the Walt Disney Company where she served as the Manager of International Compensation and Benefits from 1991 to 1992. From 1982 to 1990, she was an Account Manager with Hewitt Associates in New York and Los Angeles. She has a B.A. from the University of Washington.

    KEVIN L. MEEHAN has served as Vice President since 1994 and as a Director since 1999. Mr. Meehan joined Watson Wyatt in 1983, and has been instrumental in developing our flexible benefits operations, our Human Resources Technologies Group and our Account Management system. Mr. Meehan is a frequent speaker on employee benefits tax and legal issues, and regularly testifies before the IRS, the Department of Labor and Committees of Congress on employee benefit plan issues. Mr. Meehan has a B.A. from the College of the Holy Cross and a J.D. from St. John's University Law School.

    J.P. ORBETA has served as Vice President since 1998 and as Global Practice Leader--Human Capital Group since 1998. Prior to joining Watson Wyatt in
April 1986, Mr. Orbeta was a faculty member of the Mathematics Department and director of Computer Education and Services at the Ateneo de Manila University. Mr. Orbeta is a member and Certified Compensation Professional (CCP) of the American Compensation Association and is the first practitioner in the Philippines to have earned this designation. He is a member of the Industrial Relations Committees of the American Chamber of Commerce of the Philippines, the Personnel Management Association of the Philippines and is currently the President of the Compensation Management Society of the Philippines. Mr. Orbeta has a B.S. in Economics from Ateneo de Manila University in the Philippines.

    SYLVESTER J. SCHIEBER has served as Vice President and Director of the Watson Wyatt Research and Information Center (RIC) since 1983, and as a director of Watson Wyatt from 1989 to 1996. Mr. Schieber joined Watson Wyatt in 1983 as Director of RIC, and from 1994-1996, he served on the Advisory Council on Social Security for the Clinton Administration. He is currently serving a six-year term on the Social Security Advisory Board, for which he was appointed by the U.S. Senate Majority Leader. Mr. Schieber has served on the Board of the Pension Research Council of the Wharton School, University of Pennsylvania since 1985. He has authored or co-authored four books on retirement issues, including FUNDAMENTALS OF PRIVATE PENSIONS (University of Pennsylvania Press), THE REAL
DEAL: THE HISTORY AND FUTURE OF SOCIAL SECURITY (Yale University Press, 1999), and he has co-edited four other volumes on a broad range of human resources issues. Mr. Schieber is a frequent speaker on pension and Social Security policy issues throughout the world. He has a Ph.D. in Economics from the University of Notre Dame.

    JOHN A. STEINBRUNNER has served as Vice President since 1996 and a Director since 1996. Mr. Steinbrunner joined Watson Wyatt in 1974 and was formerly the Retirement Practice Director of the Benefits Consulting Group. Mr. Steinbrunner continues to consult with major corporate clients on a variety of strategic benefits issues. He is a Fellow of the Society of Actuaries and has an M.S. in Mathematics from Case Western Reserve University.

    A. GRAHAME STOTT has served as Vice President since 1995 and Regional Manager (Asia-Pacific) since 1995 and as a Director since 1995. Mr. Stott joined Watson Wyatt in 1982 and is a member of the Hang Seng Index Advisory Committee, a past President of the Actuarial Association of Hong Kong and has been a member of a number of Hong Kong Government working parties in the areas of Social Security and pension legislation. Mr. Stott, a Fellow of the Faculty of Actuaries, has a B.Sc. in Mathematics from the University of Manchester Institute of Science and Technology.

    CHARLES P. WOOD, JR. has served as Vice President and Regional Manager (U.S.
West) since 1998 and as a Director since 1999. Mr. Wood joined Watson Wyatt in 1975 and is a specialist in matters relating to Retirement, Group and Health Care, and Compensation consulting. Mr. Wood, a Fellow of the Society of Actuaries and the Casualty Actuarial Society, has a B.S. in Engineering Science and Mathematics from the U.S. Air Force Academy and an S.M. in Applied Mathematics from Harvard University.

    JOHN J. GABARRO has served as a Director since 1999 and was previously a director from 1995 to 1998. Mr. Gabarro is the UPS Foundation Professor of Human Resource Management at the Harvard Business School, where he has taught in Harvard's M.B.A., Advanced Management, and Owner-President Management Programs. He has also served as faculty chairman of Harvard's International Senior Management Program and as chairman of its Organization Behavior and Human Resource Management faculty. Mr. Gabarro is the author of six books, the most recent of which include BREAKING THROUGH: THE MAKING OF MINORITY EXECUTIVES IN CORPORATE AMERICA (Harvard, 1999), MANAGING PEOPLE IN ORGANIZATIONS (Harvard,
1992) and THE DYNAMICS OF TAKING CHARGE (Harvard, 1987), which won the 1988 New Directions in Leadership Award and was named one of the best business books of the year by THE WALL STREET JOURNAL. Mr. Gabarro is also a recipient of the 1980 McKinsey Foundation Prize, the 1986 Center for Creative Leadership Distinguished Scholar Colloquium and the 1988 Johnson Smith and Knisely Award for research on leadership. Mr. Gabarro has an M.B.A. and a Ph.D. from Harvard University.

    ROBERT D. MASDING has served as the Senior Partner of Watson Wyatt Partners, our global alliance partner, since 1995 and as a Director since 1995 upon the establishment of the global alliance. He joined the predecessor firm to Watson Wyatt Partners in 1969 and became a partner in 1972. Mr. Masding is a former Chairman of the International Association of Consulting Actuaries and is a member of the Professional Affairs Board of the Institute of Actuaries.
Mr. Masding, a Fellow of the Institute of Actuaries, has an M.A. in Mathematics from Cambridge University.

    R. MICHAEL MCCULLOUGH has served as a Director since 1996. Mr. McCullough is the retired Chairman of Booz, Allen & Hamilton. He joined Booz, Allen & Hamilton in 1965 as a consultant, was elected a Partner in the firm in 1971, became Managing Partner of the firm's Technology Center and was elected to the position of Chairman in 1984. Mr. McCullough is a member of the Boards of Capital Auto Real Estate Investment Trust, Charles E. Smith Residential Real Estate Trust, Host Marriott Services and is Chairman of Ecutel, Inc., a private Internet firm.

BOARD OF DIRECTORS

    Prior to the proposed corporate reorganization, Watson Wyatt & Company directors were elected at each annual stockholders' meeting for a one-year term. Of the 15 seats, 12 are filled by current employees of Watson Wyatt & Company, two are filled by outside directors, and one by the Senior Partner of Watson Wyatt Partners, Watson Wyatt & Company's alliance partner. Under the Watson Wyatt & Company bylaws, an employee stockholder is qualified to hold a directorship only during the term of his or her employment.

    Under the Watson Wyatt & Company Holdings certificate of incorporation, the 15 directorships are to be divided into three classes. At the next regularly scheduled stockholders' meeting in 2000, stockholders will elect three classes of directors. The directorships in the first class will expire as of the stockholders meeting in 2001 and every three years thereafter, the directorships in the second class will expire as of the stockholders meeting in 2002 and every three years thereafter, and the directorships in the third class will expire as of the stockholders meeting in 2003 and every three years thereafter. Pursuant to separate agreements to be entered into between Watson Wyatt & Company Holdings and each employee director, the director will be required to resign from the board upon termination of his or her employment.

COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE. The Audit Committee assesses and monitors the control of financial transactions and oversees financial reporting to shareholders and others. It also reviews (in cooperation with our internal auditors, independent accountants and management) our internal accounting procedures and controls, and the adequacy of the accounting services provided by our Finance and Administration office.

    COMPENSATION AND STOCK COMMITTEE. The Compensation and Stock Committee oversees general compensation policies and practices and makes recommendations and certain decisions regarding the administration of common stock transactions.

    EXECUTIVE COMMITTEE. The Executive Committee oversees and reviews our long-range corporate and strategic planning. Additionally, it meets throughout the year between meetings of the board of directors to review, consider and make decisions affecting general management policies of our company, to approve significant business decisions not requiring full board approval and to make recommendations to the executive officers and the board.

    FINANCE COMMITTEE. The Finance Committee reviews and considers issues relating to our capital structure. This includes strategic determinations regarding the financing of our future growth and development.

    HUMAN RESOURCES COMMITTEE. The Human Resources Committee reviews and considers issues relating to our human resources. This includes working with the Vice President of Human Resources to review strategy and set priorities for obtaining, managing and developing our human resources.

    PRESIDENT'S PAY COMMITTEE. The President's Pay Committee recommends, for board of director approval, the compensation of the President and Chief Executive Officer.

COMPENSATION OF DIRECTORS

    Directors who are employees of Watson Wyatt & Company are not compensated separately for their services as directors or as members of any committee of the board. Outside directors in fiscal year 1999 were paid a quarterly retainer of $6,250 plus $1,500 per day for board meetings, $1,000 per day for regular committee meetings ($750 if held in conjunction with a board meeting), and $2,000 per day for committee meetings if the outside director chaired that committee ($1,000 if held in conjunction with a board meeting). Telephone meetings of less than four hours duration were compensated at 50% of the applicable per day fee. These fees have been paid in shares of Watson Wyatt & Company common stock (up to 7,500 shares), and the balance paid in cash. We established the Voluntary Deferred Compensation Plan to enable outside directors, at their election, to defer receipt of any or all of their director's fees until they are no longer serving as a director of the company. We intend to continue to compensate outside directors for services rendered.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of our Compensation and Stock Committee for the last completed fiscal year were: Thomas W. Barratt, Paula A. DeLisle, Ira T. Kay, Kevin L. Meehan and John A. Steinbrunner. All are officers of the company. The committee members do not participate in decisions regarding their own compensation. No interlocking relationship exists between our board of directors or our planned Compensation and Stock Committee and any member of any other company's board of directors or their compensation committee, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

    For the fiscal year ended June 30, 1999, the compensation of the executive officers, and all other associates eligible to receive a bonus, was comprised primarily of three elements: base salary, fiscal year-end bonus, and Stock Incentive Bonus Plan ("SIBP") payment. The compensation system establishes target bonuses for all associates eligible to receive a bonus, based on their compensation band level. Target bonuses range from 5% of base salary for more junior associates to 70% of base salary for the Chief Executive Officer. After the end of each fiscal year, the board of directors determines the funding of the fiscal year-end bonus pool, which may be more or less than 100% of target bonuses, and associates eligible to receive a bonus are awarded bonuses based on individual, practice, region and company performance.

    In January 2000 we paid SIBP bonuses to eligible associates based on the SIBP funding level approved by the board, an individual's actual fiscal year bonus and their actual stock ownership as compared to their target stock ownership. We will terminate the SIBP following the completion of this offering. The following table sets forth annual compensation for the President, Chief Executive Officer and the other four most highly compensated executive officers for the fiscal years ended June 30, 1999, 1998 and 1997 by those persons who were, on June 30, 1999:

                           SUMMARY COMPENSATION TABLE

                                    FISCAL                                     TOTAL SALARY/     OTHER ANNUAL        ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR      SALARY     BONUS     SIBP(A)     BONUS/SIBP     COMPENSATION(B)    COMPENSATION(C)
John J. Haley....................    1999     $543,750   $422,625   $491,000    $1,457,375         -$-               $ 25,255
  President,                         1998      440,000    320,000      --          760,000         --                  19,300
  Chief Executive                    1997      403,790    215,000      --          618,790         --                  17,350
  Officer and Director

A.W. Smith, Jr...................    1999      635,000    380,800    432,970     1,448,770         --                 220,120
  Chairman and                       1998      615,000    375,000      --          990,000         --                  28,300
  Director (retired)                 1997      591,230    330,000      --          921,230         --                  23,950

Eric P. Lofgren..................    1999      390,000    290,000    260,960       940,960         --                  19,170
  Vice President,                    1998      331,500    250,000      --          581,500         --                  15,035
  Global Director,                   1997      314,500    180,000      --          494,500           7,500             11,250
  Benefits Consulting
  Group and Director

Kevin L. Meehan..................    1999      326,250    300,000    290,425       916,675         --                  17,690
  Vice President and                 1998      280,150    250,000      --          530,150         --                   5,110
  Director                           1997      263,670    180,000      --          443,670           3,000             10,470

David B. Friend, M.D.............    1999      415,000    315,000    175,270       905,270         --                  21,380
  Vice President,                    1998      387,500    270,000      --          657,500         --                  17,125
  Eastern Regional                   1997      314,167    200,000      --          514,170          12,000              6,000
  Manager and
  Director

(a) In 1996, Watson Wyatt & Company adopted a supplemental bonus plan called the Stock Incentive Bonus Plan ("SIBP"). Following this offering, we will terminate the SIBP and replace it with equity based incentives more customary to publicly traded companies.

(b) "Other Annual Compensation" consists of a cash bonus of $0.50 per share for each share purchased in 1997 under the Stock Purchase Plan. This bonus was also available to all participating associates. There were no stock purchases under the Stock Purchase Plan in 1998. Messrs. Friend, Meehan and Lofgren were the only named executive officers purchasing shares in 1997 since all others are above the 200,000 share maximum.

(c) "All Other Compensation" consists of the following: (1) for fiscal year 1997 only, a one-time non-compete bonus equal to 5% of each named executive's fiscal year 1996 bonus; (2) company matching contributions of 50% of the first 6% of total compensation contributed to our 401(k) plan as a 401(k) salary deferral by the named executive up to the IRS maximum; (3) an additional company matching contribution to a non-qualified savings plan of 3% of total compensation above the IRS compensation limit of $160,000 if individual 401(k) contributions equal the IRS maximum; and (4) for fiscal year 1999 for Mr. Smith, a payment of $188,140 for accrued, but unused, paid time-off.

    Concurrent with this offering we will grant options to our associates
pursuant to a new stock option plan to purchase           shares of class A
common stock at an exercise price equal to the public offering price. As part of this grant, Messrs. Haley, Lofgren, Meehan and Friend will be granted options to
purchase           ,           ,           , and           , respectively. See
"Long Term Incentive Plan."

                            LONG TERM INCENTIVE PLAN

    Under the terms of the 2000 Long Term Incentive Plan, which was approved by
our stockholders on             , 2000 and subject to consummation of this
public offering, Watson Wyatt & Company Holdings is permitted to grant options
to associates allowing them to purchase          shares of class A common stock
at fair market value on the date of grant. Options to purchase an aggregate of shares are authorized under the plan. Immediately before this offering, we intend to grant options to all associates to purchase shares of class A common stock with an aggregate fair market value on the date of grant
equal to    % of their target bonus amounts subject to a minimum grant of options. These options will be valid for seven years, subject to certain early terminations, and will vest on a pro-rata over five years.

           COMMON STOCK PURCHASE ARRANGEMENTS BEFORE PUBLIC OFFERING

STOCK PURCHASE PLAN

    To encourage ownership of common stock by associates, we had historically maintained a Stock Purchase Plan ("SPP"). Under the SPP, we regularly sold common stock to associates on or about March 1 of each year, except in 1998. Historically, ownership of the common stock has been spread widely among associates, with no individual stockholder owning more than 2% of the total number of shares outstanding. Before 1996, it was our policy not to sell shares to stockholders who, as a result of such sales, would have purchased more than 300,000 shares under the SPP. In 1996, we reduced this number to 200,000.

    The SPP permitted associates to borrow up to the full amount of the purchase price of the common stock from our lenders, and we guarantee repayment of all such loans. The loans provide for full recourse to the individual borrower and are secured by a pledge of the stock purchased. Officers, directors and executive officers had access to this credit facility on the same basis as other associates. As of January 14, 2000, 3,562,812 shares of common stock were pledged to our lenders to secure loans to stockholders, representing approximately 24% of the outstanding shares of common stock. As of the same date, the aggregate amount of outstanding loans was approximately $14.9 million.

PENSION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICER

    Watson Wyatt & Company has an agreement with Dr. Friend to provide a supplemental pension benefit if he remains continuously employed by the company until June 15, 2000. At the time of his retirement, Dr. Friend will receive an additional service credit (for the purposes of calculating benefits only) so that his total service credit will be calculated as follows: (actual years of service + 1) multiplied by 1.5. In addition, if, before the date on which Dr. Friend would be entitled to receive an early retirement benefit, there is a change in control of the company and Dr. Friend leaves the employ of the company within six months of the change in control, his pension will be calculated as if he had reached early retirement.

    Generally, executive officers are not parties to employment agreements with us. Non-employee directors are paid pursuant to a compensation plan approved on an annual basis. Upon reaching certain levels within the company, executives and other associates are required to sign non-competition and confidentiality agreements to protect our proprietary information.

                             CERTAIN RELATIONSHIPS

    Since April 1, 1995 we have marketed our services through the Watson Wyatt Worldwide global alliance with Watson Wyatt Partners. For a more complete description of the alliance, see "Corporate Information--Watson Wyatt Worldwide Alliance." Mr. Robert D. Masding, Senior Partner of Watson Wyatt Partners, is a member of our board of directors, and Mr. Haley is a member of the Watson

Wyatt Partners Partnership Board. Watson Wyatt Partners and Watson Wyatt & Company provide various services to and on behalf of each other in the ordinary course of business.

                            CORPORATE REORGANIZATION

GENERAL

    We are offering shares of our class A common stock pursuant to this prospectus. Those of our stockholders who choose to participate in the offering will be entitled to sell their shares pursuant to this prospectus. We have granted the underwriters the right to purchase up to an additional shares of class A common stock to cover over-allotments, if any. Our
net proceeds from this offering will be about $            , excluding proceeds
to the selling stockholders. This offering is conditioned upon completion of the merger, which is described below.

THE MERGER

    Before this offering, Watson Wyatt & Company Holdings will be a wholly-owned subsidiary of Watson Wyatt & Company. Immediately before this offering, a wholly-owned subsidiary of Watson Wyatt & Company Holdings will merge with and into Watson Wyatt & Company. At the time of such merger, each outstanding share of common stock of Watson Wyatt & Company automatically will convert into shares of Watson Wyatt & Company Holdings class B-1 common stock and shares of Watson Wyatt & Company Holdings class B-2 common stock. Watson
Wyatt & Company will then return to capital the one share of Watson Wyatt & Company Holdings previously owned by it. As a result of all these actions, existing Watson Wyatt & Company stockholders automatically will become Watson Wyatt & Company Holdings stockholders, and Watson Wyatt & Company Holdings then will own all of Watson Wyatt & Company's outstanding common stock.

    Shares of class B-1 common stock and class B-2 common stock are not transferable or otherwise convertible into shares of class A common stock, until the relevant transfer restriction period expires or is otherwise waived by the board of directors. Pursuant to the terms of the underwriting agreement, Watson Wyatt & Company Holdings agreed that for a period of 180 days from the date of this prospectus, the board will not waive the stock transfer restriction without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. These transfer restriction periods respectively will expire
(A) 12 months after this offering for shares of class B-1 common stock and
(B) 24 months after this offering for shares of class B-2 common stock. Once these transfer restrictions expire or are waived by our board, the shares of class B common stock automatically will convert into shares of class A common stock. The shares of class A common stock by their terms can be freely transferred, subject to any other applicable restrictions on transfer imposed by law. Except for the transfer restrictions placed on shares of class B common stock, all shares of common stock of Watson Wyatt & Company Holdings will be identical.

    After the merger and this offering, shares of class B-1 common stock and
class B-2 common stock will constitute about   % of our total outstanding common
stock. Shares of class A common stock will constitute about   % of our total
outstanding common stock.

    We will not complete this offering unless we complete the merger. We will complete the merger only if the holders of a majority of the outstanding shares of Watson Wyatt & Company common stock (and holders of 80% of the shares actually voting for or against the merger, if greater) approve the merger.

    As described above, current Watson Wyatt & Company stockholders are entitled to participate in this offering. The board of directors has announced that it will waive the transfer restrictions on a portion of the class B common stock and permit the conversion of class B common stock to class A common stock for resale in this offering. Each selling stockholder will be allowed to sell in this offering
the equivalent of    shares (as measured on a current, or pre-conversion basis)
plus up to    % of the selling stockholder's remaining stockholdings. We expect that an even number of shares of class B-1 and class B-2 common stock will be converted to shares of class A common stock and sold in this offering.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

    The following table sets forth information known to us with respect to
beneficial ownership of common stock as of January   , 2000, without giving
effect to our corporate reorganization, of all directors, named officers and directors and executive officers as a group:

                                                          SHARES BENEFICIALLY       SHARES BENEFICIALLY
                                                         OWNED BEFORE OFFERING     OWNED AFTER OFFERING
                                                        -----------------------   -----------------------
NAME OF BENEFICIAL OWNER                                 NUMBER        PERCENT     NUMBER        PERCENT
John J. Haley.........................................  227,749        1.5  %
Charles P. Wood, Jr...................................  200,934        1.4
A. Grahame Stott......................................  134,000          *
Eric P. Lofgren.......................................  109,365          *
John A. Steinbrunner..................................  103,191          *
Kevin L. Meehan.......................................  100,011          *
Thomas W. Barratt.....................................   89,000          *
Ira T. Kay............................................   80,525          *
David B. Friend, M.D..................................   71,000          *
Paula A. DeLisle......................................   53,900          *
Brian E. Kennedy......................................   50,000          *
Gail E. McKee.........................................   27,375          *
John J. Gabarro.......................................    7,500          *
R. Michael McCullough.................................    7,500          *
Robert D. Masding.....................................        0(a)       *
A.W. Smith, Jr........................................        0(b)       *
All current directors and executive officers as a
  group (  )                                                                %

------------------------

* Beneficial ownership of 1% or less of all of the outstanding common stock is indicated with an asterisk.

(a) Watson Wyatt Partners, in which Mr. Masding is Senior Partner, beneficially owns 363,000 shares (2.4%) of our common stock. Pursuant to our alliance agreement, if Watson Wyatt Partners holds more than 400,000 shares of our common stock, it has an option to sell to us any number of shares that exceed 300,000. We, in turn, have an option to purchase from Watson Wyatt Partners any number of shares of our common stock in excess of 400,000 shares if Watson Wyatt Partners holds more than 500,000 shares of our common stock.

(b) Mr. Smith's shares were repurchased in connection with his retirement in June 1999 in accordance with our bylaws.

                              SELLING STOCKHOLDERS

    The table on Appendix A to this prospectus sets forth certain information furnished by each selling stockholder with respect to the total number of shares of common stock held by such selling stockholder.

     DESCRIPTION OF CAPITAL STOCK, CERTIFICATE OF INCORPORATION AND BYLAWS

COMMON STOCK

    After the merger, we will be authorized to issue up to 99,000,000 shares of
common stock, par value $0.01 per share.       of these shares will be class A
common stock,   of these shares will be class B-1 common stock and   of these
shares will be class B-2 common stock. Upon completion of this offering, shares of the class A common stock will be outstanding (assuming the
over-allotment option is not exercised), and       shares of class B-1 common
stock and   shares of class B-2 common stock will be outstanding.

    Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of the shares voted can elect all of the nominees for director. Subject to the preferences of any series of preferred stock that may at times be outstanding, if any, holders of outstanding shares of common stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available for dividends and, if we liquidate, dissolve or wind up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All shares of common stock outstanding upon completion of this offering are validly authorized and issued, fully paid and nonassessable.

    The class A common stock will be entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The shares will be freely transferable (except for shares purchased by affiliates). We have applied to list the class A shares on the New York Stock Exchange.

    The class B-1 common stock will be entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The shares will be restricted for the twelve (12) months following this offering (the restriction, however, may be waived by the board) and will then automatically convert into class A common stock. Pursuant to the terms of the underwriting agreement, we have agreed that for a period of 180 days from the date of this prospectus, our board will not waive the stock transfer restriction without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Class B-1 common stock will be transferable to permitted transferees from the time of issuance in accordance with our bylaws. Permitted transferees are (A) a revocable trust created to hold shares of the company for the benefit of a stockholder where the stockholder has control over disposition and voting with regard to the trust, or, (B) an irrevocable trust over which the stockholder has voting and dispositive control that was created for the benefit of the stockholder or the spouse or descendent of the stockholder, or, (C) any entity controlled by the stockholder, other than a corporation, whose interests are owned by the stockholder and/or his/her spouse and/or descendants, or, (D) a corporation that is wholly-owned by the stockholder and/or one of the entities described in (A), (B) or (C) above.

    The class B-2 common stock will be entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The shares will be restricted for the twenty-four (24) months following this offering (the restrictions, however, may be waived by the board) and will then automatically convert into shares of class A common stock. Pursuant to the terms of the underwriting agreement, we have agreed that for a period of 180 days from the date of this prospectus, our board will not waive the stock transfer restriction without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Class B-2 common stock also will be transferable to permitted transferees.

PREFERRED STOCK

    Our board of directors has the authority to issue shares of preferred stock from time to time on terms that it may determine, to divide preferred stock into one or more classes or series, and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each class or series, and the qualifications, limitations or restrictions of each class or series, to the fullest extent permitted by Delaware law. The issuance of preferred stock could have the effect of decreasing the market price of our stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of class A common stock and class B common stock.

POTENTIAL ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF
INCORPORATION AND BYLAWS

    ANTI-TAKEOVER PROVISIONS GENERALLY

    The provisions of our certificate of incorporation and bylaws described below and the provisions of the Delaware General Corporation Law described below are referred to in this section as "Protective Provisions." In general, the purpose of the Protective Provisions is to help ensure that the our board of directors plays a role in attempts to acquire control of the company. In this way, the board can further and protect the interests of the company and its stockholders as appropriate under the circumstances. If the board determines that a sale of control is in their best interests, having the board involved enhances its ability to maximize the value to be received by the stockholders upon such a sale.

    Although our board believes the Protective Provisions are beneficial to stockholders, the existence of the Protective Provisions also may tend to discourage open market purchases by a potential acquirer and some takeover bids. As a result, our stockholders may be deprived of opportunities to sell some or all of their shares at prices that are higher than prevailing market prices. The Protective Provisions in theory may decrease the market price of our common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent the Protective Provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

    The Protective Provisions may make it more difficult and time consuming for a potential acquirer and existing stockholders to obtain control of the company through replacing our board of directors and management. This is the case even if a majority of the stockholders believes such replacement is in the best interests of the company. As a result, the Protective Provisions may tend to perpetuate the incumbent board of directors and management.

    DELAWARE ANTI-TAKEOVER STATUTE

    We are now, and after the merger will be, subject to Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - the "business combination," or the transaction in which the stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained that status;

    - upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

    - on or subsequent to the date a person became an "interested stockholder," the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

    "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to us and, therefore, may discourage acquisition attempts.

    The following are various provisions of our certificate of incorporation and bylaws that may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    AUTHORIZED CAPITAL STOCK

    Our certificate of incorporation authorizes the issuance of up to 99,000,000 shares of our common stock. Shares of class A common stock will be issued in
this offering. Pursuant to the merger,           shares of class B-1 common
stock and           shares of class B-2 common stock will be issued. After the merger and this offering, our board of directors may authorize the issuance of additional shares of our common stock without further action by our stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which our capital stock may be listed. Our certificate of incorporation does not provide preemptive rights to our stockholders.

    The authority to issue additional shares of our common stock provides us with the flexibility necessary to meet our future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of common stock will be issuable from time to time for any corporate purposes, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of our company. In addition, the sale of a substantial number of shares of our common stock to persons who have an understanding with us concerning the voting of such shares, or the distribution or declaration of a dividend of shares of our common stock to stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of our company.

    Watson Wyatt & Company's authorized capital stock currently consists of 25,000,000 shares of common stock, of which 14,854,917 shares were issued and outstanding as of January 14, 2000. All of these shares will be exchanged for our class B common stock in the merger.

    CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

    Our certificate of incorporation provides that our board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

    The effect of our having a classified board of directors is that only approximately one-third of the members of the board are elected each year. Consequently, two annual meetings are effectively required for our stockholders to change a majority of the members of the board.

    Pursuant to our certificate of incorporation, each stockholder generally is entitled to one vote for each share of our common stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder would have the right to cast a number of votes equal to the total number of such holders' shares multiplied by the number of directors to be elected. The stockholder would have the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of our common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of our common stock to obtain representation on our board of directors.

    SPECIAL MEETINGS OF STOCKHOLDERS

    Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called at any time, but only by the board of directors or the president. This provision, combined with other provisions of our certificate of incorporation and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of our board of directors. Therefore, such stockholder would not be able to call a special meeting of stockholders to replace the entire board with nominees who were in favor of such proposal.

    ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

    Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the board of directors or the president, even if a majority of the stockholders were in favor of such action.

    REMOVAL OF DIRECTORS

    Under our certificate of incorporation, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 67% of our voting stock.

    LIMITATION ON DIRECTORS LIABILITY

    Our certificate of incorporation provides that a director will have no personal liability to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

    - any breach of the director's duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; and

    - under Section 174 of the Delaware General Corporations Law, the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

    INDEMNIFICATION

    Our certificate of incorporation and bylaws will provide that we will indemnify our officers, directors, employees, and agents to the full extent permitted by the Delaware General Corporation Law, subject to very limited exceptions. Under Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of the company, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of the company, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to us, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of the company has been successful on the merits or otherwise in defense of any action, suit, or proceedings, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

    We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and executive officers.

    AMENDING THE CERTIFICATE OF INCORPORATION AND BYLAWS

    The Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of
(1) all shares entitled to vote and (2) the shares of each class of stock entitled to vote as a class, is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. Our certificate of incorporation states that each of the following provisions in the certificate of incorporation may be amended only by a vote of 67% of the outstanding shares:

    - classification and removal of directors;

    - the prohibition on stockholder action by written consent; and

    - the ability to call a special meetings of stockholders being vested solely in our board of directors and the president.

    Our certificate of incorporation also provides that the board of directors has the power to adopt, amend, or repeal the bylaws.

RIGHTS PLAN

    The board of directors has approved implementing a rights plan, although the specific terms of the plan have not been determined. It is likely that under such a plan, our stockholders will be issued rights to purchase shares of preferred stock upon the occurrence of certain events such as the acquisition by a person of fifteen percent (15%) of our outstanding shares. The purpose of this plan is to ensure that our board of directors has the opportunity to negotiate with persons contemplating significant transactions with our company.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is          .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of common stock after this offering could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities. Upon
the consummation of this offering, we will have outstanding       shares of
class A common stock (assuming no exercise of the underwriters' over-allotment
option),   shares of class B-1 common stock and   shares of class B-2 common
stock. All of the shares of class A common stock sold in the offering will be freely tradable under the Securities Act, unless purchased by our "affiliates" as that term is defined under the Securities Act. The class B-1 and class B-2 common stock is subject to transfer restrictions for periods extending 12 months and 24 months, respectively, after this offering, unless earlier waived by the board of directors. Pursuant to the terms of the underwriting agreement, we have agreed that for a period of 180 days from the date of the prospectus, the board will not waive the stock transfer restrictions without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Upon the expiration of transfer restriction periods in the class B-1 and class B-2 common stock, all of the shares of class B-1 and class B-2 common stock will convert automatically to class A common stock and become eligible for sale, subject to compliance with Rule 144 by persons deemed our affiliates.

    Because the shares of class B-1 and class B-2 common stock are being issued pursuant to a registration statement on form S-4, they will be freely tradable without restriction under the Securities Act following the expiration of the transfer restriction period described under "Corporate Reorganization" except for any such shares acquired by an affiliate, which shares will remain subject to the resale limitations of Rule 144.

    Generally, Rule 144 provides that an affiliate who has beneficially owned shares for at least one year may sell his or her shares on the open market in brokers' transactions within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of common stock; and

    - the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding the sale.

    Sales under Rule 144 will also be subject to post-sale notice requirements and the availability of current public information about us.

    Sales of substantial amounts of our common stock in the open market, or the availability of shares for sale, could adversely affect the price of our class A common stock.

                                  UNDERWRITING

    Under the terms and conditions contained in an underwriting agreement
dated            , 2000, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Banc of America Securities LLC and DLJDIRECT Inc., have severally agreed to purchase from us and the selling stockholders the number of shares of class A common stock set forth opposite their names below:

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
  Donaldson, Lufkin & Jenrette Securities Corporation.......
  Banc of America Securities LLC............................
  DLJDIRECT Inc.............................................

                                                               -------
    Total...................................................
                                                               =======

    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of class A common stock in this offering are subject to approval by their counsel of legal matters concerning this offering and to conditions precedent that must be satisfied by us. The underwriters are obligated to purchase and accept delivery of all the shares of common stock in this offering, other than those shares covered by the over-allotment option described below.

    The underwriters initially propose to offer some of the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the
initial public offering price less a concession not in excess of $      per
share. The underwriters may allow, and those dealers may re-allow, a concession
not in excess of $      per share on sales to other dealers. After the initial
offering of the class A common stock to the public, the representatives may change the public offering price and concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The following table shows the underwriting fees to be paid by us in connection with this offering. This information is presented assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                            NO EXERCISE OF         FULL EXERCISE OF
                                         OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
Per share..............................         $                       $
Total..................................         $                       $

    We will pay the offering expenses, estimated to be approximately
$      million. We will pay to the underwriters underwriting discounts and commissions in an amount equal to the public offering price per share of class A common stock sold by us less the amount the underwriters pay to us for each share of class A common stock.

    We have granted to the underwriters an option, exercisable for 30 days after
the date of this prospectus, to purchase up to             additional shares of
class A common stock at the initial public offering price less the underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitments.

    We, together (in limited circumstances) with the selling stockholders, have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities, if any.

    For a period ending 180 days from the date of this prospectus, we have agreed not to, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

    - offer, pledge, sell, contract to sell or sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of class A common stock or any securities convertible into or exercisable or exchangeable for class A common stock;

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any class A common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise; or

    - waive the applicability of any transfer restriction applicable to the class B common stock.

    In addition, during such lock-up period, we have also agreed not to file any registration statement with respect to, and each of our executive officers and directors have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of class A common stock or any securities convertible into or exercisable or exchangeable for class A common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

    In addition, all shares of class B-1 and class B-2 common stock are subject to restrictions on transfer for 12 months and 24 months, respectively, following the consummation of the corporate reorganization; however, our Board of Directors may release shares from the transfer restrictions contained in the Bylaws on a case by case basis six months after the commencement of this offering. See "Corporate Reorganization."

    Prior to this offering, no public market has existed for our common stock. We will negotiate the initial public offering price for our class A common stock with the underwriters' representatives, but the price may not reflect the market price for our class A common stock after this offering. The factors considered in determining the initial public offering price include:

    - the history of and prospects for our industry in which we compete;

    - our past and present operations;

    - our historical results of operations;

    - our prospects for future operations results;

    - the recent market prices of securities of generally comparable companies; and

    - the general conditions of the securities market at the time of this offering.

    We have applied to have our class A common stock listed for trading on the
NYSE under the symbol "      ."

    Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the shares of class A common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of class A common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of class A common stock in any jurisdiction where that would not be permitted or legal.

    In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the class A common stock. Specifically, the underwriters may over-allot this offering, creating a syndicate short position. The underwriters may bid for and purchase shares of our class A common stock in the open market to cover such syndicate short positions or to stabilize the price of our class A common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed class A common stock in syndicate covering transactions, in stabilizing transactions or otherwise, or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report which indicates that the clients of such syndicate members have "flipped" our class A common stock. These activities may stabilize or maintain the market price of the class A common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

    We currently maintain a senior secured revolving credit facility with an affiliate of Banc of America Securities LLC.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of class A common stock offered hereby will be passed upon for us by Cadwalader, Wickersham & Taft. Certain legal matters will be passed upon for the underwriters by Winston & Strawn.

                                    EXPERTS

    The consolidated financial statements of Watson Wyatt & Company as of June 30, 1999, and 1998 and for each of the three years in the period ended
June 30, 1999 included in and incorporated by reference this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing. The financial statements for Wellspring Resources LLC as of June 30, 1997, and 1996 and for the year ended June 30, 1997 and the three months ended June 30, 1996 appearing in Watson Wyatt & Company Annual Report (Form 10-K) for the year then ended June 30, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  PAGE
                                                              ------------
Consolidated Financial Statements of Watson Wyatt & Company

  Report of Independent Accountants.........................      F-2

  Financial Statements:

    Consolidated Statements of Operations for each of the
      three years
      ended June 30, 1999...................................      F-3

    Consolidated Balance Sheets at June 30, 1999 and 1998...      F-4

    Consolidated Statements of Cash Flows for each of the
      three years
      ended June 30, 1999...................................      F-5

    Consolidated Statements of Changes in Permanent
      Shareholders' Equity for each of the three years ended
      June 30, 1999.........................................      F-6

    Notes to the Consolidated Financial Statements..........  F-7 to F-26

    Consolidated Statements of Operations for each of the
      three month periods
      ended September 30, 1999 and September 30, 1998.......      F-27

    Consolidated Balance Sheets at September 30, 1999 and
      June 30, 1999.........................................      F-28

    Consolidated Statements of Cash Flows for each of the
      three month periods
      ended September 30, 1999 and September 30, 1998.......      F-29

    Consolidated Statements of Changes in Permanent
      Shareholders' Equity for the three month period ended
      September 30, 1999....................................      F-30

    Notes to the Consolidated Financial Statements..........  F-31 to F-33

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Watson Wyatt & Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in permanent shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Watson Wyatt & Company and its subsidiaries at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Washington, D.C.
September 8, 1999, except as to the
information presented in Notes 5 and 6,
for which the date is December 9, 1999.

                             WATSON WYATT & COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED JUNE 30,
                                                              -------------------------------
                                                                1999       1998        1997
                                                              --------   ---------   --------
Fees........................................................  $556,860   $ 512,660   $486,502
Costs of providing services:
  Salaries and employee benefits............................   298,915     268,611    252,302
  Stock incentive bonus.....................................    22,610          --         --
  Non-recurring compensation charge (see Note 12)...........        --      69,906         --
  Occupancy and communications..............................    62,915      62,061     72,155
  Professional and subcontracted services...................    47,863      49,907     48,827
  Other.....................................................    29,753      26,779     23,871
                                                              --------   ---------   --------
                                                               462,056     477,264    397,155
General and administrative expenses.........................    56,578      51,759     45,696
Depreciation and amortization...............................    15,248      24,994     22,094
                                                              --------   ---------   --------
                                                               533,882     554,017    464,945

Income (loss) from operations (see Note 12).................    22,978     (41,357)    21,557
Other:
  Interest income...........................................       944         901      1,462
  Interest expense..........................................    (2,646)     (2,768)    (1,506)
Income from affiliates......................................     2,524         258        105
                                                              --------   ---------   --------
Income (loss) before income taxes and minority interest
  (see Note 12).............................................    23,800     (42,966)    21,618

Provision for (benefit from) income taxes:
  Current...................................................    18,744      15,116     12,627
  Deferred..................................................    (7,296)     (1,982)    (3,557)
                                                              --------   ---------   --------
                                                                11,448      13,134      9,070
                                                              --------   ---------   --------
Income (loss) before minority interest (see Note 12)........    12,352     (56,100)    12,548

Minority interest in net (income) loss of consolidated
  subsidiaries..............................................      (217)       (112)      (167)
                                                              --------   ---------   --------
Income (loss) from continuing operations (see Note 12)......    12,135     (56,212)    12,381

Discontinued operations:

Loss from operations of discontinued Outsourcing Business
  (less applicable income tax benefit of $0, $5,053 and
  $8,181 respectively)......................................        --      (6,821)   (11,483)

Adjustment (loss) on disposal of discontinued Outsourcing
  Business (1999 adjustment is net of applicable income tax
  expense of $6,322; 1998 loss is net of applicable income
  tax benefit of $46,715)...................................     8,678     (63,085)        --
                                                              --------   ---------   --------
Net income (loss) (see Note 12).............................  $ 20,813   $(126,118)  $    898
                                                              ========   =========   ========
Earnings (loss) per share, continuing operations, basic and
  fully diluted.............................................  $   0.80   $   (3.27)  $   0.71
                                                              ========   =========   ========
Earnings (loss) per share, discontinued operations, basic
  and fully diluted.........................................  $   0.57   $   (4.07)  $  (0.66)
                                                              ========   =========   ========
Earnings (loss) per share, net income (loss), basic and
  fully diluted.............................................  $   1.37   $   (7.34)  $   0.05
                                                              ========   =========   ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

                          CONSOLIDATED BALANCE SHEETS

                          (THOUSANDS OF U.S. DOLLARS)

                                                              JUNE 30,   JUNE 30,
                                                                1999       1998
                                                              --------   --------
                                     ASSETS
Cash and cash equivalents...................................  $ 35,985   $ 13,405
Receivables from clients:
  Billed, net of allowances of $3,701 and $2,142............    72,798     69,671
  Unbilled..................................................    63,068     59,725
                                                              --------   --------
                                                               135,866    129,396
Income taxes receivable.....................................        --      2,216
Other current assets........................................    10,834      6,945
                                                              --------   --------
  Total current assets......................................   182,685    151,962

Investment in affiliates....................................    15,306     17,666
Fixed assets................................................    42,797     37,368
Deferred income taxes.......................................    56,206     48,911
Intangible assets...........................................     7,455      2,412
Other assets................................................     9,511      9,991
                                                              --------   --------
                                                              $313,960   $268,310
                                                              ========   ========

    LIABILITIES, REDEEMABLE COMMON STOCK, AND PERMANENT SHAREHOLDERS' EQUITY

Accounts payable and accrued liabilities....................  $152,371   $116,548
Note payable and book overdrafts............................       248     11,666
Income taxes payable........................................    18,374         --
                                                              --------   --------
  Total current liabilities.................................   170,993    128,214
Accrued retirement benefits.................................    77,140     82,528
Deferred rent and accrued lease losses......................     9,270     12,676
Other noncurrent liabilities................................    22,608     32,784
Minority interest in subsidiaries...........................       669        322
Redeemable Common Stock--$1 par value: 25,000,000 shares
  authorized; 16,112,416 and 15,916,757 issued and
  outstanding; at redemption value..........................   107,631     96,296
Permanent shareholders' equity:
Adjustment for redemption value less than amounts paid in by
  shareholders..............................................    11,420     25,240
Retained deficit............................................   (83,209)  (106,834)
Cumulative translation adjustment (other comprehensive
  loss).....................................................    (2,562)    (2,916)
Commitments and contingencies...............................
                                                              --------   --------
                                                              $313,960   $268,310
                                                              ========   ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (THOUSANDS OF U.S. DOLLARS)

                                                                    YEAR ENDED JUNE 30,
                                                              -------------------------------
                                                                1999       1998        1997
                                                              --------   ---------   --------
Cash flows from (used for) operating activities:
  Net income (loss).........................................  $ 20,813   $(126,118)  $    898
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Non-cash non-recurring compensation charge..............        --      69,906         --
    Net (adjustment) loss from Discontinued Operations......    (8,678)     69,906     11,483
    Provision for doubtful receivables from clients.........     9,503       5,613      6,853
    Depreciation............................................    13,680      12,849     13,816
    Amortization of deferred software and development costs
      and other intangible assets...........................     1,568      12,143      8,277
    Provision for deferred income taxes.....................    (7,295)     (1,982)    (3,557)
    Income from affiliates..................................    (2,524)       (258)      (105)
    Minority interest in net income of consolidated
      subsidiaries..........................................       217         112        167
    (Increase) decrease in assets (net of discontinued
      operations):
      Receivables from clients..............................   (25,488)    (11,115)    (2,794)
      Income taxes receivable...............................     2,216       4,558      3,327
      Other current assets..................................    (3,889)        342       (351)
      Other assets..........................................       480          76     (1,930)
    Increase (decrease) in liabilities (net of discontinued
      operations):
      Accounts payable and accrued liabilities..............    54,567      11,318      1,300
      Income taxes payable..................................    12,052      (3,563)    (7,799)
      Accrued retirement benefits...........................    (5,388)     (4,169)     5,556
      Deferred rent and accrued lease losses................    (3,406)     (2,262)     5,034
      Other noncurrent liabilities..........................     1,132         840        687
    Other, net..............................................       514       1,603        656
    Discontinued operations, net............................    (5,537)    (18,554)     7,530
                                                              --------   ---------   --------
    Net cash provided by operating activities...............    54,537      21,245     49,048
                                                              ========   =========   ========
Cash flows (used in) from investing activities:
  Purchases of fixed assets.................................   (19,684)    (16,034)   (15,548)
  Proceeds from sales of fixed assets and investments.......       237         623        446
  Acquisitions..............................................    (6,207)         --     (1,169)
  Investment in software and development costs..............        --      (3,000)    (4,554)
  Investment in affiliates..................................     4,220       3,076     (1,385)
  Discontinued operations...................................        --     (14,750)   (20,062)
                                                              --------   ---------   --------
    Net cash used in investing activities...................   (21,434)    (30,085)   (42,272)
                                                              --------   ---------   --------
Cash flows (used by) from financing activities:
  Borrowings and bank overdrafts............................   (11,418)     11,258         --
  Issuances of Redeemable Common Stock......................    15,451       1,005     15,414
  Repurchases of Redeemable Common Stock....................   (15,124)    (13,141)   (16,604)
                                                              --------   ---------   --------
    Net cash used by financing activities...................   (11,091)       (878)    (1,190)
                                                              --------   ---------   --------
Effect of exchange rates on cash............................       568      (3,134)    (1,023)
                                                              --------   ---------   --------
Increase (decrease) in cash and cash equivalents............    22,580     (12,852)     4,563
Cash and cash equivalents at beginning of period............    13,405      26,257     21,694
                                                              --------   ---------   --------
Cash and cash equivalents at end of period..................  $ 35,985   $  13,405   $ 26,257
                                                              ========   =========   ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

      CONSOLIDATED STATEMENTS OF CHANGES IN PERMANENT SHAREHOLDERS' EQUITY

                          (THOUSANDS OF U.S. DOLLARS)

                                                                          ADJUSTMENT FOR
                                                                            REDEMPTION
                                                                              VALUE
                                                            CUMULATIVE    (GREATER) LESS
                                                RETAINED    TRANSLATION    THAN AMOUNTS
                                                EARNINGS       GAIN         PAID IN BY
                                                (DEFICIT)     (LOSS)       SHAREHOLDERS     TOTAL
                                                ---------   -----------   --------------   --------
Balance at June 30, 1996......................  $  30,677      $ 1,040       $(37,549)     $ (5,832)
Comprehensive income:
  Net income..................................        898           --             --           898
  Foreign currency translation adjustment.....         --         (204)            --          (204)
                                                ---------      -------       --------      --------
Total comprehensive income....................        898         (204)            --           694
Effect of repurchases of 3,258,203 shares of
  common stock (various prices per share).....     (6,942)          --          6,942            --
Adjustment of redemption value for change in
  formula book value per share................         --           --         (7,067)       (7,067)
                                                ---------      -------       --------      --------
Balance at June 30, 1997......................  $  24,633      $   836       $(37,674)     $(12,205)

Comprehensive loss:
  Net loss....................................   (126,118)          --             --      (126,118)
  Foreign currency translation adjustment.....         --       (3,752)            --        (3,752)
                                                ---------      -------       --------      --------
Total comprehensive loss......................   (126,118)      (3,752)            --      (129,870)
Effect of repurchases of 2,410,425 shares of
  common stock (various prices per share).....     (5,349)          --          5,349            --
Adjustment of redemption value for change in
  formula book value per share................         --           --        (12,341)      (12,341)
Adjustment of redemption value for
  non-recurring compensation charge (see Note
  12).........................................         --           --         69,906        69,906
                                                ---------      -------       --------      --------
Balance at June 30, 1998......................  $(106,834)     $(2,916)      $ 25,240       (84,510)

Comprehensive income:
  Net income..................................     20,813           --             --        20,813
  Foreign currency translation adjustment.....         --          354             --           354
                                                ---------      -------       --------      --------
Total comprehensive income....................     20,813          354             --        21,167
Effect of repurchases of 2,361,542 shares of
  common stock (various prices per share).....      2,812           --         (2,812)           --
Adjustment of redemption value for change in
  formula book value per share................         --           --        (11,008)      (11,008)
                                                ---------      -------       --------      --------
Balance at June 30, 1999......................  $ (83,209)     $(2,562)      $ 11,420      $(74,351)
                                                =========      =======       ========      ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF THE BUSINESS--Watson Wyatt & Company ("Watson Wyatt" or the "Company"), together with its subsidiaries, is an international company engaged in the business of providing professional consultative services on a fee basis, primarily in the human resource areas of employee benefits and compensation, but also in other areas of specialization such as human capital consulting and human resource related technology consulting. Substantially all of the Company's stock is held by or for the benefit of employees. On July 1, 1996, The Wyatt Company changed its name to Watson Wyatt & Company.

    In 1998, the Company discontinued its Benefits Administration Outsourcing Business as further described in Note 16. The Consolidated Statements of Operations in 1999 and 1998 reflect the charges recorded for that discontinuation as well as for the operating results of the discontinued operations in 1998 and 1997.

    USE OF ESTIMATES--Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for revenue, allowances for uncollectible receivables, investments in affiliates, depreciation and amortization, profits on long-term contracts, asset write-downs, employee benefit plans, taxes, discontinued operations and Year 2000 costs.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements of the Company include the accounts of the Company and its majority-owned and controlled subsidiaries after elimination of inter-company accounts and transactions. Investments in affiliated companies over which the Company has the ability to exercise significant influence are accounted for using the equity method.

    RECLASSIFICATIONS--Certain amounts previously presented have been reclassified to conform to the current presentation.

    CASH AND CASH EQUIVALENTS--The Company considers short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents. Such investments were $21,700,000 at June 30, 1999.

    RECEIVABLES FROM CLIENTS--Billed receivables from clients are presented at their billed amount less an allowance for doubtful accounts. Unbilled receivables are stated at their estimated net realizable value.

    REVENUE RECOGNITION--For consulting services, fees from clients are recorded as services are performed and are presented net of write-offs and uncollectible amounts. Revenues from long-term contracts are recognized on the percentage of completion basis. Anticipated contract losses are recognized as they become known. Fees for administrative and recordkeeping operations are recognized as earned by the Company.

    INTANGIBLE ASSETS--Intangible assets consist primarily of goodwill related to the excess cost over net assets of purchased companies. Goodwill is generally amortized on a straight-line basis over seven to fifteen years. The Company regularly assesses the recoverability of unamortized goodwill and other long-lived assets by comparing the probable undiscounted future cash flows with the net book value of

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the underlying assets. Losses so identified are then measured as the difference between the net book value of the asset and the discounted present value of the cash flows and are recorded as identified.

    EMPLOYEE RECEIVABLES--The Company had outstanding employee receivables included in other current and noncurrent assets of $2,440,000 and $3,165,000 at June 30, 1999 and June 30, 1998, respectively, related primarily to employee relocations.

    FOREIGN CURRENCY TRANSLATION--Gains and losses on foreign currency transactions are recognized currently in the consolidated statements of operations. Assets and liabilities of the Company's subsidiaries outside the United States are translated into the reporting currency, the U.S. dollar, based on exchange rates at the balance sheet date. Revenue and expenses of the Company's subsidiaries outside the United States are translated into U.S. dollars at the average exchange rates during the year. Gains and losses on translation of the Company's equity interests in its subsidiaries outside the United States are not included in the consolidated statements of operations but are reported separately and accumulated as the cumulative translation gain or loss within permanent shareholders' equity in the consolidated balance sheets. Foreign currency translation gains or losses on inter-company receivables and payables are generally not recognized because such amounts are usually considered to be permanent and are not expected to be liquidated.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amount of the Company's cash and cash equivalents, short-term investments, receivables from clients and notes and accounts payable and accrued liabilities approximates fair value because of the short maturity and ready liquidity of those instruments. At
June 30, 1999, the outstanding balance under its revolving credit agreement was zero, while at June 30, 1998 the Company had $9,000,000 outstanding. The Company knows of no event of default that would require it to satisfy the guarantees described in Notes 9 and 15 other than as reflected in the Consolidated Financial Statements.

    CONCENTRATION OF CREDIT RISK--Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of certain cash and cash equivalents, short-term investments and receivables from clients. The Company invests its excess cash with high-credit quality financial institutions. Concentrations of credit risk with respect to receivables from clients are limited due to the Company's large number of customers and their dispersion across many industries and geographic regions.

    EARNINGS PER SHARE--The computation of earnings per share is based upon the weighted average number of shares of Redeemable Common Stock outstanding. The number of shares (in thousands) used in the computation is 15,215 in fiscal year 1999, 17,170 in fiscal year 1998, and 17,438 in fiscal year 1997 (see Note 10).

    COMPREHENSIVE INCOME--In fiscal year 1999, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income." Comprehensive income includes net income and changes in the cumulative foreign currency translation gain or loss. For the years ended June 30, 1999, 1998 and 1997, comprehensive income (loss) totaled $21,167,000, $(129,870,000), and $694,000, respectively.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 2--CASH FLOW INFORMATION

    Net cash provided by operating activities in the consolidated statements of cash flows includes cash payments for:

                                                          YEAR ENDED JUNE 30
                                                    ------------------------------
                                                      1999       1998       1997
                                                    --------   --------   --------
Interest expense..................................   $1,889    $ 2,639    $ 1,506
Income taxes paid.................................   $5,462    $18,679    $11,947

NOTE 3--INVESTMENTS IN AFFILIATES

    Entities accounted for under the equity method are:

                                                                    JUNE 30
                                                  OWNERSHIP   -------------------
                                                  INTEREST      1999       1998
                                                  ---------   --------   --------
Watson Wyatt Partners...........................    10.0%     $ 9,265    $11,040
Watson Wyatt Holdings (Europe) Limited..........    25.0%       6,041      6,626
Professional Consultants Insurance Company,
  Inc...........................................    27.4%          --         --
                                                              -------    -------
Total Investment in Affiliates..................              $15,306    $17,666
                                                              =======    =======

    On April 1, 1995, the Company transferred its United Kingdom ("U.K.") operations to Watson Wyatt Partners, formerly R. Watson & Sons ("Watsons"), an actuarial partnership based in the U.K., and received a beneficial interest in Watsons and a 10% interest in a defined profit pool of Watsons. The Company also transferred its Continental European operations to a newly-formed holding company, Watson Wyatt Holdings (Europe) Limited ("WWHE"), jointly owned and controlled by the Company and Watsons, in exchange for 50.1% of its shares. The Company's historical basis in the assets and liabilities carried over. Effective July 1, 1998, the Company sold one half of its investment in WWHE to Watsons; no gain or loss was recognized on the transaction.

    The Company accounts for its interest in Watsons using the equity method of accounting because it is an investment in a general partnership. The Company accounts for its interest in WWHE using the equity method of accounting because it has the ability to exercise significant influence over the operations of the entity.

    At June 30, 1999, the Company's investment in WWHE and Watsons exceeded the Company's share of the underlying net assets by $2,257,000 due primarily to the capitalization of external transaction costs incurred by the Company. This basis differential is being amortized over periods of 10 to 15 years.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 3--INVESTMENTS IN AFFILIATES (CONTINUED)

    The Company's pre-tax income from affiliates includes the following:

                                                             YEAR ENDED JUNE 30
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
Equity investment income.............................   $2,760      $724      $1,019
Amortization of basis differential...................     (236)     (466)       (914)
                                                        ------      ----      ------
Income from affiliates...............................   $2,524      $258      $  105
                                                        ======      ====      ======

    Combined summarized balance sheet information at June 30 for the Company's affiliates follows:

                                                            1999       1998
                                                          --------   --------
Current assets..........................................  $117,717   $118,116
Noncurrent assets.......................................    17,286     10,886
                                                          --------   --------
Total assets............................................  $135,003   $129,002
                                                          ========   ========

Current liabilities.....................................  $ 65,171   $ 54,278
Noncurrent liabilities..................................    30,810     39,344
Shareholders' equity....................................    39,022     35,380
                                                          --------   --------
Total liabilities & shareholders' equity................  $135,003   $129,002
                                                          ========   ========

    The Company's operating results include its proportionate share of income from equity investments from the dates of investment. Combined summarized operating results for the years ended June 30, reported by the affiliates follow:

                                                  1999       1998       1997
                                                --------   --------   --------
Revenue.......................................  $206,463   $173,012   $166,851
Operating expenses............................   155,330    135,577    126,338
                                                --------   --------   --------
Income before tax.............................  $ 51,133   $ 37,435   $ 40,513
                                                ========   ========   ========
Net income....................................  $ 51,116   $ 38,176   $ 39,996
                                                ========   ========   ========

NOTE 4--FIXED ASSETS

    Furniture, fixtures, equipment, and leasehold improvements are recorded at cost, and presented net of accumulated depreciation or amortization. Furniture, fixtures and equipment are depreciated using straight-line and accelerated methods over lives ranging from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the assets' lives or lease terms.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 4--FIXED ASSETS (CONTINUED)

    The components of fixed assets are:

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Furniture, fixtures and equipment.......................  $ 96,096   $ 90,727
Leasehold improvements..................................    27,069     22,294
                                                          --------   --------
                                                           123,165    113,021
Less: accumulated depreciation and amortization.........   (80,368)   (75,653)
                                                          --------   --------
Net fixed assets........................................  $ 42,797   $ 37,368
                                                          ========   ========

NOTE 5--PENSION AND SAVINGS PLANS

    In fiscal year 1999, the Company adopted the revised disclosure requirements of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardized the disclosure of pensions and other postretirement benefits but did not change the accounting for these benefits. Prior years' information has been reclassified to conform to the 1999 disclosure format.

    The noncurrent portions of accrued costs related to the Company's principal retirement plans are:

                                                                  JUNE 30
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Defined benefit retirement plans..........................  $28,149    $35,263
Canadian Separation Allowance Plan........................    5,953      6,264
Postretirement benefits other than pensions...............   43,038     41,001
                                                            -------    -------
Accrued retirement benefits...............................  $77,140    $82,528
                                                            =======    =======

DEFINED BENEFIT PLANS

    The Company sponsors both qualified and non-qualified non-contributory defined benefit pension plans covering substantially all of its associates. Under the Company's principal plans (U.S., Canada, and Hong Kong), benefits are based on the number of years of service and the associate's compensation during the three highest paid consecutive years of service.

    Contributions are limited to amounts that are currently deductible for tax purposes, and the excess of expense over such contributions and direct payments under non-qualified plan provisions is accrued. As of January 1, 1997, changes were made to the U.S. pension program. The pension plan definition of compensation was revised to include overtime and annual bonuses. The pension benefit formula was changed to integrate with Social Security benefits on a step-rate basis. The total years of service included in the benefit calculation were reduced from 28 1/3 years to 25 years.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 5--PENSION AND SAVINGS PLANS (CONTINUED)

    Net periodic pension cost consists of the following components:

                                                         YEAR ENDED JUNE 30
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
Service cost.....................................  $22,976    $18,340    $16,962
Interest cost....................................   23,909     22,302     19,651
Expected return on plan assets...................  (37,437)   (31,910)   (26,828)
Amortization of transition obligation............      201        201        199
Amortization of net unrecognized gains...........   (5,979)    (6,316)    (4,740)
Amortization of prior service cost...............    1,841      1,794      1,352
                                                   -------    -------    -------
Net periodic pension cost........................    5,511      4,411      6,596
Settlement loss..................................       --         --        708
                                                   -------    -------    -------
Net periodic pension cost including
  settlements....................................  $ 5,511    $ 4,411    $ 7,304
                                                   =======    =======    =======

    During fiscal year 1999, the Company acquired a portion of KPMG's actuarial consulting services. In connection with this transaction, the Company recognized additional pension expense of $665,000.

    The following tables set forth the changes in the projected pension benefit obligation and fair value of the pension plan assets:

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Benefit obligation at beginning of year.................  $353,658   $295,245
Service cost............................................    22,976     18,340
Interest cost...........................................    23,909     22,302
Participant contributions...............................        54         --
Actuarial losses gains..................................    (8,503)    34,610
Benefit payments........................................   (14,593)   (16,042)
Plan amendments.........................................        --        647
Foreign currency adjustment.............................       (94)    (1,444)
                                                          --------   --------
Benefit obligation at end of year.......................  $377,407   $353,658
                                                          ========   ========

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Fair value of plan assets at beginning of year..........  $381,398   $322,533
Actual return on plan assets............................    36,473     67,275
Company contributions...................................     7,889      9,311
Participant contributions...............................        54         --
Benefit payments........................................   (14,593)   (16,042)
Foreign currency adjustment.............................      (119)    (1,679)
                                                          --------   --------
Fair value of plan assets at end of year................  $411,102   $381,398
                                                          ========   ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 5--PENSION AND SAVINGS PLANS (CONTINUED)

    The following table sets forth selected information for plans with accumulated benefit obligations in excess of plan assets:

                                                                  JUNE 30
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Projected benefit obligation..............................  $86,703    $78,519
Accumulated benefit obligation............................   42,740     38,474
Fair value of plan assets.................................       --         --

    The accrued pension benefit cost recognized in our consolidated balance sheets is computed as follows:

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Funded status at end of year............................  $ 33,695   $ 27,740
Unrecognized prior service cost.........................     9,255     11,101
Unrecognized net gain...................................   (75,579)   (74,030)
Unrecognized transition obligation......................       793        993
                                                          --------   --------
Net accrued pension liability...........................  $(31,836)  $(34,196)
                                                          ========   ========

Prepaid pension benefit cost............................  $ 26,691   $ 13,778
Accrued pension benefit liability.......................   (58,527)   (47,974)
Intangible assets.......................................        --         --
Accumulated other comprehensive income..................        --         --
                                                          --------   --------
Net accrued pension liability...........................  $(31,836)  $(34,196)
                                                          ========   ========

    Assumptions used in the valuation for the U.S. plan, which comprises the majority of the principal defined benefit pension plans, include:

                                                                       JUNE 30
                                                            ------------------------------
                                                              1999       1998       1997
                                                            --------   --------   --------
Discount rate, projected benefit obligation...............     7.0%       6.8%       7.5%
Discount rate, net periodic pension cost..................     6.8%       7.5%       7.5%
Expected long-term rate of return on assets...............    10.0%      10.0%      10.0%
Rate of increase in compensation levels...................     5.3%       5.8%       5.8%

DEFINED CONTRIBUTION PLANS

    The Company sponsors a savings plan which provides benefits to substantially all U.S. associates and under which the Company matches employee contributions at 50% of the first 6% of total pay (which includes base salary, overtime and annual performance-based bonuses). Vesting of the Company match occurs after three years for new employees and is 100% for all employees hired before January 1, 1997. The expense in fiscal years 1999, 1998 and 1997 for the match was $4.5 million,

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 5--PENSION AND SAVINGS PLANS (CONTINUED)

$5.1 million and $2.0 million, respectively. Under the plan, the Company also has the ability to make discretionary profit-sharing contributions. The Company made no profit sharing contributions during fiscal years 1999, 1998 or 1997. The Company also sponsors a Canadian Separation Allowance Plan (CSAP) which provides benefits to substantially all Canadian associates. The CSAP is an unfunded book reserve arrangement; as such, the amounts due to associates are recorded as a liability in the consolidated balance sheets of the Company. CSAP expense for fiscal years 1999, 1998 and 1997 amounted to $377,000, $293,000 and $414,000, respectively.

NOTE 6--BENEFITS OTHER THAN PENSIONS

HEALTH CARE BENEFITS

    The Company sponsors a contributory health care plan that provides hospitalization, medical and dental benefits to substantially all U.S. associates. The Company accrues a liability for estimated incurred but unreported claims based on projected use of the plan as well as paid claims of prior periods. The liability totaled $2,495,000 at June 30, 1999 and 1998, and is included in accounts payable and accrued liabilities in the consolidated balance sheets.

POSTRETIREMENT BENEFITS

    The Company provides certain health care and life insurance benefits for retired associates. The principal plans cover associates in the U.S. and Canada who have met certain eligibility requirements. The Company's principal plans are unfunded.

    Effective January 1, 1997, premiums paid on the retiree medical plan are tied to the retiree's years of service. The Company contribution is capped at 200% of 1997 per capita claims cost. Benefits have been redefined to ensure a retiree benefit comparable to the Watson Wyatt Plan for active employees.

    Net periodic postretirement benefit cost consists of the following components:

                                                            YEAR ENDED JUNE 30
                                                      ------------------------------
                                                        1999       1998       1997
                                                      --------   --------   --------
Service cost........................................   $1,898     $1,848     $1,891
Interest cost.......................................    2,178      2,133      1,987
Amortization of transition obligation...............       46         46         50
Amortization of net unrecognized gains..............     (488)      (584)      (559)
Amortization of prior service cost..................     (127)      (127)      (126)
                                                       ------     ------     ------
Net periodic postretirement benefit cost............   $3,507     $3,316     $3,243
                                                       ======     ======     ======

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 6--BENEFITS OTHER THAN PENSIONS (CONTINUED)

    The following tables set forth the changes in the accumulated postretirement benefit obligation, company contributions and benefit payments:

                                                                  JUNE 30
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Benefit obligation at beginning of year...................  $32,326    $30,031
Service cost..............................................    1,898      1,848
Interest cost.............................................    2,178      2,133
Participant contributions.................................      175        189
Actuarial losses/(gains)..................................     (563)      (883)
Acquisitions/(divestitures)...............................      245         --
Benefit payments..........................................   (1,267)      (849)
Foreign currency adjustment...............................      (11)      (143)
                                                            -------    -------
Benefit obligation at end of year.........................  $34,981    $32,326
                                                            =======    =======

                                                                    JUNE 30
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Fair value of plan assets at beginning of year..............  $    --     $  --
Company contributions.......................................    1,092       660
Participant contributions...................................      175       189
Benefit payments............................................   (1,267)     (849)
                                                              -------     -----
Fair value of plan assets at end of year....................  $    --     $  --
                                                              =======     =====

    The accrued other postretirement benefit cost recognized in our consolidated balance sheets is computed as follows:

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Funded status at end of year............................  $(34,981)  $(32,326)
Unrecognized prior service cost.........................    (1,325)    (1,451)
Unrecognized net gain...................................    (8,763)    (8,664)
Unrecognized transition obligation......................       650        698
                                                          --------   --------
Net accrued postretirement liability....................  $(44,419)  $(41,743)
                                                          ========   ========

Prepaid pension benefit cost............................  $     --   $     --
Accrued postretirement benefit liability................   (44,419)   (41,743)
Intangible assets.......................................        --         --
Accumulated other comprehensive income..................        --         --
                                                          --------   --------
Net accrued postretirement liability....................  $(44,419)  $(41,743)
                                                          ========   ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 6--BENEFITS OTHER THAN PENSIONS (CONTINUED)

    Assumptions used in the valuation for the U.S. plan, which comprises the majority of the principal postretirement plans, include:

                                                                 JUNE 30
                                                     -------------------------------
                                                       1999        1998       1997
                                                     ---------   --------   --------
Health care cost trend, accumulated benefit
  obligation:
Pre-65 benefits
  (decreasing to 5.0% for 2004 and thereafter).....      7.7%      8.4%       9.1%
Post-65 benefits
  (decreasing to 5.0% for 2007 and thereafter).....      7.1%      7.7%       8.3%
Discount rate, accumulated benefit obligation
  postretirement benefit...........................      7.0%      6.8%       7.5%
Discount rate, net periodic cost...................      7.0%      6.8%       7.5%

    A one percentage point change in the assumed health care cost trend rates would have the following effect:

                                                        1% INCREASE   1% DECREASE
                                                        -----------   -----------
Effect on net periodic postretirement benefit cost in
  fiscal 1999.........................................     $  233       $  (283)
Effect on accumulated postretirement benefit
  obligation as of June 30, 1999......................      1,925        (2,189)

NOTE 7--ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    Accounts payable and accrued liabilities consist of:

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Accounts payable and accrued liabilities................  $ 53,586   $ 55,865
Accrued salaries and bonuses............................    68,405     37,567
Current portion of defined benefit retirement plans and
  postretirement benefits other than pensions...........     9,948      4,191
Accrued vacation........................................    13,578     13,300
Advance billings........................................     6,854      5,625
                                                          --------   --------
Total accounts payable and accrued liabilities..........  $152,371   $116,548
                                                          ========   ========

NOTE 8--LEASES

    The Company leases office space and various computer equipment under operating lease agreements with terms generally ranging from one to ten years. The Company has entered into sublease agreements for some of its leased space. The rental expense was $43,631,000, $43,133,000 and

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 8--LEASES (CONTINUED)

$42,079,000 for fiscal years 1999, 1998 and 1997, respectively. Sublease income was $4,208,000, $3,905,000 and $1,702,000 for fiscal years 1999, 1998 and 1997, respectively.

    Future cash outlays for operating lease commitments and cash inflows for sublease income are:

                                                            LEASE      SUBLEASE
                                                         COMMITMENTS    INCOME
                                                         -----------   --------
2000...................................................   $ 43,771      $3,388
2001...................................................     38,709       3,315
2002...................................................     30,614       2,963
2003...................................................     18,074         115
2004...................................................     14,043          --
thereafter.............................................     25,770          --
                                                          --------      ------
                                                          $170,981      $9,781
                                                          ========      ======

    As a result of relocations and the subleasing of excess office space, the Company recognized lease termination losses of $341,000, $790,000 and $12,107,000 in fiscal years 1999, 1998 and 1997, respectively.

NOTE 9--NOTE PAYABLE

    The Company has a $120,000,000 credit facility with a group of banks at an interest rate that varies with LIBOR and/or the Prime Rate, plus an annual commitment fee that varies with the Company's financial leverage and is paid on the unused portion of the credit facility. No amounts were outstanding under the revolving portion of the credit facility as of June 30, 1999; $9,000,000 was outstanding at June 30, 1998. The credit facility requires the Company to observe certain covenants (including requirements as to minimum net worth and other financial and restrictive covenants) and is secured by a blanket lien on all assets. At June 30, 1999 the Company was in compliance with all covenants under the credit facility. The revolving portion of the credit facility is scheduled to mature on June 29, 2003.

    Of the total credit line, $95,000,000 is available to the Company as revolving credit for operating needs. The remaining $25,000,000 is available to secure loans to associates for the purchase of Redeemable Common Stock made available under the Company's Stock Purchase Program. The Company guarantees these loans to its shareholders, the aggregate outstanding balances of which totaled $20,316,000 and $15,617,000 at June 30, 1999 and 1998, respectively.
Shares totaling 4,735,000 and 4,897,000 of the Company's Redeemable Common Stock were pledged by shareholders to secure these loans at June 30, 1999 and 1998, respectively.

NOTE 10--REDEEMABLE COMMON STOCK

    Substantially all of the Company's Redeemable Common Stock is held by or for the benefit of its employees and, pursuant to the Company's bylaws, is subject to certain restrictions. In connection with

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 10--REDEEMABLE COMMON STOCK (CONTINUED)

these restrictions, the Company has the following rights and obligations regarding purchases and sales of its common stock:

a) The Company has the first option to purchase, or to designate associates who are eligible to purchase, any shares offered for sale by a shareholder. Shares not purchased by the Company or its designees may be sold to identified transferees, subject to the restrictions contained in the bylaws.

b) Upon the termination of employment, bankruptcy of a shareholder, or the imposition of a lien or attachment on any stock, the shares held by the shareholder or subject to attachment are considered to be offered for sale. In these circumstances, the Company is obligated to purchase any such shares.

    Pursuant to the Company's bylaws, the price for all sales by the Company of Redeemable Common Stock is the Formula Book Value per share (defined in the bylaws as "Formula Book Value") of such stock as of the last day of the preceding year. Amounts paid by the Company to repurchase Redeemable Common Stock reflect the pro rata appreciation in the Formula Book Value per share from the last day of the preceding year to the end of the current year and pro rata dividends paid during the year.

    Formula Book Value as used herein means the Net Book Value of the Company's Redeemable Common Stock as of June 30, 1996, increased or decreased by net income or losses, and all other Generally Accepted Accounting Principals ("GAAP") basis increases or decreases to Net Book Value occurring after June 30, 1996, adjusted to (i) spread the economic impact of certain real estate sublease losses over the remaining life of the sublease, (ii) eliminate annual changes in the Currency Translation Adjustment occurring after June 30, 1996, and (iii) eliminate the after tax increases or decreases in Net Book Value recorded in accordance with GAAP as a result of the discontinuation of the Benefits Administration Outsourcing Business. The Formula Book Value was $6.68 at June 30, 1999 and $6.05 at June 30, 1998.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 10--REDEEMABLE COMMON STOCK (CONTINUED)

    The following schedule computes the Formula Book Value per share at June 30:

                                                                1999       1998
                                                              --------   --------
Consolidated net worth[1]...................................  $ 36,882   $15,742
Adjustment for the compensation survey items:
  50% of consolidated income received from compensation
  survey business...........................................     5,915     5,915
Add: Adjustment for after-tax effect of discontinuation of
  Benefits Administration Outsourcing Business..............    61,228    69,906
Add: Adjustment for after-tax effect of lease losses........     3,606     4,733
                                                              --------   -------
Formula Book Value of Redeemable Common Stock...............  $107,631   $96,296
                                                              ========   =======
Number of shares of Redeemable Common Stock outstanding.....    16,112    15,917
                                                              ========   =======
Formula Book Value per share of Redeemable Common Stock.....  $   6.68   $  6.05
                                                              ========   =======

------------------------

[1] After adjusting for currency translation as specified in the Company's bylaws of $3,602 in 1999 and $3,956 in 1998.

    In view of the Company's obligation to repurchase its Redeemable Common Stock, the Securities and Exchange Commission requires that the redemption value of outstanding shares be classified as Redeemable Common Stock and not be portrayed as permanent capital. The changes in this balance for the three years ended June 30, 1999 were as follows:

                                                              NUMBER OF     REDEEMABLE
                                                                SHARES     COMMON STOCK
                                                              ----------   ------------
Balance at June 30, 1996....................................  18,261,963     $ 90,214

Redemption of shares........................................  (3,258,203)     (16,604)
Issuance of shares..........................................   3,126,670       15,414
Adjustment of redemption value for
  change in Formula Book Value per share....................          --        7,067
                                                              ----------     --------
Balance at June 30, 1997....................................  18,130,430     $ 96,091

Redemption of shares........................................  (2,410,425)     (13,141)
Issuance of shares..........................................     196,752        1,005
Adjustment of redemption value for
  change in Formula Book Value per share....................          --       12,341
                                                              ----------     --------
Balance at June 30, 1998....................................  15,916,757     $ 96,296

Redemption of shares........................................  (2,361,542)     (15,124)
Issuance of shares..........................................   2,557,201       15,451
Adjustment of redemption value for
  change in Formula Book Value per share....................          --       11,008
                                                              ----------     --------
Balance at June 30, 1999....................................  16,112,416     $107,631
                                                              ==========     ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 10--REDEEMABLE COMMON STOCK (CONTINUED)

    The Company sponsors a Stock Purchase Plan ("SPP") which allows virtually all associates to become shareholders. During 1999, the Company received $15,451,000 from the sale of 2,557,201 shares of stock under the SPP. There was no formal stock sale in fiscal year 1998, although for the fiscal year ended June 30, 1998, the Company received $1,005,000 from the sale of 196,752 shares of stock outside of the SPP. During fiscal year 1997, the Company received $15,414,000 from the sale of 3,126,670 shares of stock under the SPP. During 1997, the Company paid each associate purchasing stock $0.50 per share, resulting in expense of $1,300,000.

NOTE 11--INCOME TAXES

    The provision for income taxes is based upon reported income before income taxes and includes deferred income taxes resulting from differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes. The Company measures deferred taxes by applying currently enacted tax laws, recognizes deferred tax assets if it is more likely than not that a benefit will be realized, and provides a valuation allowance on deferred tax assets to the extent that it is more likely than not that a benefit will not be realized.

    The components of the continuing operations income tax provision before minority interest and discontinued operations include:

                                                                    YEAR ENDED JUNE 30
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Current tax expense:
  U.S.......................................................  $10,817    $ 9,972    $ 8,370
  State and local...........................................    4,050      3,324      2,773
  Foreign...................................................    3,877      1,820      1,484
                                                              -------    -------    -------
                                                               18,744     15,116     12,627
                                                              -------    -------    -------
Deferred tax (benefit) expense:
  U.S.......................................................   (5,776)      (337)    (4,188)
  State and local...........................................   (1,407)    (1,706)    (1,507)
  Foreign...................................................     (113)        61      2,138
                                                              -------    -------    -------
                                                               (7,296)    (1,982)    (3,557)
                                                              -------    -------    -------
Total provision for income taxes............................  $11,448    $13,134    $ 9,070
                                                              =======    =======    =======

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 11--INCOME TAXES (CONTINUED)

    Deferred income tax assets (liabilities) included in the consolidated balance sheets at June 30, 1999 and June 30, 1998 are comprised of the following:

                                                                    JUNE 30
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Cash method of accounting for U.S. income tax purposes......  $    --    $(15,561)
Difference between book and tax depreciation................       --      (1,987)
Foreign temporary difference................................   (2,595)       (914)
                                                              -------    --------
  Gross deferred tax liabilities............................   (2,595)    (18,462)

Cash method of accounting for U.S. income tax purposes......    3,744          --
Difference between book and tax depreciation................    3,202          --
Accrued retirement benefits.................................   37,137      39,255
Amortization of deferred rent...............................    5,697       6,794
Foreign temporary difference................................    6,367       3,092
Foreign net operating loss carryforwards....................    1,989       4,942
Discontinued operations exit costs..........................    7,230      19,559
Other.......................................................      317           2
                                                              -------    --------
  Gross deferred tax assets.................................   65,683      73,644
                                                              -------    --------
  Deferred tax assets valuation allowance...................   (6,882)     (6,271)
                                                              -------    --------
  Net deferred tax asset....................................  $56,206    $ 48,911
                                                              =======    ========

    The Company has foreign tax credit carryforwards for U.S. tax purposes of $305,000. At June 30, 1999, the Company has unused loss carryforwards for tax purposes in various jurisdictions outside the U.S. amounting to $6,352,000, of which $4,350,000 can be indefinitely carried forward under local statutes. The majority of the remaining loss carryforwards will expire, if unused, after the end of fiscal year 2002. The valuation allowance applies to the tax effect of the foreign net operating loss carryforwards ($1,944,000), the tax effect of certain foreign temporary expenses ($4,563,000) and foreign tax credit carryforwards and other items ($375,000) for which realizability is considered uncertain.

    The net change in the valuation allowance of $611,000 in fiscal year 1999 and $2,569,000 in fiscal year 1998 is due primarily to the tax effect of the change in realizable foreign net operating losses, foreign tax credits and non-deductible foreign expenses.

    Domestic and foreign components of income before taxes, minority interest and discontinued operations for each of the three years ended June 30 are as follows:

                                                    1999       1998       1997
                                                  --------   --------   --------
Domestic........................................  $15,203    $(47,435)  $14,861
Foreign.........................................    8,597       4,469     6,757
                                                  -------    --------   -------
                                                  $23,800    $(42,966)  $21,618
                                                  =======    ========   =======

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 11--INCOME TAXES (CONTINUED)

    The reported income tax provision for continuing operations differs from the amounts that would have resulted had the reported income before income taxes been taxed at the U.S. federal statutory rate. The principal reasons for the differences between the actual amounts provided and those which would have resulted from the application of the U.S. federal statutory tax rate are as follows:

                                                                    YEAR ENDED JUNE 30
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Calculated income tax provision at U.S. federal statutory
  tax rate of 35%...........................................  $ 8,330    $(15,038)   $7,507
Increase (reduction) resulting from:
  Non-deductible compensation expense.......................       --      24,467        --
  Results of non-U.S. affiliates taxed at other than
    statutory rates.........................................     (377)       (324)     (463)
  Losses of non-U.S. affiliates for which no current benefit
    is available............................................      881         852       599
  State income taxes, net of federal tax benefit............    1,207       1,618     1,266
  Non-deductible amortization and other expenses............      849         758       700
  Tax credits...............................................       --        (353)     (888)
  Other.....................................................      558       1,154       349
                                                              -------    --------    ------
Income tax provision........................................  $11,448    $ 13,134    $9,070
                                                              =======    ========    ======

NOTE 12--NON-RECURRING COMPENSATION CHARGE

    In accordance with generally accepted accounting principles, the Company has recorded a charge against operating results of $69,906,000 in 1998 as compensation expense. This charge arises because the Company changed the method of calculation of its Formula Book Value during 1998, through a shareholder vote, to eliminate from the Formula Book Value calculation the effect of the charge taken for discontinued operations resulting from the discontinuation of the Company's Benefits Administration Outsourcing Business.

    The non-recurring compensation charge does not represent a call against Company resources and will not recur unless the Company modifies its Formula Book Value calculation again. The Company has separately disclosed in the Statement of Operations the amount of the charge so that readers of the financial statements may consider its effect on earnings and infrequent nature. Excluding this charge, income from continuing operations for the Company in 1998 would have been $13,700,000 compared to the reported net loss from continuing operations.

NOTE 13--SEGMENT INFORMATION

    In fiscal year 1999, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Company is primarily organized geographically and has seven reportable segments:

    (1) U.S. East

    (2) U.S. Central

    (3) U.S. West

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 13--SEGMENT INFORMATION (CONTINUED)

    (4) Asia/Pacific

    (5) Canada

    (6) Latin America

    (7) Data Services

    The Company evaluates the performance of its segments and allocates resources to them based on net operating income. Prior year data has been restated to be consistent with current year classifications for comparative purposes.

    The table below presents specified information about reported segments as of and for the year ended June 30, 1999 (in thousands):

                                U.S.       U.S.       U.S.      ASIA/                 LATIN       DATA
                                EAST     CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES    TOTAL
                              --------   --------   --------   --------   --------   --------   --------   --------
External fees...............  $150,959   $130,568   $54,496    $44,404    $36,515     $5,691    $12,796    $435,429
Intersegment fees...........    37,738     24,369    18,957      4,284      5,010      1,424        329      92,111
Net operating income........    45,287     27,087     1,236      7,085      3,488        223      3,736      88,142
Interest expense............     1,158        856       471         17        300         98          5       2,905
Depreciation &
  amortization..............     5,950      4,414     3,351      1,281      1,186        143        185      16,510
Receivables.................    47,198     39,905    18,730     12,729     12,491      2,527         --     133,580
Income from affiliates......                                                                                  2,524

    The table below presents specified information about reported segments as of and for the year ended June 30, 1998 (in thousands):

                                U.S.       U.S.       U.S.      ASIA/                 LATIN       DATA
                                EAST     CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES    TOTAL
                              --------   --------   --------   --------   --------   --------   --------   --------
External fees...............  $129,337   $125,639   $68,076    $38,429    $36,221     $6,062    $13,004    $416,768
Intersegment fees...........    28,187     15,296    14,210      3,945      4,443      1,153        249      67,483
Net operating income........    28,286     25,127    10,476         65      4,315        574      3,742      72,585
Interest expense............       963        710       494         33        314         68         14       2,596
Depreciation &
  amortization..............     5,801      3,758     2,822      1,458      1,077        149        166      15,231
Receivables.................    36,044     33,113    21,375     11,719     11,992      2,097         --     116,340
Income from affiliates......                                                                                    258

    The table below presents specified information about reported segments as of and for the year ended June 30, 1997 (in thousands):

                                U.S.       U.S.       U.S.      ASIA/                 LATIN       DATA
                                EAST     CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES    TOTAL
                              --------   --------   --------   --------   --------   --------   --------   --------
External fees...............  $126,077   $121,613   $63,989    $45,468    $34,743     $5,024    $12,062    $408,976
Intersegment fees...........    17,518     12,739     8,002      2,851      2,789        784        573      45,256
Net operating income........    18,169     26,797    11,595      5,162      2,595        225      3,146      67,689
Interest expense............     1,165        799       322         10        262         35         17       2,610
Depreciation &
  amortization..............     5,838      3,555     2,353      1,599      1,006        132        193      14,676
Receivables.................    34,042     32,416    15,134     17,821     10,812      2,345         --     112,570
Income from affiliates......                                                                                    105

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 13--SEGMENT INFORMATION (CONTINUED)

    Information about interest income and tax expense is not presented as it is not produced internally.

    A reconciliation of the information reported by segment to the consolidated amounts follows for the years ended June 30:

                                                                1999       1998       1997
                                                              --------   --------   --------
FEES:
Total segment external and intersegment fees................  $527,540   $484,251   $454,232
Reimbursable expenses not included in segment fees..........    30,426     28,686     30,091
Other, net..................................................    (1,106)      (277)     2,179
                                                              --------   --------   --------
Consolidated fees...........................................  $556,860   $512,660   $486,502
                                                              ========   ========   ========
NET OPERATING INCOME:
Total segment income........................................  $ 88,142   $ 72,585   $ 67,689
Non-recurring compensation charge...........................        --    (69,906)        --
Sublease loss...............................................      (341)      (790)   (12,107)
Income from affiliates......................................     2,524        258        105
Differences in allocation methods for depreciation, G&A and
  pension costs.............................................     1,277     (6,208)     3,913
Gain on sale of business units..............................     2,723      3,093         --
Discretionary payments......................................   (67,194)   (37,400)   (34,703)
Other, net..................................................    (3,331)    (4,598)    (3,279)
                                                              --------   --------   --------
Consolidated pretax income (loss) from continuing
  operations................................................  $ 23,800   $(42,966)  $ 21,618
                                                              ========   ========   ========
INTEREST EXPENSE:
Total segment expense.......................................  $  2,905   $  2,596   $  2,610
Differences in allocation method............................      (259)       172     (1,104)
                                                              --------   --------   --------
Consolidated interest expense...............................  $  2,646   $  2,768   $  1,506
                                                              ========   ========   ========
DEPRECIATION & AMORTIZATION:
Total segment expense.......................................  $ 16,510   $ 15,231   $ 14,676
Capitalized software amortization, not allocated to
  segments..................................................        --     12,267      9,451
Goodwill amortization, not allocated to segments............     1,568        549        695
Differences in allocation method and other..................    (2,830)    (3,053)    (2,728)
                                                              --------   --------   --------
Consolidated depreciation and amortization expense..........  $ 15,248   $ 24,994   $ 22,094
                                                              ========   ========   ========
RECEIVABLES:
Total segment receivables...................................  $133,580   $116,340   $112,570
Net valuation differences and receivables of discontinued
  operations................................................     2,286     13,056     11,191
                                                              --------   --------   --------
Total billed and unbilled receivables.......................   135,866    129,396    123,761
Assets not reported by segment..............................   178,094    138,914    208,017
                                                              --------   --------   --------
Consolidated assets.........................................  $313,960   $268,310   $331,778
                                                              ========   ========   ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 13--SEGMENT INFORMATION (CONTINUED)

    The following represents total fees and long lived assets information by geographic area as of and for the years ended June 30:

                                                      FEES                      LONG LIVED ASSETS
                                         ------------------------------   ------------------------------
                                           1999       1998       1997       1999       1998       1997
                                         --------   --------   --------   --------   --------   --------
United States..........................  $464,521   $424,246   $395,351   $105,481   $ 95,617   $156,692
Foreign................................    92,339     88,414     91,151     25,794     20,731     17,781
                                         --------   --------   --------   --------   --------   --------
                                         $556,860   $512,660   $486,502   $131,275   $116,348   $174,473
                                         ========   ========   ========   ========   ========   ========

    Fee revenue is based on the country of domicile for the legal entity which originated the fees. Exclusive of the United States, fees from no single country constituted more than 10% of consolidated revenues. Fees from no single customer constituted more than 10% of consolidated revenues.

NOTE 14--RELATED PARTY TRANSACTIONS

    In connection with the contractual servicing of the Retained Clients (as defined in Note 16 of this report) which continued through September 1998, Wellspring provided the services to those clients on behalf of the Company. Expenses charged to the Company by Wellspring for such services for fiscal 1999, 1998 and 1997 were $11,600,000, $41,811,000 and $40,313,000, respectively. The
Company's obligation to service the Retained Clients ceased in fiscal year 1999 and there were no amounts due to Wellspring at June 30, 1999, compared with $1,186,000 at June 30, 1998.

NOTE 15--COMMITMENTS AND CONTINGENT LIABILITIES

    The Company is a defendant in certain lawsuits arising in the normal course of business, some of which are in their earliest stages. Management currently foresees no material liability to the Company resulting from such litigation, and management believes that the Company carries adequate insurance, above reasonable deductibles, or has appropriately accrued against any foreseeable outcome of such litigation.

    As of June 30, 1999, the Company and its affiliates had outstanding letters of credit of $2,225,000.

    The Company continues to guarantee certain leases for office premises and equipment for Wellspring. Minimum remaining payments guaranteed under these leases at June 30, 1999 total $59,800,000, which expire at various dates through 2007. These leases are also jointly and severally guaranteed by the Company's former partner in Wellspring, State Street. The estimated loss from the potential exercise of these guarantees has been included in the loss on disposal of the Benefits Administration Outsourcing Business.

    Anticipated commitments of funds for fiscal year 2000 are estimated at $30,100,000, which includes expected purchases of fixed assets and an installment payment during the fiscal year related to the purchase of one consulting operation. The Company expects operating cash flows to provide for the Company's cash needs.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 16--DISCONTINUED OPERATIONS

    During the third quarter of fiscal year 1998, the Company discontinued its Benefits Administration Outsourcing Business, including its investment in its affiliate Wellspring Resources LLC ("Wellspring"), pursuant to a Redemption, Restructuring, and Indemnity Agreement ("the Restructuring Agreement") by which Wellspring redeemed the Company's 50% interest in Wellspring effective April 1, 1998. The restructuring effected, pursuant to the Restructuring Agreement, the implementation of a discontinuation plan approved by the Company's Board of Directors on February 18, 1998. Under the Restructuring Agreement, certain outsourcing contracts retained by the Company when Wellspring was initially formed in 1996 ("Retained Clients") would continue to be performed until their respective contract expirations.

    In connection with the restructuring, the Company agreed to indemnify Wellspring for certain costs and losses as a result of services provided by Wellspring on the Company's behalf. Further, the Company was released from certain liabilities relating to the Wellspring business in connection with the redemption.

    In 1998, the Company recorded a pre-tax loss on discontinuation of $109,800,000, which included the $45,200,000 write-off of its investment in Wellspring, a $14,000,000 write-off of net capitalized software development costs for the Retained Clients and a $50,600,000 provision for completion of any obligations to clients, vendors or its former venture partner.

    In October 1998, the Company consummated agreements with the remaining Retained Clients, Wellspring, and its former venture partner to transfer operating responsibility for these clients to Wellspring, clarifying the remaining future obligations and costs related to the discontinuation. Management believes that savings of $25,000,000 compared with initial estimates made in the third quarter of fiscal 1998 and $15,000,000 from the amount provided at June 30, 1998 will be realized from these events. The Company reduced the amount of its provision for losses from disposal of the Benefits Administration Outsourcing Business in the second quarter of fiscal year 1999. A credit to income of $15,000,000, less the associated tax expense of $6,322,000, is reflected in the Consolidated Statement of Operations for fiscal year 1999 in the line "Adjustment (loss) on disposal of discontinued Outsourcing Business".

                             WATSON WYATT & COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                              THREE MONTHS ENDED SEPTEMBER 30,
                                                              ---------------------------------
                                                                   1999              1998
                                                              ---------------   ---------------
                                                                         (UNAUDITED)
Fees........................................................      $146,323          $133,985
                                                                  --------          --------
Costs of providing services:
  Salaries and employee benefits............................        79,803            76,398
  Stock incentive bonus.....................................         6,000             2,100
  Occupancy and communications..............................        14,742            14,521
  Professional and subcontracted services...................         9,796             8,714
  Other.....................................................         7,274             2,846
                                                                  --------          --------
                                                                   117,615           104,579

General and administrative expenses.........................        13,178            11,160
Depreciation and amortization...............................         4,907             3,853
                                                                  --------          --------
                                                                   135,700           119,592
                                                                  --------          --------
Income from operations......................................        10,623            14,393

Other:
  Interest income...........................................         1,036               124
  Interest expense..........................................          (390)             (553)
Income from affiliates......................................           988               160
                                                                  --------          --------

Income before income taxes and minority interest............        12,257            14,124

Provision for income taxes..................................         5,919             6,830
                                                                  --------          --------
Income before minority interest.............................         6,338             7,294

Minority interest in net loss of consolidated
  subsidiaries..............................................            18                --
                                                                  --------          --------
Net Income..................................................      $  6,356          $  7,294
                                                                  ========          ========
Earnings per share, basic and fully diluted.................      $   0.41          $   0.47
                                                                  ========          ========
Weighted average shares of Redeemable Common Stock..........        15,331            15,377
                                                                  ========          ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

                          CONSOLIDATED BALANCE SHEETS

                          (THOUSANDS OF U.S. DOLLARS)

                                                              SEPTEMBER 30,   JUNE 30,
                                                                  1999          1999
                                                              -------------   --------
                                                               (UNAUDITED)
                                        ASSETS
Cash and cash equivalents...................................    $ 13,835      $ 35,985
Receivables from clients:
  Billed, net of allowances of $6,526 and $3,701............      76,215        72,798
  Unbilled..................................................      70,581        63,068
                                                                --------      --------
                                                                 146,796       135,866
Other current assets........................................      10,389        10,834
                                                                --------      --------
  Total current assets......................................     171,020       182,685
Investment in affiliates....................................      16,561        15,306
Fixed assets................................................      40,887        42,797
Deferred income taxes.......................................      56,206        56,206
Intangible assets...........................................       9,804         7,455
Other assets................................................       9,908         9,511
                                                                --------      --------
                                                                $304,386      $313,960
                                                                ========      ========

       LIABILITIES, REDEEMABLE COMMON STOCK AND PERMANENT SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities....................    $125,393      $152,371
Note payable and book overdrafts............................      31,562           248
Income taxes payable........................................       8,393        18,374
                                                                --------      --------
  Total current liabilities.................................     165,348       170,993
Accrued retirement benefits.................................      74,871        77,140
Deferred rent and accrued lease losses......................       9,078         9,270
Other noncurrent liabilities................................      22,149        22,608
Minority interest in subsidiaries...........................         564           669
Redeemable Common Stock--$1 par value:
  25,000,000 shares authorized; 15,012,350 and 16,112,416
  issued and outstanding; at redemption value...............     100,282       107,631
Permanent shareholders' equity:
Adjustment for redemption value less than amounts paid in by
  shareholders..............................................      10,641        11,420
Retained deficit............................................     (76,496)      (83,209)
Cumulative translation loss (other comprehensive loss)......      (2,051)       (2,562)
Commitments and contingencies...............................
                                                                --------      --------
                                                                $304,386      $313,960
                                                                ========      ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (THOUSANDS OF U.S. DOLLARS)

                                                              THREE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                  (UNAUDITED)
Cash flows from (used for) operating activities:
  Net income................................................  $ 6,356    $  7,294
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Provision for doubtful receivables from clients.........    4,169       1,957
    Depreciation............................................    4,519       3,601
    Amortization of intangible assets.......................      388         252
    Income from affiliates..................................     (988)       (160)
    Minority interest in net loss of consolidated
      subsidiaries..........................................      (18)         --
    (Increase) decrease in assets (net of discontinued
      operations):
      Receivables from clients..............................  (15,098)    (15,093)
      Income taxes receivable...............................       --       2,216
      Other current assets..................................      445      (3,287)
      Other assets..........................................     (397)        635
    (Decrease) increase in liabilities (net of discontinued
      operations):
      Accounts payable and accrued liabilities..............  (26,978)    (18,828)
      Income taxes payable..................................   (9,981)      3,396
      Accrued retirement benefits...........................   (2,269)        (24)
      Deferred rent and accrued lease losses................     (192)       (635)
      Other noncurrent liabilities..........................      178         489
    Other, net..............................................      (72)       (108)
    Discontinued operations, net............................     (637)       (717)
                                                              --------   --------
    Net cash used for operating activities..................  (40,575)    (19,012)
                                                              --------   --------
Cash flows (used in) from investing activities:
  Purchases of fixed assets.................................   (2,645)     (2,775)
  Acquisitions..............................................   (2,700)     (5,671)
  Investment in affiliates..................................      297       1,151
                                                              --------   --------
    Net cash used in investing activities...................   (5,048)     (7,295)
                                                              --------   --------
Cash flows from (used by) financing activities:
  Borrowings and book overdrafts............................   31,314      32,944
  Issuances of Redeemable Common Stock......................       --          --
  Repurchases of Redeemable Common Stock....................   (7,771)     (6,285)
                                                              --------   --------
    Net cash from financing activities......................   23,543      26,659
                                                              --------   --------
Effect of exchange rates on cash............................      (70)       (165)
                                                              --------   --------
(Decrease) increase in cash and cash equivalents............  (22,150)        187
Cash and cash equivalents at beginning of period............   35,985      13,405
                                                              --------   --------
Cash and cash equivalents at end of period..................  $13,835    $ 13,592
                                                              ========   ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

      CONSOLIDATED STATEMENTS OF CHANGES IN PERMANENT SHAREHOLDERS' EQUITY

                          (THOUSANDS OF U.S. DOLLARS)

                                  (UNAUDITED)

                                                                          ADJUSTMENT FOR
                                                                         REDEMPTION VALUE
                                                           CUMULATIVE    LESS THAN AMOUNTS
                                                RETAINED   TRANSLATION      PAID IN BY
                                                DEFICIT       LOSS         SHAREHOLDERS       TOTAL
                                                --------   -----------   -----------------   --------
Balance at June 30, 1999......................  $(83,209)     $(2,562)        $11,420        $(74,351)
Comprehensive Income:
Net income....................................     6,356           --              --           6,356
Foreign currency translation adjustment.......        --          511              --             511
                                                --------      -------         -------        --------
Total Comprehensive Income....................     6,356          511              --           6,867
Effect of repurchases of 1,100,066 shares of
  common stock................................       357           --            (357)             --
Adjustment of redemption value for change in
  Formula Book Value per share................        --           --            (422)           (422)
                                                --------      -------         -------        --------
Balance at September 30, 1999.................  $(76,496)     $(2,051)        $10,641        $(67,906)
                                                ========      =======         =======        ========

                             See accompanying notes

                             WATSON WYATT & COMPANY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  The accompanying unaudited consolidated financial statements of Watson
    Wyatt & Company and its subsidiaries, (collectively, "Watson Wyatt" or the "Company"), are presented in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") and do not include all of the disclosures normally required by Generally Accepted Accounting Principles. In the opinion of management, these statements reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the consolidated financial statements for the interim periods. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the year ended June 30, 1999.

    The results of operations for the three months ended September 30, 1999 are not necessarily indicative of the results that can be expected for the entire fiscal year ending June 30, 2000. The results reflect prorata growth in share value, anticipated tax rates and potential distributions at the discretion of the Company's Board of Directors. Certain prior year amounts have been reclassified to conform to the current year presentation.

2. Under the Company's Bylaws, the Company is obligated to repurchase its Redeemable Common Stock, except in certain circumstances. Accordingly, the redemption value of outstanding shares is classified as Redeemable Common Stock and not as permanent shareholders' equity. Redeemable Common Stock is equal to the number of shares outstanding multiplied by the Formula Book Value per share, which was $6.68 per share at September 30, 1999 and June 30, 1999. Permanent shareholders' equity includes an adjustment for the difference between the redemption value of the Redeemable Common Stock and the amounts actually paid or deemed paid by shareholders for the shares.

3. During the three months ended September 30, 1999, the Company repurchased 1,100,066 shares of Redeemable Common Stock. The computation of earnings per share is based upon the weighted average number of shares of Redeemable Common Stock outstanding during the period. The number of shares (in thousands) used in the computation is 15,331 and 15,377 for the three months ended September 30, 1999 and 1998, respectively.

4. In the third quarter of fiscal year 1998, the Company discontinued its Benefits Administration Outsourcing Business, including its investment in its affiliate Wellspring Resources, LLC ("Wellspring"). The Company recorded an after tax loss of $69.9 million. In October 1998, the Company consummated agreements with certain clients, Wellspring, and its former venture partner to transfer operating responsibility for these clients to Wellspring, clarifying the remaining future obligations and costs related to the discontinuation. The Company reduced the amount of its provision for losses from disposal of the Outsourcing Business in the second quarter of fiscal year 1999 by $8.7 million, net of tax, and believes it has adequate provisions for any remaining costs. No adjustments to net income were recorded as a result of the discontinuation during the quarters ended September 30, 1999 and 1998.

5. The Company has adopted SFAS No. 130 "Reporting Comprehensive Income." Comprehensive income includes net income and changes in the cumulative translation gain or loss. For the three months ended September 30, 1999, comprehensive income totaled $6.9 million compared with $7.3 million for the three months ended September 30, 1998.

                             WATSON WYATT & COMPANY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

6. In fiscal year 1999, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Company is primarily organized geographically and has seven reportable segments:

          (1) U.S. East
           (2) U.S. Central
           (3) U.S. West
           (4) Asia/Pacific
           (5) Canada
           (6) Latin America
           (7) Data Services

The Company evaluates the performance of its segments and allocates resources to them based on net operating income. Prior year data has been restated to be consistent with current year classifications.

The table below presents specified information about reported segments as of and for the quarter ended September 30, 1999 (in thousands):

                                    U.S.       U.S.       U.S.      ASIA/                 LATIN       DATA
                                    EAST     CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES    TOTAL
                                  --------   --------   --------   --------   --------   --------   --------   --------
External fees...................  $41,238    $33,340    $14,883    $12,346     $8,628     $1,219     $3,592    $115,246
Intersegment fees...............   10,550      7,006      4,631      1,079      1,098        346         34      24,744
Net operating income............   14,700      6,691      2,218      1,778        (22)      (282)     1,883      26,966
Receivables.....................   58,459     44,369     18,398     13,552     11,386      2,639         --     148,803

The table below presents specified information about reported segments as of and for the quarter ended September 30, 1998 (in thousands):

                                    U.S.       U.S.       U.S.      ASIA/                 LATIN       DATA
                                    EAST     CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES    TOTAL
                                  --------   --------   --------   --------   --------   --------   --------   --------
External fees...................  $34,598    $30,946    $17,253    $11,203     $8,396     $1,006     $3,904    $107,306
Intersegment fees...............    9,458      5,319      4,763        625      1,262        458         92      21,977
Net operating income............   12,112      6,485      3,705      1,804        470       (118)     1,756      26,214
Receivables.....................   45,819     38,895     24,423     11,286     13,324      1,889         --     135,636

Information about interest income and tax expense is not presented as it is not considered a responsibility of the segments' operating management.

                             WATSON WYATT & COMPANY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

A reconciliation of the information reported by segment to the consolidated amounts follows for the quarters ended September 30:

                                                                1999       1998
                                                              --------   --------
Fees:
Total segment external and intersegment fees................  $139,990   $129,283
Reimbursable expenses not included in segment fees..........     6,227      6,001
Other, net..................................................       106     (1,299)
                                                              --------   --------
Consolidated fees...........................................  $146,323   $133,985
                                                              ========   ========
Net Operating Income:
Total segment income........................................  $ 26,966   $ 26,214
Income from affiliates......................................       988        160
Differences in allocation methods for depreciation, G&A and
  pension costs.............................................     2,112      1,833
Gain on sale of business units..............................        --      3,822
Discretionary payments......................................   (21,198)   (15,774)
Other, net..................................................     3,389     (2,131)
                                                              --------   --------
Consolidated pretax income from continuing operations.......  $ 12,257   $ 14,124
                                                              ========   ========
Receivables:
Total segment receivables--billed and unbilled..............  $148,803   $135,636
Net valuation differences and receivables of discontinued
  operations................................................    (2,007)     5,155
                                                              --------   --------
Total billed and unbilled receivables.......................   146,796    140,791
Assets not reported by segment..............................   157,590    143,546
                                                              --------   --------
Consolidated assets.........................................  $304,386   $284,337
                                                              ========   ========

                                   APPENDIX A
                              SELLING STOCKHOLDERS

                                                    NUMBER OF SHARES    NUMBER OF SHARES OF    NUMBER OF SHARES
                            POSITION, OFFICE, OR    OWNED PRE-INITIAL   COMMON STOCK TO BE    OWNED POST-INITIAL
           NAME             MATERIAL RELATIONSHIP    PUBLIC OFFERING           SOLD            PUBLIC OFFERING
--------------------------  ---------------------   -----------------   -------------------   ------------------

Additional selling
    stockholders*

------------------------

(*) Represents          associates who are participating in this offering as
    selling stockholders and whose holdings in the aggregate represent less than one percent (1%) of our outstanding common stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     , 2000

                                     [LOGO]

                        WATSON WYATT & COMPANY HOLDINGS
                            SHARES OF CLASS A COMMON STOCK
                                 --------------

                                   PROSPECTUS
                               -----------------

                          DONALDSON, LUFKIN & JENRETTE

                         BANC OF AMERICA SECURITIES LLC

                                 DLJDIRECT INC.

     ----------------------------------------------------------------------

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF WATSON WYATT HAVE NOT CHANGED SINCE THE DATE HEREOF.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than SEC, NASD and NYSE fees, are estimates.

SEC registration fee........................................  $ [      ]
NASD filing fee.............................................    [      ]
NYSE listing fee............................................    [      ]
Printing expenses...........................................    [      ]
Legal fees and expenses.....................................    [      ]
Accounting fees and expenses................................    [      ]
Blue sky fees and expenses..................................    [      ]
Transfer agent and registrar fees and expenses..............    [      ]
Miscellaneous fees and expenses.............................    [      ]
  Total.....................................................    [      ]
                                                              ==========

    Watson Wyatt & Company Holdings will bear all of the expenses shown above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    - Our Certificate of Incorporation provides that no director, or person serving on a committee of the Board of Directors, shall be personally liable to Watson Wyatt & Company Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: for any breach of that director's duty of loyalty to Watson Wyatt & Company Holdings or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the DGCL; or

    - for any transaction from which the director derived an improper personal benefit.

    Our Certificate of Incorporation provides that we must indemnify our directors, officers and employees against any liability incurred in connection with any proceeding in which they may be involved as a party or otherwise, by reason of the fact that he or she is or was a director, officer, employee, or agent of Watson Wyatt & Company Holdings or is or was serving at the request of Watson Wyatt & Company Holdings as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity or enterprise, except:

    - to the extent that such indemnification against a particular liability is expressly prohibited by applicable law;

    - for a breach of such person's duty of loyalty to Watson Wyatt & Company Holdings or its stockholders;

    - for acts or omission not in good faith;

    - for intentional misconduct or a knowing violation of law; or

    - for any transaction resulting in receipt by such person of an improper personal benefit.

    Such indemnification may include advances of expenses prior to the final disposition of such proceeding.

ITEM 16. EXHIBITS

EXHIBIT NO.             DESCRIPTION
-----------             -----------
   1.1                  Form of Underwriting Agreement*

   2.1                  Form of Agreement and Plan of Merger, among Watson Wyatt &
                        Company, Watson Wyatt & Company Holdings and WW Merger
                        Subsidiary, Inc.

   3.1                  Form of Certificate of Incorporation of Watson Wyatt &
                        Company Holdings*

   3.2                  Form of Bylaws of Watson Wyatt & Company Holdings*

   4.1 Specimen Certificate for Watson Wyatt & Company Holdings' class A common stock*

   5.1                  Opinion of Cadwalader, Wickersham & Taft*

  10.1                  Amended and Restated Credit Agreement, between Watson
                        Wyatt & Company and NationsBank, N.A., dated June 30, 1998, incorporated by reference to Watson Wyatt & Company's
                        annual report on Form 10-K for its fiscal year ended
                        June 30, 1998 (File No. 0-20724)

  21.1                  Subsidiaries of the Company

  23.1                  Consent of PricewaterhouseCoopers LLP

  23.2                  Consent of Ernst & Young LLP

  23.3                  Consent of Cadwalader, Wickersham & Taft (included in
                        Exhibit 5.1)*

  24                    Power of Attorney (included on signature page)

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on January 19, 2000.

                                                       WATSON WYATT & COMPANY HOLDINGS

                                                       BY:    /s/ John J. Haley
                                                              --------------------------------------
                                                       NAME:  JOHN J. HALEY
                                                              --------------------------------------
                                                       TITLE: PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John J. Haley and Walter W. Bardenwerper, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to intent and purpose as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on January 19, 2000:

                      SIGNATURE                        TITLE                                DATE
                      ---------                        -----                                ----
/s/ John J. Haley                                      President and Chief Executive
-------------------------------------------            Officer
Name:   JOHN J. HALEY                                                                 January 19, 2000

/s/ Carl D. Mautz                                      Chief Financial Officer
-------------------------------------------            (Principal Financial Officer
Name:   CARL D. MAUTZ                                  and Principal Accounting
                                                       Officer)                       January 19, 2000

/s/ Thomas W. Barratt                                  Director
-------------------------------------------
Name:   THOMAS W. BARRATT                                                             January 19, 2000

/s/ Paula A. DeLisle                                   Director
-------------------------------------------
Name:   PAULA A. DELISLE                                                              January 19, 2000

                      SIGNATURE                        TITLE                                DATE
                      ---------                        -----                                ----
/s/ David B. Friend, M.D.                              Director
-------------------------------------------
Name:   DAVID B. FRIEND, M.D.                                                         January 19, 2000

/s/ John J. Gabarro                                    Director
-------------------------------------------
Name:   JOHN J. GABARRO                                                               January 19, 2000

/s/ Ira T. Kay                                         Director
-------------------------------------------
Name:   IRA T. KAY                                                                    January 19, 2000

/s/ Brian E. Kennedy                                   Director
-------------------------------------------
Name:   BRIAN E. KENNEDY                                                              January 19, 2000

/s/ Eric P. Lofgren                                    Director
-------------------------------------------
Name:   ERIC P. LOFGREN                                                               January 19, 2000

/s/ Robert D. Masding                                  Director
-------------------------------------------
Name:   ROBERT D. MASDING                                                             January 19, 2000

/s/ R. Michael McCullough                              Director
-------------------------------------------
Name:   R. MICHAEL MCCULLOUGH                                                         January 19, 2000

/s/ Gail E. McKee                                      Director
-------------------------------------------
Name:   GAIL E. MCKEE                                                                 January 19, 2000

/s/ Kevin L. Meehan                                    Director
-------------------------------------------
Name:   KEVIN L. MEEHAN                                                               January 19, 2000

/s/ John A. Steinbrunner                               Director
-------------------------------------------
Name:   JOHN A. STEINBRUNNER                                                          January 19, 2000

/s/ A. Grahame Stott                                   Director
-------------------------------------------
Name:   A. GRAHAME STOTT                                                              January 19, 2000

/s/ Charles P. Wood, Jr.                               Director
-------------------------------------------
Name:   CHARLES P. WOOD, JR.                                                          January 19, 2000

                                 EXHIBIT INDEX

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
         1.1            Form of Underwriting Agreement*

         2.1            Form of Agreement and Plan of Merger, among Watson Wyatt &
                        Company, Watson Wyatt & Company Holdings and WW Merger
                        Subsidiary, Inc.

         3.1            Form of Certificate of Incorporation of Watson Wyatt &
                        Company Holdings*

         3.2            Form of Bylaws of Watson Wyatt & Company Holdings*

         4.1 Specimen Certificate for Watson Wyatt & Company Holdings' class A common stock*

         5.1            Opinion of Cadwalader, Wickersham & Taft*

        10.1            Amended and Restated Credit Agreement between Watson Wyatt &
                        Company and NationsBank, N.A., dated June 30, 1998,
                        incorporated by reference to Watson Wyatt & Company's annual report on Form 10K for its fiscal year ended June 30, 1998
                        (File No. 0-20724)

        21.1            Subsidiaries of the Company

        23.1            Consent of PricewaterhouseCoopers LLP

        23.2            Consent of Ernst & Young LLP

        23.3            Consent of Cadwalader, Wickersham & Taft (included in
                        Exhibit 5.1)*

        24.1            Power of Attorney (included on signature page)

------------------------

*   To be filed by amendment.